Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and

Stockholders of R&G Financial Corporation

We have audited the accompanying consolidated statement of financial condition of R&G Financial Corporation and its subsidiaries (the “Company”) as of December 31, 2008, and the related consolidated statements of loss, comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of R&G Financial Corporation as of December 31, 2007 were audited by other auditors whose report dated June 9, 2009, expressed an unqualified opinion on those statements. Their opinion also reported an emphasis of a matter paragraph related to the Company’s ongoing efforts to undertake several initiatives to raise capital and improve liquidity.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of R&G Financial Corporation as of December 31, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced recurring net losses and continued increases in non-performing assets, which have negatively impacted the Company’s operations, liquidity and capital adequacy, resulting in actions by the Company’s regulators to restrict the Company’s operations. These events raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Crowe Horwath LLP

Fort Lauderdale, Florida

February 25, 2010

R&G FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2008 AND 2007

	2008	2007
Assets
Cash and cash equivalents:
Cash and due from banks	$5,996,063	$16,207,296
Time deposits with other banks	38,430,937	38,647,037

Cash and cash equivalents	44,427,000	54,854,333

Restricted cash	40,448,901	41,875,120
Pledged investment securities that can be repledged by counterparties:
Securities available for sale, at fair value	960,885,608	1,563,007,590

Other investment securities:
Securities held for trading, at fair value	7,433,951	5,942,218
Securities available for sale, at fair value	48,893,511	121,570,716
Other investment securities	91,055,138	78,970,916

Total other investment securities	147,382,600	206,483,850

Total investment securities	1,108,268,208	1,769,491,440

Loans and leases:
Mortgage loans held for sale, at lower of cost or fair value, pledged with creditors’ right to repledge	38,301,661	44,835,734
Other mortgage loans held for sale, at lower of cost or fair value	567,447,943	506,047,998
Loans and leases receivable, net of allowance for loan and lease losses (2008: $196,686,216; 2007: $115,371,884)	5,318,520,105	5,172,779,003

Total loans and leases	5,924,269,709	5,723,662,735
Accrued interest receivable	31,887,698	43,525,528
Servicing assets	7,332,130	75,327,091
Premises and equipment, net	27,525,980	32,717,407
Other real estate, net	38,621,715	38,934,183
Deferred taxes, net	367,683	73,531,350
Accounts receivable	34,833,913	33,603,700
Other assets	76,197,486	51,980,593

Total assets	$7,334,180,423	$7,939,503,480

Continued

R&G FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2008 AND 2007

	2008	2007
Liabilities
Deposits:
Non interest-bearing deposits	$182,371,886	$286,433,241
Interest-bearing deposits	4,211,849,248	4,099,502,818

Total deposits	4,394,221,134	4,385,936,059
Securities sold under agreements to repurchase	849,990,496	1,492,423,934
Notes payable	53,410,049	120,824,722
Advances from Federal Home Loan Bank	1,152,600,000	712,500,000
Secured borrowings, net	303,190,206	338,871,760
Other borrowings	335,051,546	335,051,546
Accrued interest payable	46,810,759	35,030,601
Other liabilities	120,905,793	240,573,005

Total liabilities	7,256,179,983	7,661,211,627
Commitments and contingencies
Stockholders’ Equity
Preferred stock, $.01 par value; 20,000,000 shares authorized:
Non-cumulative perpetual, $25 liquidation value:
7.40% Series A, 2,000,000 shares authorized, issued and outstanding	50,000,000	50,000,000
7.75% Series B, 1,000,000 shares authorized, issued and outstanding	25,000,000	25,000,000
7.60% Series C, 2,760,000 shares authorized, issued and outstanding	69,000,000	69,000,000
7.25% Series D, 2,760,000 shares authorized, issued and outstanding	69,000,000	69,000,000
Common stock:
Class A - $.01 par value, 80,000,000 shares authorized; 21,559,584 issued and outstanding	215,596	215,596
Class B - $.01 par value, 120,000,000 shares authorized; 29,625,684 issued and outstanding	296,257	296,257
Additional paid-in capital	116,276,074	116,276,074
Accumulated deficit	(271,105,512)	(75,574,709)
Capital reserves	41,014,977	41,014,977
Accumulated other comprehensive loss, net of income taxes	(21,696,952)	(16,936,342)

Total stockholders’ equity	78,000,440	278,291,853

Total liabilities and stockholders’ equity	$7,334,180,423	$7,939,503,480

The accompanying notes are an integral part of these consolidated financial statements.

R&G FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
Interest income:
Loans and leases	$366,056,237	$407,559,755	$419,964,345
Investment securities:
Tax exempt	5,429,376	24,796,617	39,652,436
Taxable	53,613,448	72,497,747	86,565,488
Dividends	4,508,184	7,087,412	6,286,760
Trading securities	—	—	5,063
Money market and other	811,024	3,860,499	3,227,700

Total interest income	430,418,269	515,802,030	555,701,792

Interest expense:
Deposits	173,643,311	194,536,053	155,735,514
Securities sold under agreements to repurchase	44,522,959	85,152,745	105,332,496
Notes payable	4,403,804	13,403,460	14,216,711
Advances from Federal Home Loan Bank	32,699,304	44,926,191	43,196,518
Secured borrowings	17,497,000	31,023,571	77,217,105
Other borrowings	22,416,994	23,272,994	26,183,737

Total interest expense	295,183,372	392,315,014	421,882,081

Net interest income	135,234,897	123,487,016	133,819,711
Provision for loan and lease losses	111,371,891	68,990,804	19,720,781

Net interest income after provision for loan and lease losses	23,863,006	54,496,212	114,098,930

Non-interest income:
Net gain (loss) on loan sales	10,556,391	(672,229)	10,472,106
Net gain on sales of securities available for sale	17,027	2,591,433	13,235,022
Servicing income, net	16,058,608	21,140,267	19,575,246
Trading gains	8,172,395	504,723	1,820,239
Insurance commissions	13,631,711	14,365,140	15,222,160
Fees, service charges and other commissions	25,865,388	20,312,853	17,492,080
Losses on mortgage loans held-for-sale	(11,022,883)	(33,310,400)	(12,990,910)
Change in fair value of warrants liability	—	29,989,806	36,011,793
Other income	8,182,988	73,060	673,650

Total non-interest income	71,461,625	54,994,653	101,511,386

Non-interest expense:
Compensation and benefits	66,394,303	71,013,006	69,809,963
Taxes, other than payroll and income taxes	12,974,966	14,942,023	10,287,619
Advertising	6,646,962	9,639,911	11,727,427
Professional services	27,905,605	57,484,727	57,159,636
Communication and information systems	5,690,939	4,038,198	3,886,805
Occupancy and other office expenses	21,508,391	19,958,288	17,901,723
Depreciation and amortization	7,310,835	11,151,385	11,757,867
Loss (gain) on extinguishment of debt	202,584	2,688,258	(10,298,349)
Other than temporary impairment on securities	6,716,768	3,557,880	—
Impairment write-down of goodwill	3,492,871	—	—
Other general and administrative expenses	46,902,560	38,660,258	23,364,975

Total non-interest expense	205,746,784	233,133,934	195,597,666

(Loss) income from continuing operations before income taxes	(110,422,153)	(123,643,069)	20,012,650
Income tax expense (benefit)	81,137,649	(25,026,040)	2,318,982

(Loss) income from continuing operations	(191,559,802)	(98,617,029)	17,693,668
Discontinued operations (less applicable income tax (benefit) expense - 2007: $(5,573,396) and 2006: $7,520,311)	—	(33,478,148)	(8,695,242)

Net (loss) income	$(191,559,802)	$(132,095,177)	$8,998,426

Net loss to common stockholders	$(195,530,803)	$(190,452,422)	$(32,322,329)

Net (loss) income per common share:
Continuing operations-basic	$(3.82)	$(3.07)	$(0.46)

Continuing operations-diluted	$(3.82)	$(3.07)	$(0.46)

Discontinued operations-basic/diluted	$—	$(0.65)	$(0.17)

Net (loss) income-basic	$(3.82)	$(3.72)	$(0.63)

Net (loss) income-diluted	$(3.82)	$(3.72)	$(0.63)

Dividends per common share	$—	$—	$0.05

Continued

R&G FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
Net (loss) income	$(191,559,802)	$(132,095,177)	$8,998,426

Other comprehensive (loss) income, before tax:
Unrealized gains (losses) on securities arising during the period in continuing operations	(6,314,247)	34,953,840	14,392,313
Unrealized gains on securities arising during the period in discontinued operations	—	5,784,216	1,680,529
Reclassification adjustments for net gains included in discontinued operations	—	—	(47,240)
Reclassification adjustments for net gains included in continuing operations	(17,027)	(2,591,433)	(13,235,022)
Reclassification adjustment for other than temporary impairment on securities available for sale	3,901,690	—	—

Other comprehensive (loss) income, before tax	(2,429,584)	38,146,623	2,790,580
Income tax related to items of other comprehensive (loss) income	(2,331,026)	(464,825)	4,270,348

Other comprehensive (loss) income, net of tax	(4,760,610)	37,681,798	7,060,928

Comprehensive (loss) income, net of tax	$(196,320,412)	$(94,413,379)	$16,059,354

The accompanying notes are an integral part of these consolidated financial statements.

R&G FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Preferred Stock		Common Stock Class A		Common Stock Class B
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2005	8,520,000	$213,000,000	21,559,584	$215,596	29,623,320	$296,233
Issuance of common stock	—	—	—	—	2,364	24
Cash dividends declared:	—	—	—	—	—	—
Common stock- Class A	—	—	—	—	—	—
Non-cumulative perpetual preferred stock	—	—	—	—	—	—
Series A redeemable preferred stock	—	—	—	—	—	—
Accretion on Series A redeemable preferred stock	—	—	—	—	—	—
Net income	—	—	—	—	—	—
Cumulative effect of accounting change (adoption of SFAS No. 156, net of tax)	—	—	—	—	—	—
Transfer to capital reserves	—	—	—	—	—	—
Other comprehensive income, net of tax	—	—	—	—	—	—

Balance at December 31, 2006	8,520,000	213,000,000	21,559,584	215,596	29,625,684	296,257
Cash dividends declared:	—	—	—	—	—	—
Non-cumulative perpetual preferred stock	—	—	—	—	—	—
Series A redeemable preferred stock	—	—	—	—	—	—
Accretion on Series A redeemable preferred stock	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Cumulative effect of accounting change (adoption of FIN 48, net of tax)	—	—	—	—	—	—
Reclassification of preferred shares subject to mandatory redemption	—	—	—	—	—	—
Other comprehensive income, net of tax	—	—	—	—	—	—

Balance at December 31, 2007	8,520,000	213,000,000	21,559,584	215,596	29,625,684	296,257
Cash dividends declared:
Non-cumulative perpetual preferred stock	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Other comprehensive income, net of tax	—	—	—	—	—	—

Balance at December 31, 2008	8,520,000	$213,000,000	21,559,584	$215,596	29,625,684	$296,257

Continued

R&G FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Additional paid-in capital	(Accumulated deficit)/Retained earnings	Capital reserves	Accumulated other comprehensive income (loss), net	Total
Balance at December 31, 2005	$116,248,782	$209,527,420	$37,762,811	$(61,679,068)	$515,371,774
Issuance of common stock	27,292	—	—	—	27,316
Cash dividends declared:
Common stock- Class A	—	(2,777,141)	—	—	(2,777,141)
Non-cumulative perpetual preferred stock	—	(15,884,000)	—	—	(15,884,000)
Series A redeemable preferred stock	—	(10,687,500)	—	—	(10,687,500)
Accretion on Series A redeemable preferred stock	—	(14,749,255)	—	—	(14,749,255)
Net income	—	8,998,426	—	—	8,998,426
Cumulative effect of accounting change (adoption of SFAS No. 156, net of tax)	—	4,828,725	—	—	4,828,725
Transfer to capital reserves	—	(3,252,166)	3,252,166	—	—
Other comprehensive income, net of tax	—	—	—	7,060,928	7,060,928

Balance at December 31, 2006	116,276,074	176,004,509	41,014,977	(54,618,140)	492,189,273
Cash dividends declared:
Non-cumulative perpetual preferred stock	—	(15,884,000)	—	—	(15,884,000)
Series A redeemable preferred stock	—	(11,954,167)	—	—	(11,954,167)
Accretion on Series A redeemable preferred stock	—	(30,519,078)	—	—	(30,519,078)
Net loss	—	(132,095,177)	—	—	(132,095,177)
Cumulative effect of accounting change (adoption of FIN 48, net of tax)	—	(927,181)	—	—	(927,181)
Reclassification of preferred shares subject to mandatory redemption	—	(60,199,615)	—	—	(60,199,615)
Other comprehensive income, net of tax	—	—	—	37,681,798	37,681,798

Balance at December 31, 2007	116,276,074	(75,574,709)	41,014,977	(16,936,342)	278,291,853
Cash dividends declared:
Non-cumulative perpetual preferred stock	—	(3,971,001)	—	—	(3,971,001)
Net loss	—	(191,559,802)	—	—	(191,559,802)
Other comprehensive income, net of tax	—	—	—	(4,760,610)	(4,760,610)

Balance at December 31, 2008	$116,276,074	$(271,105,512)	$41,014,977	$(21,696,952)	$78,000,440

The accompanying notes are an integral part of these consolidated financial statements.

R&G FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
Cash flows from operating activities:
Net (loss) income	$(191,559,802)	$(132,095,177)	$8,998,426
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,310,835	11,151,385	11,757,867
Net amortization of premiums on investment securities	323,380	915,607	941,463
Net accretion of net deferred loan fees	(3,956,607)	(7,953,858)	(5,832,170)
Net (accretion) amortization of premiums on secured borrowings and deposits	(17,411)	125,213	1,070,874
Mark-to-market adjustment of servicing assets	7,306,403	7,061,212	6,919,422
Other-than-temporary impairment in investment securities	6,716,768	3,557,880	—
Impairment write-down of goodwill	3,492,871	—	—
Provision for loan and lease losses	111,371,891	68,990,804	19,720,781
Provision and valuation allowances, net (1)	19,693,239	30,482,917	8,840,446
Net gain on sale of securities available for sale	(17,027)	(2,591,433)	(13,235,022)
Net loss (gain) on sale of loans	10,556,391	672,229	(10,472,106)
Net (gain) loss on sale of real estate owned	414,407	3,537,228	(2,037,461)
Net loss (gain) on extinguishment of debt	202,584	2,688,258	(10,298,349)
Deferred tax expense (benefit)	70,832,640	(22,941,742)	(8,765,254)
Change in fair value of warrants liability	—	(29,989,806)	(36,011,793)
Accretion of recourse liability	(3,427,272)	(4,451,735)	(4,380,553)
Sale of recourse liability	(27,538,364)	—	—
Net originations of mortgage loans held for sale	(556,627,423)	(598,316,990)	(712,777,116)
Acquisitions of mortgage loans held for sale	(30,297,082)	(41,260,083)	(16,659,600)
Proceeds from sales of mortgage loans held for sale	469,181,354	687,208,315	1,046,712,677
Net (increase) decrease in securities held for trading	(1,491,733)	27,661,539	34,867,729
Increase in other assets	(20,598,965)	(9,380,904)	(4,117,491)
Increase (decrease) in accrued interest payable	6,516,721	(861,251)	1,999,106
Decrease in derivative instruments	(5,533,033)	(4,975,526)	(1,825,058)
(Decrease) increase in other liabilities	(48,445,378)	3,256,210	7,785,276
Net operating activities from discontinued operations	—	219,028,834	(180,535,563)

Total adjustments	15,969,189	343,614,303	133,668,105

Net cash provided by operating activities	(175,590,613)	211,519,126	142,666,531

Cash flows from investing activities:
Decrease (increase) in restricted cash	1,426,219	79,537,061	(65,411,777)
Purchases of securities available for sale	(354,471,355)	(779,767)	(306,475,772)
Proceeds from sales of securities available for sale	204,241,517	207,110,903	406,066,072
Principal repayments, maturities and redemptions of securities available for sale	818,391,398	654,020,254	827,846,798
Purchases of securities held to maturity	—	(1,378,422)	(16,611,599)
Principal repayments and redemptions of securities held to maturity	—	27,094,029	9,068,983
(Decrease) increase in other investment securities	(14,899,300)	3,366,400	7,998,800
Acquisition of loans and loan participations	(97,811,597)	(81,594,115)	(30,677,563)
Net origination of loans receivable	(177,988,681)	(278,986,026)	(872,939,898)
Acquisition of premises and equipment	(1,372,250)	(3,210,790)	(7,034,037)
Sale (acquisition) of servicing assets	64,507,146	2,933,959	(169,963)
Proceeds from sales of other real estate	23,267,212	27,739,102	22,713,202
Net investing activities from discontinued operations	—	402,298,743	35,368,273

Net cash provided (used) by investing activities	465,290,309	1,038,151,331	9,741,519

Continued

R&G FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
Cash flows from financing activities:
Net increase (decrease) in deposits	8,278,308	(59,889,232)	495,880,063
Net (decrease) in escrow deposits	(4,577,893)	(2,367,660)	(6,770,854)
Net (decrease) increase in federal funds purchased	—	(45,000,000)	(45,000,000)
Net (decrease) in securities sold under agreements to repurchase	(637,170,000)	(455,988,853)	(665,905,746)
Net (decrease) in notes payable	(67,414,673)	(92,393,506)	(38,747,814)
Net increase (decrease) in advances from FHLB	440,100,000	(114,000,000)	103,000,000
Repayment of other borrowings	—	(379,141)	(1,382,217)
Repayment of secured borrowings	(35,371,770)	(134,043,269)	(217,845,141)
Net proceeds from issuance of redeemable preferred stock and warrants	—	—	139,739,801
Redemption of redeemable preferred stock	—	(165,000,000)	—
Net proceeds from issuance of common stock	—	—	27,316
Dividends paid	(3,971,001)	(27,838,167)	(29,348,641)
Net financing activities from discontinued operations	—	(376,744,710)	197,563,554

Net cash (used) provided by financing activities	(300,127,029)	(1,473,644,538)	(68,789,679)

Net (decrease) increase in cash and cash equivalents	(10,427,333)	(223,974,081)	83,618,371
Cash and cash equivalents at beginning of year	54,854,333	227,188,469	167,168,356
Cash and cash equivalents at beginning of year from discontinued operations	—	51,639,945	28,041,687

Cash and cash equivalents at end of year	44,427,000	54,854,333	278,828,414
Cash and cash equivalents at end of year from discontinued operations	—	—	(51,639,945)

Cash and cash equivalents at end of year from continuing operations	$44,427,000	$54,854,333	$227,188,469

Supplemental information from continuing operations:
Interest paid	$288,684,064	$393,051,052	$418,812,101

Income taxes paid	$5,872,264	$6,436,059	$5,031,988

Non-cash transactions from continuing operations:
Loans converted to securities, net	$—	$28,658,086	$478,465,996
Loans converted to trading securities, net	$—	$12,357,755	$5,235,239
Loans foreclosed	$45,180,210	$27,062,307	$35,079,833
Loans originated through sale of other real estate	$15,786,304	$20,033,974	$9,184,867
Servicing assets resulting from sales and securitizations	$3,818,588	$9,137,035	$22,673,717
Payment in kind and extinguishment of liability	$488,190	$174,812,226	$402,638,120
Reclassification of preferred shares subject to mandatory redemption to liability	$—	$60,199,615	$—
Accretion of redeemable preferred stock	$—	$30,519,074	$14,749,260
Sale and leaseback of corporate headquarters	$—	$20,803,842	$—
Reclassification from loans receivable to loans held for sale	$—	$260,434,352	$44,534,785
Transfer of junior subordinated notes	$—	$50,000,000	$—

(1)	Includes provision for other real estate, delinquent loans, and losses on mortgage loans held for sale.

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. REPORTING ENTITY, OPERATIONS AND LIQUIDITY

Reporting Entity

As of December 31, 2008, R&G Financial Corporation (“R&G Financial” or the “Company”) operated as a bank holding company, and was engaged in banking, mortgage banking, and insurance agency activities through the following subsidiaries:

•

R-G Premier Bank of Puerto Rico (“Premier Bank”), a commercial bank chartered under the laws of the Commonwealth of Puerto Rico and its international banking division, R-G Premier Bank of Puerto Rico-International Branch (“R&G International Branch”). Effective September 7, 2007 R-G Insurance Corporation (“R-G Insurance”), formerly Home & Property Insurance Corp. until September 2005 a Puerto Rico corporation and insurance agency, became a subsidiary of Premier Bank. Refer to Note 23 for additional information.

•

R&G Acquisition Holdings Corporation (“RAC”), a Florida Corporation, was a corporation and savings and loan holding company that was the parent of R-G Crown Bank, FSB (“Crown Bank”) and its wholly owned subsidiary Continental Capital Corporation (“Continental”). Crown Bank was a Florida-based federal savings bank, until November 2, 2007, when the Company completed a stock purchase agreement (“Crown Agreement “) for the sale of Crown Bank to Fifth Third Financial Corporation (“Fifth Third”). For additional information regarding the disposition of Crown Bank and Continental, refer to Note 4.

•	R&G Mortgage Corp. (“R&G Mortgage”), a Puerto Rico mortgage banking corporation. During 2006, The Mortgage Store of Puerto Rico, Inc. was liquidated and merged into its parent company, R&G Mortgage.

•

R-G International Corporation (“R&G International”), an international banking subsidiary chartered under the laws of the Commonwealth of Puerto Rico. For additional information regarding the reorganization of R&G International, refer to Note 23.

From April 2002 through August 2003, the Company, through RAC, formed a total of three capital trusts (R&G Capital Trust I, II and IV), as Delaware statutory business trusts. These trusts then issued $50 million of trust preferred securities in separate private placements. From October 2003 through November 2004, the Company formed three additional capital trusts (R&G Capital Trust III, V and VI), also as Delaware statutory business trusts. These trusts then issued $325 million of trust preferred securities in separate public offerings. Each of these six trusts used the proceeds of the issuance of the securities (together with the initial capitalization) to purchase subordinated notes of the Company. Those notes have identical payment terms to the trust preferred securities. The trusts are presented on an unconsolidated basis in conformity with FASB Interpretation (“FIN”) No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46R”) and the subordinated notes are included within other borrowings in the consolidated statements of financial condition. Refer to Note 16 for additional information regarding the elimination of all RAC-formed Capital Trusts as part of the disposition of Crown Bank.

Effective October 10, 2006, the Company sold certain assets of the retail brokerage business of R-G Investments Corporation (“R-G Investments”) to UBS Financial Services Incorporated of Puerto Rico (“UBS”). Refer to Note 4 for additional information.

Operations

As of December 31, 2008, Premier Bank operated through 36 branches located mainly in the northeastern part of the Commonwealth of Puerto Rico. Premier Bank provides a range of banking services, residential, commercial and personal loans and a variety of deposit products. Historically, Premier Bank also provided private banking, trust and other financial services to its customers. Although Premier Bank has retained its full trust powers, it has now limited the trust services offered to its customers to special purpose transactions, custodial services and IRA accounts administration. Also during the first quarter of 2008, Premier Bank merged its private banking service into its main branch.

During August 2007, Premier Bank was approved by the U.S. Department of Housing and Urban Development (“HUD”) to be a Title II Federal Housing Administration (“FHA”) supervised mortgagee. Also during the same month, Premier Bank became a Federal Home Loan Mortgage Corporation (“FHLMC”) authorized Seller/Servicer and approved Certified Lender for Rural Housing Loan Programs of the Rural Housing Service (“RHS”), and during April 2008 Premier Bank was authorized by the Veterans Administration (“VA”) to originate and close VA loans as a supervised lender, all enhancing Premier Bank’s capabilities to originate residential mortgage loans. Premier Bank is now subject to supervision and examination by such entities at all times to ensure compliance with applicable regulations, policies and procedures. As discussed in Note 23 to the consolidated financial statements, Premier Bank is also subject to regulation and supervision by certain federal and local agencies, and undergoes periodic examinations by those agencies.

As of December 31, 2008 R&G Mortgage was engaged primarily in the business of originating first and second mortgage loans on residential real estate (1-4 families) and servicing mortgage loans, including certain mortgage loans it had originated and subsequently sold. Effective February 16, 2009, the Board of Directors of R&G Mortgage determined to cease R&G Mortgage’s mortgage loan origination activities, although it will continue its mortgage servicing activities, assuming the Company and R&G Mortgage continue as going concerns. R&G Mortgage is an authorized FHLMC seller/servicer of mortgage loans. Refer to Note 23 for additional information regarding the status of R&G Financial’s mortgage banking operations and licenses and to Note 32 for additional information regarding the restructuring of the Company’s mortgage banking operations.

For additional information regarding R&G Financial’s current status as a bank holding company, refer to Note 23.

Liquidity

R&G Financial’s business requires continuous access to various funding sources, both short-term and long-term. R&G Financial and its operating subsidiaries, including Premier Bank, have different liquidity and capital positions, as well as different liquidity risk management policies and funding plans, as each has different funding needs and sources of liquidity. R&G Financial and Premier Bank are also subject to regulatory capital requirements.

Liquidity of the Holding Company

The principal sources of liquidity of the bank holding company (“Holding Company”) are dividends from its subsidiaries, in particular its banking and mortgage banking subsidiaries, and funds raised in capital market transactions. During the period of, and following the restatement of its 2002-2004 financial statements (the “02-04 Restatement”), the Holding Company has had and expects that it will continue to have limited access to financing arrangements or other external sources of liquidity. In addition, the Holding Company’s access to liquidity at its banking subsidiary is subject to regulatory restrictions. As a result of the cease and desist orders entered into with various banking regulators further described in Notes 23 and 32, R&G Financial and Premier Bank are currently subject to restrictions on their ability to make dividend payments without prior regulatory permission. The Holding Company does not anticipate that it will receive dividends from Premier Bank for the foreseeable future.

While R&G Financial believes that it has cash on hand to cover the financial obligations and expenses of the Holding Company through the second quarter of 2010, R&G Financial management believes that additional initiatives (some of which are discussed later in this Note and which we may not be able to implement) will be required to generate the financial resources needed to fund Holding Company operations and to discharge its maturing financial obligations through the end of 2010. The Company cannot provide any assurance that it will ultimately be successful in implementing any of these initiatives. Failure to obtain sufficient financial resources would have a material adverse effect on the Company’s financial condition and its ability to operate as a going concern. Refer to Note 2 for further information.

Our financial condition has continued to deteriorate, and management believes that we have come under increasingly close scrutiny by our regulators. The bank regulatory authorities have broad discretion to take actions in response to a banking organization’s failure to meet applicable regulatory requirements, including ultimately placing a bank into a Federal Deposit Insurance Corporation (“FDIC”)-administered receivership or conservatorship. The regulatory provisions under which the regulatory authorities act are intended to protect depositors, the deposit insurance fund and the banking system and are not intended to protect shareholders or other investors in other securities in a bank or its holding company. The Company cannot predict what additional actions the regulatory authorities may take, with respect to the Company or Premier Bank, especially considering that the Company’s capital ratios do not meet the regulatory requirements for capital adequacy, Premier Bank is currently deemed to not be “well capitalized” for purposes of the FDIC’s prompt corrective action regulations and currently does not meet the capital requirements specified in the Amended FDIC Order, the Company and Premier Bank may fail or continue to fail to meet the terms of the cease and desist orders or amended cease and desist orders, as applicable, described below in Notes 23 and 32, and the Company and Premier Bank may not be able to improve their financial condition by raising additional capital or entering into a strategic transaction.

The Holding Company also supports the operations of certain of its subsidiaries, and its liquidity is dependent on the financial obligations of such subsidiaries. The Company is the guarantor under R&G International’s line of credit with a commercial bank in Puerto Rico (refer to Note 13). The line of credit was restructured to a term loan during 2008 and its balance as of December 31, 2008 was $53.4 million. That line of credit was used to fund land acquisition and development loans to residential real estate projects in Central and North Florida. The weakening of the real estate market in Florida and the over supply of residential units has resulted in the impairment of a substantial portion of these loans. The repayment of this line of credit is dependent on the completion of construction and sell-out of these real estate projects which may not be completed. The Company has been seeking to work with the developers of these real estate projects to develop a solution to the situation they face but a workable solution has not been put in place. The Company can give no assurance it will be able to obtain a satisfactory resolution to this situation. For additional information regarding the operations of R&G International and the restructuring of its line of credit, refer to Note 32.

Liquidity of the Banking and Mortgage Banking Subsidiaries

The principal sources of liquidity for R&G Financial’s banking and mortgage banking subsidiaries have been deposits, including a significant amount of brokered deposits, short-term borrowings under Federal Home Loan Bank of New York (“FHLB”) advances, repurchase agreements secured by pledges of its mortgage loans and mortgage-backed securities, warehousing lines of credit and sales of mortgage loans in the secondary market to agencies or U.S. financial institutions.

Deposits are the major source of funds for the lending and other investment activities of Premier Bank. Consumer and commercial deposits are attracted within Puerto Rico, the Company’s primary market area, through the offering of a broad selection of deposit instruments, including passbook, negotiable order of withdrawal, or NOW, and Super NOW, checking and commercial checking accounts and time deposits ranging in terms typically from 30 days to 10 years. As of December 31, 2008, approximately $2.2 billion, or 51% of Premier Bank’s total deposits, consisted of brokered deposits. Brokered deposits are used by Premier Bank as a source of short and long-term funds. Brokered deposits, however, are generally considered a less stable source of funding than core deposits obtained through retail bank branches. Brokered-deposit investors are generally very sensitive to interest rates and will generally move funds from one depository institution to another based on minor differences in rates offered on deposits. Federal regulators have been continuously monitoring the potential risks associated with excessive reliance on brokered and other highly rate-sensitive deposits by federally regulated depository institutions. Refer to Note 11 for additional information regarding the composition of deposits and Notes 23 and 32 for additional information regarding Premier Bank’s regulatory capital status and current restrictions on Premier Bank’s ability to accept, renew or rollover brokered deposits.

In addition to its deposits, another source of liquidity for Premier Bank is its ability to utilize borrowings from the FHLB, as permitted. FHLB borrowings in the form of advances have been an important source of liquidity for Premier Bank and remain so today. FHLB advances may be secured by residential first mortgage loans, commercial loans, securities and cash deposits. FHLB advances are available for general business purposes to expand lending and investing activities provided Premier Bank is in compliance with applicable guidelines which correspond to banks operated under regulatory restrictions. Such guidelines may include restrictions as to term, custody and collateral requirements. At December 31, 2008 Premier Bank was in compliance with such requirements. The amount the FHLB is willing to advance differs based on the quality and character of qualifying collateral offered, and the advance rates for the same collateral may be adjusted upwards or downwards by the FHLB from time to time. Advances from the FHLB are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The FHLB is not obligated to lend under these loan facilities. For additional information regarding advances from FHLB, please refer to Note 14. To the extent deposit renewals and deposit growth are not sufficient to fund maturing and withdrawable deposits, repay maturing borrowings, fund existing and future loans and investment securities and otherwise fund working capital needs and capital expenditures, Premier Bank may have to utilize additional borrowing capacity from its FHLB borrowing arrangements. The Company can give no assurance that Premier Bank will be able to obtain further advances from the FHLB or at what level.

Another significant source of liquidity for Premier Bank is repurchase agreements secured by pledges of its mortgage loans and mortgage-backed securities.

If elevated levels of net deposit outflows occur, Premier Bank’s usual sources of liquidity could become depleted, and R&G Financial would be required to raise additional capital or enter into new financing arrangements to satisfy Premier Bank’s liquidity needs. As a result of the issues affecting R&G Financial including its inability to access the capital markets (including its lack of current financial statements and required Securities and Exchange Commission (“SEC”) reports), its credit downgrades and the current economic conditions, there are no assurances that it will be able to raise additional capital or enter into additional financing arrangements.

The primary source of short-term funds for R&G Financial’s mortgage banking operations has historically been sales of mortgage loans and mortgage-backed securities in the secondary market.

Historically, loan originations by the Company’s mortgage banking subsidiaries were funded by borrowings under warehousing lines of credit provided by various commercial banks. Warehousing lines were used to fund loan commitments and generally required repayment within 180 days after loan closing or upon receipt of payment from the sale of the funded loan, whichever occurred first. Until loan closing, the warehousing lines provided that the funded loan was pledged to secure the outstanding borrowings. In addition, R&G Financial’s mortgage banking subsidiary funded certain of its operations with lines of credit partially or wholly collateralized by mortgage servicing rights (“MSR”) and commercial loans. All warehousing credit facilities were terminated in 2008 and during February 2009 the mortgage banking operations were transferred to Premier Bank as further discussed in Note 32.

Factors Affecting Liquidity

The liquidity and capital resources of R&G Financial and certain of its subsidiaries have been materially and adversely affected by a number of factors, some of which are associated with the 02-04 Restatement, the delayed completion of the 2005-2007 financial statements, and others which relate to the adverse conditions in the U.S. and Puerto Rico mortgage and credit markets, including:

•	its deteriorating financial condition;

•	its inability to file its reports required under the Securities Exchange Act of 1934;

•	its inability to access the capital markets;

•	the decision of some of its creditors not to renew credit facilities;

•

the limited ability to sell non-conforming mortgage loans in the local market, and reliance on sales in the U.S. secondary markets, which have stricter underwriting requirements and have experienced substantial adverse conditions;

•	the downgrades to its credit ratings;

•	new regulatory actions taken in regards to Premier Bank;

•	increased demand for loan repurchases pursuant to recourse; and

•	deteriorating economic conditions in Puerto Rico and the United States.

Some of Premier Bank’s sources of liquidity are more stable sources of funding and have not been as adversely impacted by the 02-04 Restatement process, the completion of the 2005-2007 financial statements, or the adverse conditions in the U.S. mortgage and credit markets. In evaluating the Company’s sources of liquidity, it should be noted that restrictions on its ability to accept, renew or rollover brokered deposits could materially and adversely affect its funding sources in the future. Refer to Notes 23 and 32 for further information on current restrictions on Premier Bank’s ability to accept, renew or rollover brokered deposits.

R&G Financial took a number of steps in 2008 to enhance its liquidity and capital positions, including:

•

In two separate transactions completed during the first quarter of 2008, R&G Mortgage sold to Victor J. Galán, the Company’s majority stockholder, delinquent mortgage loans with an unpaid principal balance of $8.3 million. The Company used the proceeds of these transactions of approximately $5.0 million to make the March 2008 dividend payment on its preferred stock and distributions on its trust preferred securities.

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On April 25, 2008, believing it prudent while the Company continues to explore its strategic alternatives, the Board of Directors of R&G Financial voted to suspend dividends on the Company’s preferred stock and defer interest payments on its trust preferred securities, as permitted by the terms of these securities. Interest expense continues to be recognized on the trust preferred securities.

•

On May 16, 2008, R&G Mortgage entered into a Master Loan Purchase and Servicing Agreement with RNPM, LLC for the sale of non-performing residential mortgage loans with an unpaid principal balance of approximately $19.7 million. The proceeds amounting to approximately $11.8 million were used to repay credit facilities and other operational commitments.

•

On September 9, 2008, R&G Mortgage entered into an Agreement for Purchase and Sale of MSRs with Doral Bank pursuant to which R&G Mortgage sold, transferred and assigned to the local financial institution all of its rights, title and interest in and to a mortgage loan portfolio with an unpaid principal balance of $329.7 million as of October 31, 2008, the closing date of the transaction. The purchase price for the assets was $3.8 million plus the value of the advances receivable relating to mortgage loans for which servicing was transferred.

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On September 16, 2008, R&G Mortgage and Banco Popular de Puerto Rico (“Banco Popular”) entered into a Servicing Rights Purchase and Transfer Agreement, or the “Purchase Agreement” pursuant to which Banco Popular purchased substantially all of R&G Mortgage’s servicing rights and advances related to approximately $4.9 billion in mortgage loans owned by FHLMC and GNMA, and assumed R&G Mortgage’s recourse obligation in connection with approximately $1.1 billion of FHLMC mortgage loans subject to recourse. The transferred servicing rights represented more than 50% of R&G Mortgage’s servicing portfolio. This transaction did not affect R&G Mortgage’s remaining third party mortgage servicing portfolio or the mortgages that R&G Mortgage services for Premier Bank. This transaction was completed in November 2008.

Total proceeds for the transaction were approximately $31.5 million. A portion of the proceeds was used to repay approximately $14.0 million outstanding under a line of credit with Banco Popular secured by GNMA servicing rights and to deposit $5 million in escrow for two years to satisfy certain indemnification claims by Banco Popular. Moreover, under the terms of the agreement with Banco Popular, R&G Mortgage satisfied its recourse obligations to FHLMC prior to transferring of the $1.1 billion recourse portfolio, repurchasing approximately $27.5 million in mortgage loans.

•	On October 3, 2008, R&G Mortgage entered into a Master Loan Purchase and Servicing Agreement with RNPM, LLC for the sale of non-performing residential loans with an unpaid principal balance of approximately $17.6 million. The proceeds amounting to approximately $9.9 million were used for operational commitments.

As of December 31, 2008, the Company was not in compliance with its minimum capital ratio requirements, as discussed further in Note 23. Management has considered a number of initiatives in order to satisfy the Company’s ongoing capital and liquidity requirements and return to regulatory capital compliance many of which management has not been able to implement. Management is continuing to consider additional sales or pledges of assets. Currently, because the Company is not in compliance with its reporting obligations under the federal securities laws, it cannot offer securities publicly. In addition, the Company explored the possibility of participating in various programs developed by the U.S. Treasury, but does not currently meet certain conditions for participating in such programs.

Management’s ability to implement these initiatives and the terms thereof are subject to risks and uncertainties and may be adversely affected by its nonperforming assets, operating losses, lack of current financial statements, current adverse conditions in the U.S. financial markets, its current credit ratings, restrictions under banking regulations, and the existing original and amended cease and desist orders imposed by certain regulators as described further in Notes 23 and 32. The Company cannot provide any assurance that it will ultimately be successful in executing any strategic transaction or in implementing any of these initiatives. The failure to implement these initiatives and recapitalize the Holding Company, the continuing failure of Premier Bank to be deemed a “well capitalized” bank for the purposes of the prompt correction action regulations, or further regulatory actions would have a material adverse effect on the financial conditions of the Holding Company and Premier Bank and their abilities to operate as going concerns.

The Holding Company and Premier Bank are operating under certain cease and desist orders issued by the Board of Governors of the Federal Reserve System (“FRB”), the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (“Puerto Rico Commissioner” or “Commissioner”) and the FDIC. As a result of Premier Bank’s ratio of total capital, as defined in the regulations, to risk-weighted assets, as defined in the regulations (the “Total Capital Ratio”) falling below the level required for Premier Bank to be deemed “well capitalized” for purposes of the FDIC’s prompt corrective action regulations and the issuance of the amended cease and desist order by the FDIC on October 23, 2009 (the “Amended FDIC Order”), Premier Bank is “adequately capitalized” for purposes of the prompt corrective action regulations. For detailed information regarding the cease and desist orders and amended cease and desist orders, and additional information regarding the matters above, please refer to Notes 23 and 32.

2. GOING CONCERN CONSIDERATIONS

During calendar years 2008 and 2009, the Company has experienced a significant increase in the level of its non-performing assets and loan and lease loss provisions, particularly in the Company’s commercial and construction loan portfolios, along with an overall increase in delinquency rates in all loan portfolios of Premier Bank. Consequently, its overall asset quality has continued to deteriorate. Although the management of Premier Bank has continued to monitor and address this deterioration by attempting to provide for an adequate level of allowance for loan and lease losses, the significance of the deterioration has caused management to recognize losses in excess of those anticipated.

Furthermore, a valuation allowance recorded against our deferred tax assets in our 2008 financial statements also negatively impacted our earnings. This valuation provision, together with the increased loan and lease loss provisions mentioned above, has contributed to significant net losses, which in turn have caused the Company to fall below minimum regulatory capital levels and Premier Bank’s Total Capital Ratio to fall below the level required for a “well capitalized” institution as further described in Note 23. Because Premier Bank is not “well capitalized,” it must obtain a waiver from the FDIC in order to accept, renew or roll over brokered deposits. Concurrent with the issuance of the Amended FDIC Order, Premier Bank received a waiver that allowed Premier Bank to accept, renew, or rollover 75% of its brokered deposits which were then maturing monthly, over the following three month period. Premier Bank has since received a renewal of the waiver to allow it to continue to accept, renew and/or rollover brokered deposits until April 30, 2010. To continue to accept, renew and/or rollover brokered deposits after April 30, 2010, Premier Bank will be required to obtain an additional waiver from the FDIC, as to which we give no assurance. As described below in Note 23, the FDIC may deny permission for any further waivers requested, deny requests for renewal of previously granted waivers, revoke previously granted waivers or may permit Premier Bank to accept fewer brokered deposits than the level considered desirable. Premier Bank has a significant amount of brokered deposits that it uses to fund its operations, and the FDIC has indicated that it expects Premier Bank to decrease the level of its brokered deposits.

The net losses resulting from the events described above have had a negative impact on our operations, liquidity and capital adequacy and have resulted in actions by our regulators to restrict our operations as noted below. With regard to the overall asset quality deterioration, the management of Premier Bank has considered a series of strategies and practices to strengthen underwriting standards, to monitor asset quality deterioration, loan concentrations and delinquency trends, to provide for loan restructuring agreements, and to evaluate the adequacy of the allowance for loan and lease losses. These practices have been documented in several plans and have been submitted to Premier Bank’s primary regulator in accordance with the requirements of the Amended FDIC Order for its review and approval, which has not been forthcoming. Premier Bank’s management believes that these strategies and practices may help to control the inherent losses in the loan and lease portfolio. However, there is no assurance that our plans will achieve the desired results.

Regulatory Actions

As further explained in Note 32, on October 23, 2009, the FDIC issued the Amended FDIC Order, to which the Board of Directors of Premier Bank had previously consented. The Commissioner and Premier Bank agreed that the issuance of the Amended FDIC Order would be binding upon the Commissioner and Premier Bank with the same legal effect as if the Commissioner had issued a separate order (the “Amended Commissioner Order” and, together with the Amended FDIC Order, the “Amended Orders”). Under the terms of the Amended FDIC Order, Premier Bank submitted several plans (the “Plans”) to attempt to address capital requirements, strategic planning, budget and profitability, disposition of assets, reduction in the level of classified assets, reduction of the commercial real estate concentration, liquidity and funds management, among other matters. The Plans have been submitted but have not been approved by the FDIC or the Commissioner and management does not know if the Plans will be approved by the FDIC or the Commissioner. In addition, and in accordance with the Amended Orders, Premier Bank is required to maintain specific capital ratios throughout the period such order is in effect, which capital ratios gradually increase in 2010 and are more restrictive than the minimum requirements under regulatory capital adequacy guidelines and the framework for prompt corrective action. The Amended Orders are described in greater detail in Note 32. Premier Bank must furnish periodic progress reports to the FDIC and the Commissioner regarding its compliance with the order. The Amended Order will remain in effect until modified or terminated by the FDIC and the Commissioner.

Management Plans and Going Concern Considerations

In order to achieve compliance with the requirements of the Amended Orders, and as contained in the Plans, Premier Bank will need to reduce its assets, either by sales and/or the amortization of the loan portfolios, as well as raise additional capital. Premier Bank may not be able to achieve these goals. Premier Bank’s ability to accomplish these goals is significantly constrained by the current economic environment. As has been widely publicized, access to capital markets is extremely limited in the current economic environment, and the Company can give no assurance that we or Premier Bank will be able to access any such capital sources. Our ability to decrease our levels of non-performing assets is also vulnerable to market conditions, as many of our borrowers rely on an active real estate market as a source of repayment, particularly our construction loan borrowers, and the sale of real estate in this market is difficult. If the real estate market does not improve, our level of non-performing assets may continue to increase.

As a result of the asset quality and capital concerns impacting us, we have, for some time, been seeking to address our liquidity needs in order to maintain adequate cash flow and to sustain operations of Premier Bank and the Company, and to date these concerns have not been addressed. As of December 31, 2009, we maintained the following sources of liquidity at Premier Bank (unaudited):

•	$119.3 million of excess cash in banks and unencumbered securities.

•

$263.3 million of borrowing capacity at the FHLB of New York (although, as noted above, the Company can give no assurance that Premier Bank will be able to obtain further advances from the FHLB or at what level).

•

Additionally, we are continuously looking at strategic asset sales that might be able to be facilitated without further detriment to capital, such as sales of mortgage loans, OREO and commercial and construction loans.

•	Premier Bank maintains a large core deposit base, and loan activities are producing positive cash flows.

The assets of Premier Bank have decreased from $6.985 billion at December 31, 2008 to $6.060 billion at December 31, 2009 (unaudited). We have ceased originating construction loans, although we continue to fund commitments previously issued. Finally, our special assets division has been seeking to implement the previously mentioned asset disposition and reduction plans, including adversely classified loans. These two plans consider four key initiatives tailored to each portfolio: term outs, borrower discounts (on a case by case basis), wholesale discounts (investors, on a case by case basis) and incentives through our mortgage division to absorb the residential units in our inventory.

The capital plan presented to the FDIC and the Commissioner currently assumes a reduction of Premier Bank’s total assets by $778 million (unaudited) during the first two quarters of 2010 and by $1,146 million (unaudited) by December of 2012. Premier Bank hopes a combination of sales of assets and the amortization of various loan portfolios, among other efforts, will be able to be accomplished, but management can give no assurance these plans will be accomplished. In order for Premier Bank to achieve the capital ratios required in the Amended Orders, several internal measures are ongoing, such as a reduction in operating expenses of more than $25 million on an annual basis (unaudited) as well as the external measures outlined in Note 1. Management’s ability to implement these initiatives and the terms thereof are subject to risks and uncertainties and may be adversely affected by the continued increasing trend of nonperforming assets and operating losses, the lack of current financial statements, current adverse conditions in the U.S. financial markets, the Company’s currently deteriorated credit ratings, restrictions under banking regulations, and non-acceptance by the FDIC of the submitted capital plan, among others.

Due to the conditions and events discussed herein, we believe substantial doubt exists as to our ability to continue as a going concern. We have determined that significant additional sources of liquidity and capital will be required for us to continue operating through 2010 and beyond. We have for some time engaged financial advisors to assist the Company and Premier Bank in their efforts to raise additional capital, sell assets and explore other strategic alternatives in order to address our current and expected liquidity and capital deficiencies. To date, most of those efforts have not been successful, although the sale of the servicing rights (sale of assets) to Banco Popular that took place in November 2008 was a successful part of those efforts. Our financial condition has continued to deteriorate, and management believes that we have come under increasingly close scrutiny by our regulators. Based on their assessment of our ability to operate in compliance with the Amended Order, Premier Bank regulatory authorities have broad discretion to take actions, including placing Premier Bank into a FDIC-administered receivership or conservatorship. The regulatory provisions under which the regulatory authorities act are intended to protect depositors, the deposit insurance fund and the banking system and are not intended to protect shareholders or other investors in other securities in a bank or its holding company. The Company cannot predict what additional actions the regulatory authorities may take, with respect to the Company or Premier Bank, especially considering that the Company’s capital ratios do not meet the regulatory requirements for capital adequacy, Premier Bank is currently deemed to not be “well capitalized” for purposes of the FDIC’s prompt corrective action regulations and currently does not meet the capital requirements specified in the Amended FDIC Order, the Company and Premier Bank may fail or continue to fail to meet the terms of the cease and desist orders or the Amended Orders, as applicable, described below in Notes 23 and 32, and the Company and Premier Bank may not be able to improve their financial condition by raising additional capital or entering into a strategic transaction.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result should we not be able to continue as a going concern.

3. SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The following is a description of the most significant accounting policies followed in the preparation of the Company’s consolidated financial statements:

Basis of Consolidation

The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and variable interest entities (“VIE”), for which the Company is the primary beneficiary. All significant intercompany balances and transactions have been eliminated in consolidation.

For VIEs, we assess the terms of our interest in the entity to determine if we are the primary beneficiary as prescribed by FIN 46R. The primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. Variable interests are the ownership, contractual, or other pecuniary interests in an entity that change with changes in the fair value of the entity’s net assets excluding variable interests. We consolidate one variable interest entity in which we are the primary beneficiary. The consolidation of this VIE added $44.3 million and $47.1 million in residential mortgage loans to the Company’s statement of financial condition at December 31, 2008 and 2007 respectively.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Various elements of the Company’s accounting policies, by their nature, are inherently subject to estimation, valuation assumptions and other subjective assessments. The accounting policies that have a significant impact on the Company’s consolidated financial statements and that require the most judgment include those relating to the assumptions underlying the determination of the allowance for loan and lease losses, determination and recognition of sale accounting, recognition and valuation of MSRs, goodwill and other intangibles, securities and derivatives, loans held for sale, recourse obligations, redeemable preferred stock, warrants liabilities, and deferred taxes. Actual results could differ from those estimates. Management believes that these estimates are reasonable.

Cash and Cash Equivalents

Cash and cash equivalents include cash and due from banks, securities purchased under agreements to resell and time deposits with other banks. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Net cash flows are reported for customer loan and deposit transactions, federal funds purchased, repurchase agreements, notes payable, advances from FHLB, and discontinued operations.

Restricted Cash

Restricted cash includes certain funds that are subject to withdrawal and usage restrictions. At December 31, restricted cash was as follows:

	2008	2007
Collateral for borrowings and derivatives	$7,356,434	$3,813,364
Mortgage appraisal and escrow accounts	28,724,993	33,499,406
Insurance agency fiduciary cash	4,367,474	4,562,350

Total Restricted Cash	$40,448,901	$41,875,120

Securities Purchased Under Agreements to Resell

The Company purchases securities under agreements to resell the same or substantially the same securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the consolidated statements of financial condition. It is the Company’s policy to take possession of the securities that collateralize such advances. Collateral is valued daily, and the Company may require counterparties to deposit additional collateral or return collateral pledged when appropriate. These transactions are carried at the amounts at which they will be settled. The securities underlying the agreements are not recorded as assets of the Company because the counterparties retain effective control of such securities. The Company generally has the right to repledge the securities received as collateral.

Investment Securities

Investments in debt and marketable equity securities are classified at the time of acquisition and based on management’s intent and ability into one of three categories and accounted for as follows:

(i)	Held to maturity - debt securities which the Company has a positive intent and ability to hold to maturity. These securities are carried at amortized cost;

(ii)	Trading - debt and marketable equity securities that are bought and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with changes in fair value recorded as part of trading gains (losses) in the period in which the change occurs;

(iii)	Available for sale - debt and marketable equity securities not classified as either held-to-maturity or trading. These securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as a separate component of equity until realized.

The fair values of trading securities and securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). In certain other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and discount rates reflecting appropriate degrees of risk (refer to Note 18 for valuation of retained interests).

Other investment securities include shares of the Federal Home Loan Bank and other non-marketable equity securities. These other investment securities are recorded at cost.

Investment security transactions are recorded on a trade-date basis, except for securities underlying forward purchases and sales contracts that are not exempt from the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Financial Instruments” (“SFAS 133”), which are recorded on contractual settlement date. At the end of the period, unsettled purchase transactions exempt from the requirements of SFAS No. 133 are recorded as part of the Company’s investment portfolio and as a payable, while unsettled sale transactions are deducted from the company’s investments portfolio and recorded as a receivable. Realized gains and losses are determined on a specific identification method.

Premiums are amortized and discounts are accreted over the life of the related security as an adjustment to yield primarily using the level yield method. If a prepayment occurs on a security, any related premium or discount is recognized as an adjustment to yield in the period in which the prepayment occurs. Dividend and interest income are recognized when earned.

R&G Financial reviews all securities, with the exception of trading securities, for other-than-temporary impairment (“OTTI”) whenever the security’s fair value is less than its amortized cost. Impairment is evaluated considering a number of indicators, which include the severity of the decline in fair value, credit ratings and the length of time the investment has been in an unrealized loss position. In addition, R&G Financial recognizes impairment when qualitative factors indicate that the Company may not recover the unrealized loss. When evaluating the impairment indicators and qualitative factors, R&G Financial considers its intent and ability to hold the investments until market price recovery and whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. When a security is deemed to be impaired, the cost basis of the security is written down to fair value, with a corresponding recognition of a realized loss in the period in which the OTTI is determined. The security cost basis is not changed to reflect subsequent recoveries in fair value.

Mortgage Loans Held For Sale

Mortgage loans intended for sale in the secondary market are carried at the lower of cost or estimated fair market value, computed in the aggregate. The amount by which cost exceeds fair market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of income in the period in which the change occurs. The fair market value of mortgage loans held for sale is generally based on quoted market prices for mortgage-backed securities adjusted by particular characteristics like guarantee fees, servicing fees, actual delinquency and the credit risk associated with the individual loans. Loans that are more than 120 days delinquent are valued based on a discounted cash flow model that projects expected cash flow from the recovery of the collateral or comparable sales of loans with similar characteristics, if available. See “Loans and Leases Receivable” below for a description of the Company’s accounting policies regarding recognition of interest income and discontinuation of such recognition.

Loan origination fees and direct loan origination costs on loans held for sale as well as premiums or discounts on purchased loans are deferred as an adjustment to the carrying basis of the loans until sold or securitized.

The Company transfers loans from its loans held for sale portfolio to its loans and leases receivable portfolio, or vice-versa, based on changes to the Company’s intent and ability to either hold or sell the underlying loans. For all transfers, the Company performs a fair value calculation and recognizes an unrealized loss in current earnings, if the estimated fair value is below the loans’ amortized cost on an aggregate basis. Premiums and discounts on loans classified as held for sale are not amortized to interest income during the period that such loans are classified as held for sale.

Loans and Leases Receivable

Loans and leases that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding principal balance adjusted for deferred loan origination fees and direct loan origination costs, as well as premiums and discounts on purchased mortgage loans, less unearned interest and an allowance for loan and lease losses. Loan origination and commitment fees and related direct loan origination costs are deferred and the net amount is amortized over the term of the loan as an adjustment of yield primarily using the level yield method, without anticipating prepayments.

Premiums and discounts on purchased mortgage loans are amortized or accreted to income over the remaining term of the loans as an adjustment to interest income using the level yield method. When a loan is paid off or sold, any unamortized net deferred fee (cost) is credited, or charged, to income.

Interest on loans is credited to income based on the loan principal outstanding at stated interest rates. Recognition of interest is discontinued when loans are 90 days or more in arrears on payment of interest or when other factors indicate that collection of interest or principal is doubtful. Loans for which the recognition of interest income has been discontinued are designated as non-accruing. The amortization of deferred loan origination fees and costs ceases when the loan is designated as non-accruing. All interest accrued but not collected for loans designated as non-accruing is reversed against interest income. If interest is subsequently collected, the amount collected is recognized as interest income on a cash basis, unless collection of principal is doubtful, in which case cash collections are applied to unpaid principal. Loans return to accrual status when there are no factors indicative of doubtful collection.

Certain construction and commercial loans considered impaired, or for which certain factors indicate that collection of interest or principal is doubtful, are placed on non-accrual status even when these loans are not more than 90 days delinquent.

The Company provides lease financing loans to individual and corporate customers to finance the acquisition of motor vehicles or business equipment. The finance method of accounting is used to recognize revenue on lease financing contracts that meet the criteria specified by SFAS No. 13, “Accounting for Leases” (“SFAS 13”). Aggregate rental payments due over the term of the leases, less unearned income, are included in loans and leases receivable, net. Unearned income is amortized using a method that results in approximately level rates of return on the principal amounts outstanding. Lease financing origination fees and costs are deferred and amortized over the average life of the portfolio as an adjustment to yield.

Allowance for Loan and Lease Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

The allowance for loan and lease losses is increased by provisions for loan and lease losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. As a matter of policy, the Company charges off against its allowance for loan and lease losses unsecured consumer loans delinquent over 120 days. Real estate secured consumer and residential loans in the banking division that are 180 days past due are adjusted to the estimated collateral’s fair value less estimated selling costs. Loans on remaining portfolios are charged off against the allowance when management believes the loan is not collectible.

The Company employs estimation tools for measuring credit risk that are used in developing an appropriate allowance for loan and lease losses. The general allowance component is based on estimates of the average losses observed for the loan and lease portfolio. Average losses are computed using the annualized historical rate at which loans have defaulted and provides reasonable ranges that consider observed historical variability in losses. Factors the Company may consider in setting these amounts include, but are not limited to, industry-specific data, portfolio-specific risks or concentrations, and macroeconomic conditions. A general allowance based on loss rates is applied to homogeneous loans, such as consumer installment, residential mortgage loans and credit cards as well as to commercial and construction loans which are not impaired and thus not subject to specific allowance allocations. The loss rates are generally derived from three year average loss trends (historical net charge-off and changes in specific allowances) by loan category adjusted for significant qualitative factors that, in management’s judgment, are necessary to reflect losses inherent in the portfolio. These qualitative factors include: the effect of the national and local economies; trends in loans growth; trends in the impaired and delinquent loans; risk management and loan administration; changes in concentration of loans to one obligor; changes in underwriting policies and credit standards; and examination results from bank examiners and the Company’s internal credit examiners.

Specific allowances for loans and leases are established for impaired loans. Evaluation of impairment applies to all loans, uncollateralized as well as collateralized, except for (i) large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, such as credit card, residential mortgage not included in specific reserve, and consumer installment loans, (ii) loans that are measured at fair value or at the lower of cost or fair value, for example, in accordance with SFAS No. 65 “Accounting for Certain Mortgage Banking Activities”, or other specialized industry practice, and (iii) leases as defined in SFAS 13. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The Company considers commercial and real estate-construction and development loans over $500,000 for individual impairment evaluation. A specific allowance is established for the difference between the loans’ carrying amount and, either, the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Loan modifications that are considered trouble debt restructurings are analyzed under the provisions of SFAS No. 114 “Accounting by Creditors for Impairment of a Loan” (as amended by SFAS No. 118).

Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan and lease losses may be necessary, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations. The Company’s amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond the Company’s control and future losses may exceed current estimates. The Company provides an allowance to absorb losses that are both probable and reasonably quantifiable as well as for those that are not specifically identified but can be reasonably estimated.

The Company does not maintain an allowance for losses associated with its portfolio of loans held for sale. Rather, the credit risk inherent in that portfolio is factored into the lower of cost or market analysis in valuing those loans.

Accounting for Transfers of Financial Assets

From time to time, the Company securitizes and sells mortgage loans into the secondary market. As a result of this process, the Company may retain certain interests in the loans sold, including interest-only strips (“IOs”), in which case the cost of the mortgage loans sold is allocated between the loans and the IOs, based on their relative fair value at the time of sale. The Company in such cases also recognizes MSRs and assumed recourse obligations, at fair value.

The Company recognizes the financial assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when they are extinguished.

The Company accounts for the transfer of financial assets, mostly mortgage loans, depending on whether the transaction meets the following conditions: (1) the assets have been isolated from the Company – put presumptively beyond the reach of its creditors, even in bankruptcy or other receivership, (2) each transferee has the right to pledge or exchange the assets it received, and no condition both constrains the transferee from taking advantage of its rights to pledge or exchange and provides more than a trivial benefit to the Company, and (3) the Company does not maintain effective control over the transferred assets through either (a) an agreement that both entitles and obligates the Company to repurchase or redeem them before their maturity, or (b) the ability to unilaterally cause the holder to return specific assets other than through a cleanup call.

The transfers of financial assets meeting the above criteria are accounted for as sales to the extent that consideration, other than beneficial interests in the transferred assets, is received in exchange. If no consideration is received, the related MSR, IO and recourse obligation, if any, are recognized as a basis adjustment on the resulting security. No gain or loss is recognized until the securities are sold. In the event these securities are subsequently sold to third party investors, any gains/losses are recorded in the consolidated statements of (loss) income as part of gains/losses on securities available for sale or trading gains/losses depending on the classification of the securities.

If a transfer of financial assets does not meet the sale criteria, as described above, the Company accounts for the transfer as a secured borrowing with pledge of collateral. The mortgage loans transferred are not derecognized and the cash received is accounted for as a borrowing.

In order to account for securitizations as sales, in addition to the sale criteria described above, the securitization vehicles have to comply with the SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”), qualified special purpose entity (QSPE) criteria.

In the ordinary course of its sale and securitization activities, the Company may make certain representations and warranties at the time of sale to third parties regarding the characteristics of the loans sold. The Company may be required to repurchase such mortgage loans to the extent the loans sold do not meet specific characteristics, In addition, specific recourse provisions stipulated in sale contracts may also result in loans being repurchased. In both instances repurchased loans are recorded at fair value with any difference between fair value and the outstanding principal balance at the repurchase date being recognized in the consolidated statements of (loss) income. Subsequent to repurchase, loans which the Company intends to sell in the secondary market or to private investors are recorded as mortgage loans held for sale and carried at the lower of cost or estimated fair value, computed in the aggregate. Repurchased loans which the Company intends to hold for the foreseeable future or until maturity or payoff are recorded as loans and leases receivable and factored into the Company’s allowance for loan losses computation.

The Company recognizes the fair value of its recourse obligation by estimating the amount that it would be required to pay a third-party in order to be relieved of its obligation under the contracts; amortizes its recourse obligation following a systematic and rational amortization method and increases the unamortized obligation only when an estimated contingent liability would result in a probable loss that exceeds the recorded amount.

Retained Interests

Retained interests on sales and securitizations, primarily IOs, are recorded as securities available for sale or securities held for trading. For retained interests classified as available for sale, the Company recognizes as interest income the excess of all estimated cash flows attributable to these interests over their recorded balance using the level yield method in accordance with Emerging Issues Task Force Issue (“EITF”) No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF 99-20”). The Company updates estimates of expected cash flows periodically and recognizes changes in calculated effective yield on a prospective basis. Management reviews the fair values of the IOs quarterly using updated assumptions and compares such amounts with the IOs carrying value. When the carrying value exceeds the fair value, management determines whether the decline in fair value is other than temporary. When management determines the decline is other than temporary, the Company writes down the IOs to fair value with a corresponding charge to income. When a change in fair value of IOs is deemed temporary, the Company records a corresponding credit or charge to other comprehensive income for any unrealized gains or losses.

The IOs classified as held for trading are carried at fair value, with changes in fair value recognized currently in earnings, as part of trading gains (losses) in the statements of (loss) income.

The fair value of the IOs is determined using pricing models developed by an independent third-party valuation firm based on the 3 month LIBOR forward rate and other observable market data.

Servicing Assets

MSRs arise from contractual agreements between the Company and investors in mortgage-backed securities and mortgage loans sold with servicing rights retained. In addition, a servicing asset arises when the Company purchases servicing rights from third parties. The value of the MSR is derived from the net positive cash flows associated with the servicing contracts. Under these contracts, the Company performs loan servicing functions in exchange for fees and other remuneration. The servicing function typically includes: collecting and remitting loan payments, responding to borrower inquiries, accounting for principal and interest, holding custodial funds for payment of property taxes and insurance premiums, supervising foreclosures and property dispositions, and generally administering the loans.

Effective January 1, 2006, the Company elected to implement early the provisions of SFAS No. 156 “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140” (“SFAS 156”). The standard requires servicing assets and liabilities to be initially measured at fair value. In addition, it allows for subsequent measurement at either fair value or amortized cost, determined by servicing class. The Company has elected to subsequently measure servicing assets at fair value and report changes in fair value in earnings in the period in which the changes occur. Since the Company does not economically hedge the income statement impact of changes in fair value of its MSRs, it did not transfer any securities from available for sale to trading category as part of the implementation. The adoption of SFAS 156 resulted in a $4.8 million increase in the 2006 beginning retained earnings, net of tax, as a cumulative effect of change in accounting principle.

The Company determines the fair value of its MSRs using a third party vendor model. The fair value of the MSRs is determined based on a combination of market information on comparable trading activity, benchmarking of servicing assets and cash flow modeling. The valuation of the Company’s MSRs incorporate two sets of assumptions: (1) market derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (2) market derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior, for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties.

Loan servicing fees, which are based on a percentage of the principal balance of the loans serviced and ancillary income, are credited to income as loan payments are collected.

Premises and Equipment

Premises and equipment, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the lesser of estimated useful life of each type of asset or the term of the lease. The lease term is defined as the contractual term plus lease renewals that are considered to be “reasonably assured.” Major additions and improvements which extend the life of the assets are capitalized, while repairs and maintenance are charged to expense.

The Company evaluates for impairment long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, an estimate of the future cash flows expected to result from the use of the asset and its eventual disposition must be made. If the sum of the future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized for the difference, if any, between the discounted future cash flows and the carrying value of the asset.

Other Real Estate

Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at the lower of cost or fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Fair value is determined based upon the current appraised value of the property. Any difference between the fair value less cost to sell and the unpaid principal balance is charged to the allowance for loan and lease losses (loans and leases receivable) or to earnings (mortgage loans held for sale) immediately prior to repossession. Subsequent to foreclosure, the assets are carried at the lower of cost or fair value less cost to sell, with any adjustments recognized through a valuation allowance. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property including legal fees and other direct costs incurred in a foreclosure, are expensed as incurred. Revenues, including gain/loss on sale, and expenses from operations and changes in the valuation allowance are included in net cost of operation of real estate in other general and administrative expenses.

It is the policy of the Company to sell any real property acquired through, or in lieu of, loan foreclosure within five years in a manner which is both expeditious and maximizes the potential value of such properties.

Goodwill and Other Intangibles

Goodwill and identified intangible assets with indefinite useful lives are not subject to amortization. Rather they are subject to impairment testing on an annual basis, or more often if events or circumstances indicate there may be impairment. This test involves assigning tangible assets and liabilities, identified intangible assets and goodwill to reporting units and comparing the fair value of each reporting unit to its carrying amount. If the fair value is less than the carrying amount, a further test is required to measure the amount of impairment.

Identified intangible assets that have a finite useful life are amortized over that life in a manner that approximates the estimated decline in the economic value of the identified intangible asset. Identified intangible assets that have a finite useful life are periodically reviewed to determine whether there have been any events or circumstances to indicate the recorded amount is not recoverable from projected undiscounted net operating cash flows. If the projected undiscounted net operating cash flows are less than the carrying amount, a loss is recognized to reduce the carrying amount to fair value, and when appropriate, the amortization period is also reduced. Unamortized intangible assets associated with disposed assets are included in the determination of gain or loss on sale of the disposed assets.

At December 31, 2008 and 2007, goodwill amounted to $313,000 and $3.8 million. Goodwill is recorded in other assets on the consolidated statements of financial condition.

The Company performed impairment tests of its goodwill for the years ended December 31, 2008, 2007 and 2006 and determined the portion assigned to the banking segment to be impaired as of December 31, 2008 based on the fact that the branches associated with that goodwill were closed during 2009. As a result, the Company’s consolidated statement of (loss) income for the year ended December 31, 2008 includes a write-down charge of $3.5 million. The remaining $313,000 of goodwill is assigned to the insurance segment.

Assets to be Disposed of by Sale

Long-lived assets to be sold by the Company are classified as held for sale if the following criteria is met: (1) management, having the authority to approve the action, commits to a plan to sell the asset; (2) the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets; (3) an active program to locate a buyer and other actions required to complete the plan to sell the assets have been initiated; (4) the sale of the asset is probable and transfer of the asset is expected to qualify for recognition as completed sale, within one year; (5) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (6) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Assets classified as held for sale are recorded at the lower of their carrying amount or fair value less cost to sell. A loss is recognized for any initial or subsequent write-down to fair value less cost to sell. A gain is recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative loss previously recognized. A gain or loss not previously recognized that results from the sale of the asset classified as held for sale is recognized at the date of the sale.

A long-lived asset classified as held for sale is presented separately in the consolidated statements of financial position. The assets and liabilities of a disposal group classified as held for sale are presented separately in the asset and liability sections, respectively, of the consolidated statements of financial position. The major classes of assets and liabilities classified as held for sale are separately disclosed in the notes to the consolidated financial statements.

Securities Sold Under Agreements to Repurchase

The Company sells securities under agreements to repurchase the same or similar securities. The Company retains effective control over the securities pledged as collateral on these agreements. The securities underlying such agreements were delivered to, and are being held by, the dealers with whom the securities sold under agreements to repurchase were transacted. The dealers may have lent or otherwise disposed of such securities to other parties in the normal course of their operations, but have agreed to resell the Company the same or substantially the same securities at the maturities of the agreements. Accordingly, amounts received under these agreements represent short-term borrowings and the securities underlying the agreements remain in the Company’s asset accounts as pledged assets.

The Company, as well as counterparties, monitors the value of the securities pledged as collateral on these repurchase agreements. Additional collateral is provided when the fair market value of the securities pledged falls below the amounts lent by the counterparty. These additional securities are sometimes provided to cover fair market value shortfalls by counterparty and not necessarily by repurchase agreement.

Derivative Financial Instruments

The Company enters into derivative contracts, including interest rate swaps, caps, options and future contracts, to manage its interest rate exposure. The Company does not enter into derivative financial instruments for speculative purposes. Derivatives are financial instruments with little or no initial net investment in comparison to their notional amount and whose value is based upon an underlying asset, index, reference rate or other variable. Derivatives may be standardized contracts executed through organized exchanges or privately negotiated contractual agreements that can be customized to meet specific needs, including certain commitments to purchase and sell mortgage loans and mortgage related securities.

The Company may designate a derivative as either an accounting hedge of the fair value of a recognized fixed-rate asset or liability or an unrecognized firm commitment (“fair value” hedge) or an accounting hedge of a forecasted transaction or of the variability of future cash flows of a floating rate asset or liability (“cash flow” hedge). At inception of a hedge transaction, the Company would formally document the hedge relationship and the risk management objective and strategy for undertaking the hedge. None of the Company’s derivatives at December 31, 2008 and 2007 are designated in hedge accounting relationships. In accordance with SFAS 133, all derivative instruments are measured and recognized on the consolidated statement of financial condition at their fair value with changes in fair value recorded in earnings as trading gain or loss along with the changes in cash flows and cash exchange.

The Company’s interest-bearing financial instruments could contain embedded derivatives such as interest rate caps, floors and put options. The accounting for these derivative instruments depends on whether the embedded derivative is clearly and closely related to the host contract. If the embedded derivative is clearly and closely related there would be no need to separate the embedded derivative from the host contract and account for it separately. The embedded derivative and the host contract is measured at fair value with changes in fair value reported in earnings, as trading gain or loss. Otherwise, the embedded derivative would be accounted for as a non-hedge derivative.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”). SFAS 155 permits companies to elect, on a transaction-by-transaction basis, to apply a fair value measurement to hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation under SFAS 133. The statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

Redeemable Preferred Stock and Warrants Liability

Preferred stock is reported in stockholders’ equity unless it is mandatorily redeemable or it embodies an unconditional obligation that the Company must or may settle in shares and whose monetary value at inception is based solely or predominantly on any of the following: (1) a fixed amount known at inception, (2) variations in something other than the fair value of the Company’s equity shares, or (3) variations inversely related to changes in the fair value of the Company’s equity shares as prescribed in FASB Statement No. 150. Dividends declared on preferred stock are accounted for as a reduction to retained earnings. Features embedded in the terms of preferred stock with derivative characteristics such as warrant options and purchase rights to convert into the Company’s common shares are evaluated under SFAS 133. If these features are determined to be freestanding derivatives, they are reported separately as a derivative asset or liability with changes in the fair value recognized in earnings.

Redeemable preferred stock is initially recorded as minority interest reduced by the initial fair value of warrants, purchase rights, and issuance costs, following the residual method. Redeemable preferred stock and the issuance costs are accreted to dividends thru the first redemption date, consistent with the provisions of EITF D-98. Pursuant to SFAS 150, when circumstances change such that an otherwise not mandatorily redeemable instrument meets the definition of mandatorily redeemable (that is, the event is no longer conditional because the event has occurred, the condition is resolved, or the event has become certain to occur), the financial instrument is reclassified as a liability. Upon reclassification, the instrument is initially recorded at fair value with the difference between the fair value of the instrument and its carrying amount recorded in retained earnings. Subsequent changes in the fair value of the liability are recognized as a component of interest cost.

Income Taxes

The Company follows an asset and liability approach to the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is recognized for any deferred tax asset for which, based on management’s evaluation, it is more likely than not that some portion of or the entire deferred tax asset will not be realized.

The Company adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption reduced the beginning balance of retained earnings as of January 1, 2007 by approximately $927,000.

Comprehensive Income

Comprehensive income includes net income or loss and the unrealized gain or loss on securities available for sale, net of income taxes.

Capital Reserve

The Banking Act of the Commonwealth of Puerto Rico, as amended, requires that a minimum of 10% of the annual net income of Premier Bank be transferred to capital surplus until such surplus equals the sum of Premier Bank’s common and preferred stock and paid-in capital. Amounts transferred to the legal surplus account from retained earnings are not available for distribution to stockholders.

Stock-Based Compensation

Compensation cost is recognized for stock options issued to employees, based on the fair value at the date of grant. The fair value of stock options is estimated using a Black-Scholes model. To the extent material, compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

Insurance Commissions

Insurance commissions are recorded when related policies become effective. Insurance commissions related to additional premium and rate adjustments are recorded as those adjustments occur. Contingent insurance commissions are recorded on an accrual basis when the insurance company is notified of the amount to be received. Insurance commission income from advance business is deferred until the related policies become effective.

Discontinued Operations

The results of operations of a component of an entity that either has been disposed of or is classified as held for sale are reported in discontinued operations if both of the following conditions are met: (a) the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction and (b) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction.

In a period in which a component of the Company either has been disposed of or is classified as held for sale, the consolidated statements of (loss) income for current and prior periods reports the results of operations of the component, including any gain or loss recognized on disposal, in discontinued operations.

Earnings Per Share

Basic earnings per common share are computed by dividing net income available to common stockholders by the weighted average number of shares outstanding during the year. Outstanding stock options granted under the Company’s stock option plans are included in the weighted average number of shares for purposes of the diluted earnings per share computation using the treasury stock method. No other adjustments are made to the computation of earnings per share to arrive at diluted earnings per share.

Loss Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Operating Segments

Management has determined its segments based on legal entity, which is the way the operating decisions are made and performance is measured. These entities are then aggregated by products, services and markets with similar characteristics. The Company monitors the performance of its reportable segments based on pre-established goals for different financial parameters such as net interest income and net income.

At December 31, 2008, the Company operated in three major reportable segments identified by line of business: banking, mortgage banking and insurance agency activities. At December 31, 2007 and 2006 the Company had operations presented as discontinued operations as further discussed in Note 4.

Reclassifications

Certain reclassifications have been made to the 2007 and 2006 consolidated financial statements to conform with the 2008 presentation.

Accounting Changes

Share-Based Payments

In June 2007, the EITF reached a consensus on EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (“EITF 06-11”), which requires on a prospective basis that tax benefits related to dividend equivalents paid on restricted stock and restricted stock units which are expected to vest be recorded as an increase to additional paid-in capital. EITF 06-11 should be applied prospectively to the income tax benefits that result from dividends on equity-classified employee share-based payment awards that are declared in fiscal years beginning after December 15, 2007. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

Fair Value Measurements

SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), issued in September 2006, defines fair value, establishes a framework of measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the three categories in accordance with the hierarchy. The three levels of the fair value hierarchy are: Level 1 - quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date; Level 2 - inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and Level 3 - unobservable inputs for the asset or liability. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which provides companies with an option to report selected financial assets and liabilities at fair value. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new statement does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157 or SFAS No. 107 “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”). The standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

Written Loan Commitments Recorded at Fair Value Through Earnings

In November 2007, the SEC issued Staff Accounting Bulletin (“SAB”) No. No. 109, “Written Loan Commitments That Are Accounted For At Fair Value Through Earnings Under Generally Accepted Accounting Principles” (“SAB 109”). This interpretation expresses the views of the staff regarding written loan commitments that are accounted for at fair value through earnings under generally accepted accounting principles. SAB 109 supersedes Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments,” which provided the prior views of the staff regarding derivative loan commitments that are accounted for at fair value through earnings pursuant to SFAS 133. SAB 109 expresses the current view of the staff that, consistent with the guidance in SFAS 156 and SFAS 159, the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 109 is effective for fiscal quarters beginning after December 15, 2007. The adoption of this statement did not have a material effect on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

Fair Value Measurements

In February 2008, the FASB issued FSP No. FAS 157-2, “Effective Date of Statement No. 157,” which delays the effective date of SFAS 157 to fiscal years (and interim periods within those fiscal years) beginning after November 15, 2008, for nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis.

In April 2009, the FASB issued FSP FAS 157-4 “Determining Fair Value when the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying the Transactions That are not Orderly”, which supersedes FSP FAS 157-3. This FSP provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate when a transaction is not orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. This FSP is effective for interim and annual reporting periods ending after June 15, 2009, and should be applied prospectively. FSP FAS 157-4 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption.

The adoption of these accounting pronouncements did not have a significant effect on the Company’s consolidated financial statements.

Other-Than-Temporary Impairment

In January 2009, the FASB issued FSP No. EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20,” which amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” (“EITF 99-20”) to achieve more consistent determination of whether an OTTI has occurred. This FSP aligns the impairment model of EITF 99-20 with that of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”). SFAS 115 requires entities to assess whether it is probable that the holder will be unable to collect all amounts due according to the contractual terms. The FSP eliminates the requirement to consider market participants’ views of cash flows of a security in determining whether or not impairment has occurred. The FSP is effective for interim and annual reporting periods ending after December 15, 2008, and must be applied prospectively. Earlier application is not permitted.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments.” The FSP modifies the requirements for recognizing Other than temporary impairment (“OTTI”) for debt securities, increases the frequency of OTTI, and modifies the presentation of OTTI. For debt securities which the Company does not intend to sell and for which it is not likely that the Company will be required to sell the security before recovery of its amortized cost basis, OTTI is bifurcated into credit and non-credit components, with the credit portion recognized in earnings and the non-credit portion recognized in other comprehensive income. The FSP is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. Also in April 2009, the SEC issued SAB No. 111 (“SAB 111”), which amends Topic 5.M., “Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities,” to exclude debt securities from its scope. SAB 111 maintains the SEC staff’s previous views related to OTTI of equity securities.

The adoption of these accounting pronouncements did not have a significant effect on the Company’s consolidated financial statements.

Interim Disclosures about Fair Value of Financial Instruments

In April 2009, the FASB issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. This FSP requires that entities provide the disclosures required by SFAS 107, which were previously required in annual financial statements only, in interim financial statements as well. The FSP requires the Company to disclose fair values, carrying amounts, methods of valuation, and significant assumptions. FSP FAS 107-1 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. This FSP does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. The adoption of this accounting pronouncement did not have a significant effect on the Company’s consolidated financial statements.

Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). This Statement amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited.

At the March 12, 2008 EITF meeting, the SEC staff announced revisions to EITF Topic No. D-98, “Classification and Measurement of Redeemable Securities” (“EITF D-98”), primarily related to the FASB’s issuance of SFAS 160. The revisions clarify that redeemable noncontrolling equity interests should be classified as “temporary” equity in SEC filings and provide guidance on measuring and performing earnings per share (“EPS”) calculations for such interests. Companies that have not historically classified noncontrolling common interests that are redeemable at fair value (or based on a formula akin to fair value) within temporary equity will be required to reclassify those interests when they adopt SFAS 160 (i.e., for fiscal years beginning on or after December 15, 2008).

The adoption of these accounting pronouncements did not have a significant effect on the Company’s consolidated financial statements.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised December 2007), “Business Combinations” (“SFAS 141R”). This Statement retains the fundamental requirements in SFAS No. 141, “Business Combination,” that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, including contingent liabilities and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is not permitted.

In April 2009, the FASB issued FASB Staff Position No. FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies,” which amends the accounting in SFAS 141R for assets and liabilities arising from contingencies in a business combination. The FSP is effective January 1, 2009, and requires pre-acquisition contingencies to be recognized at fair value, if fair value can be reasonably determined during the measurement period. If fair value cannot be reasonably determined, the FSP requires measurement based on the recognition and measurement criteria of SFAS No. 5, “Accounting for Contingencies.”

The adoption of these accounting pronouncements did not have a significant effect on the Company’s consolidated financial statements.

Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). The standard requires enhanced disclosures about derivative instruments and hedged items that are accounted for under SFAS 133 and related interpretations. The standard is effective for all of the Company’s interim and annual financial statements for periods beginning after November 15, 2008, with early adoption permitted. The standard expands the disclosure requirements for derivatives and hedged items and has no impact on how the Company accounts for these instruments. The adoption of this accounting pronouncement did not have a significant effect on the Company’s consolidated financial statements.

Accounting for Transfers of Financial Assets and Repurchase Financing Transactions

In February 2008, the FASB issued FSP No. FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions”, to provide implementation guidance on whether the security transfer and contemporaneous repurchase financing involving the transferred financial asset must be evaluated as one linked transaction or two separate de-linked transactions. Current practice records the transfer as a sale and the repurchase agreement as a financing. The FSP requires the recognition of the transfer and the repurchase agreement as one linked transaction, unless all of the following criteria are met: (1) the initial transfer and the repurchase financing are not contractually contingent on one another; (2) the initial transferor has full recourse upon default, and the repurchase agreement’s price is fixed and not at fair value; (3) the financial asset is readily obtainable in the marketplace and the transfer and repurchase financing are executed at market rates; and (4) the maturity of the repurchase financing is before the maturity of the financial asset. The scope of this FSP is limited to transfers and subsequent repurchase financings that are entered into contemporaneously or in contemplation of one another. This FSP was effective for the Company on January 1, 2009. Early adoption was prohibited. The adoption of this accounting pronouncement did not have a significant effect on the Company’s consolidated financial statements.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” which amends SFAS 140 to require public entities to provide additional disclosures about transferors’ continuing involvement with transferred financial assets. It also amends FIN 46R to require public enterprises, including sponsors that have a variable interest in a VIE, to provide additional disclosures about their involvement with VIEs. The FSP is effective for the first reporting period (interim or annual) ending after December 15, 2008, with earlier application encouraged. The adoption of this accounting pronouncement did not have a significant effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No.166 “Accounting for Transfer of Financial Assets- an amendment of FASB No. 140” (“SFAS No. 166”) to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This SFAS amends SFAS 140 as follows: a) removes the concept of a qualifying special-purpose entity from Statement 140 and removes the exception from applying FIN 46(R) to variable interest entities that are qualifying special-purpose entities; b) modifies the financial-components approach used in SFAS 140 and limits the circumstances in which a transferor derecognizes a portion or component of a financial asset when the transferor has not transferred the original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the financial asset; c) establishes the following conditions for reporting a transfer of a portion of a financial asset as a sale: (1) the transferred portion and any portion that continues to be held by the transferor must be participating interest and (2) the transfer of the participating interest must meet the conditions for surrender of control. If the transfer does not meet these conditions, sale accounting can be achieved only by transferring an entire financial asset or group of entire financial assets in a transaction that meets the sale accounting conditions; d) defines a participating interest as a portion of a financial asset that conveys proportionate ownership rights with equal priority to each participating interest holder, involves no recourse to any participating interest holder and does not entitle any participating interest holder to receive cash before any other participating interest holder; e) clarifies that an entity must consider all arrangements made contemporaneously with a transfer even if not entered into at the time of the transfer; f) clarifies the isolation analysis to ensure that the financial asset has been put beyond the reach of the transferor; g) requires that a transferor, in a transfer to an entity whose sole purpose is to engage in securitization determine whether each third-party holder of a beneficial interest has the right to pledge or exchange its beneficial interest; h) clarifies the principle that the transferor must evaluate whether it or its agents effectively control the transferred financial asset directly or indirectly; i) requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of an entire financial asset or a group of financial assets accounted for as a sale; j) removes the special provisions in SFAS 140 and SFAS 65, “Accounting for Certain Mortgage Banking Activities”, for guaranteed mortgage securitizations to require them to be treated the same as any other transfer of financial assets within the scope of SFAS 140, as amended by this Statement; k) removes the fair value practicability exception from measuring the proceeds received by a transferor in a transfer that meets the conditions for sale accounting at fair value; and l) requires enhanced disclosures to provide financial statement users with greater transparency about transfers of financial assets and a transferor’s continuing involvement with transfers of financial assets accounted for as sales.

SFAS No. 166 will be effective as of January 1, 2010. Earlier application is prohibited. The recognition and measurement provisions of this Statement shall be applied to transfers that occur on or after the effective date. Management will adopt the accounting and disclosure requirements for the reporting period beginning January 1, 2010 and is currently evaluating the effect of adopting this accounting pronouncement.

Determination of the Useful Life of Intangible Assets

In April 2008, the FASB issued FSP No. FAS 142-3 “Determination of the Useful Life of Intangible Assets”, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” In developing these assumptions, an entity should consider its own historical experience in renewing or extending similar arrangements adjusted for entity’s specific factors or, in the absence of that experience, the assumptions that market participants would use about renewals or extensions adjusted for the entity specific factors. This FSP shall be applied prospectively to intangible assets acquired in fiscal years beginning after December 15, 2008. Early adoption is prohibited. The adoption of this accounting pronouncement did not have a significant effect on the Company’s consolidated financial statements.

Earnings Per Share

In June 2008, the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing EPS under the two-class method described in paragraphs 60 and 61 of SFAS No. 128, “Earnings per Share” (“SFAS 128”). This FSP applies to the calculation of EPS under SFAS 128 for share-based payment awards with rights to dividends or dividend equivalents. Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. This FSP shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this FSP. Early application is not permitted. The adoption of this accounting pronouncement did not have a significant effect on the Company’s consolidated financial statements.

Subsequent Events

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) to establish general standards of accounting for, and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. This Statement shall be applied to the accounting for, and disclosure of, subsequent events not addressed in other applicable GAAP. An entity shall recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. However, an entity shall not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date but before financial statements are issued or are available to be issued. An entity shall disclose the date through which subsequent events have been evaluated, as well as whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. Some non-recognized subsequent events may be of such a nature that they must be disclosed to keep the financial statements from being misleading. For such events, an entity shall disclose the following: a) the nature of the event and b) an estimate of its financial effect, or a statement that such an estimate cannot be made. SFAS 165, effective for interim or annual financial periods ending after June 15, 2009, shall be applied prospectively.

Consolidation of Variable Interest Entities

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” to amend certain requirements of FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”), to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This Statement carries forward the scope of FIN 46R, with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in SFAS No. 166, “Accounting for Transfers of Financial Assets-an amendment of FASB No. 140” (“SFAS No. 166”).

This Statement shall be effective as of January 1, 2010. Earlier application is prohibited. For public enterprises, in periods after initial adoption, comparative disclosures for those disclosures that were not previously required by FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities”, are required only for periods after the effective date. Comparative information for disclosures previously required by FSP FAS 140-4, FIN 46R and FIN 46(R)-8 that are also required by this Statement shall be presented. Management will adopt the accounting and disclosure requirements for the reporting period beginning January 1, 2010 and is currently evaluating the effect of adopting this accounting pronouncement.

The Hierarchy of Generally Accepted Accounting Principles

In June 2009, the FASB issued SFAS No. 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FASB Statement No. 162” (“SFAS 168”) and established the FASB Accounting Standards Codification (“Codification”) as the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS 168 and the Codification are effective for financial statements issued for interim and annual periods ending after September 15, 2009. When effective, the Codification will supersede all existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. Following SFAS 168, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to: (a) update the Codification; (b) provide background information about the guidance; and (c) provide the bases for conclusions on the change(s) in the Codification. The effect of adopting this standard, if any, is not expected to be significant.

4. DISCONTINUED OPERATIONS

On May 20, 2007, the Company entered into the Crown Agreement with Fifth Third pursuant to which Fifth Third would acquire all of the outstanding shares of common stock of Crown Bank for $288.0 million, and assume approximately $50.0 million of outstanding trust preferred obligations of RAC. Concurrent with the execution of the Crown Agreement, and contingent upon the transactions contemplated therein, affiliates of Fifth Third entered into real estate purchase agreements with R-G Crown Real Estate, LLC (“RGCRE”), which is a limited liability company wholly owned by Victor J. Galán, the Company’s majority stockholder, with respect to the purchase of certain real property owned by RGCRE which leased branch offices to Crown Bank.

On November 2, 2007, the Company completed the sale of all of the outstanding common stock of Crown Bank to Fifth Third. Proceeds received by RAC in connection with the closing amounted to $258.8 million, less than the $288.0 million which was initially agreed to, due to certain adjustments taken pursuant to the provisions of the Crown Agreement. A third party escrow account with $5.0 million of said proceeds was held for one year to cover possible indemnification obligations. The Company received payment on the $5.0 million escrow during 2008. Immediately following the closing of the transaction RAC used a portion of the proceeds to redeem its $150.0 million of outstanding Series A preferred stock at a redemption price of $165.0 million, and R&G Financial repurchased all of the outstanding warrants to purchase 8.75 million shares of its common stock for nominal consideration.

This transaction led to the discontinuance of Crown Bank, which prior to 2006 was included as a banking segment for managerial reporting purposes. For financial reporting purposes, the disposal group consisting of Crown Bank’s assets and liabilities is presented as assets/liabilities from discontinued operations in the consolidated statements of financial condition and its results of operations as discontinued operations in the consolidated statements of (loss) income for the years ended December 31, 2007 and 2006.

On December 29, 2006 Crown Bank sold the portion of its MSR portfolio which was serviced for others with an unpaid principal balance of approximately $1.5 billion and an MSR fair value of approximately $18.7 million; net proceeds amounted to $16.5 million. This transaction resulted in a loss on sale of approximately $2.0 million.

On October 10, 2006, R-G Investments entered into an Account Transfer & Asset Purchase Agreement with UBS whereby substantially all of the broker-dealer customer relationships were transferred from R-G Investments to UBS. Subsequent to the transfer of the customer relationships to UBS, R-G Investments continued to operate as a broker-dealer for purposes of unwinding its operations. In June 2007, the Company and R-G Investments entered into an Agreement and Plan of Liquidation and Dissolution in which the Company assumed all assets and liabilities of its subsidiary and, in exchange, R-G Investments surrendered and cancelled all of its outstanding common stock. Based on the assessment performed of the criteria of SFAS No. 144 the assets and liabilities of R-G Investments are classified as held and used until its dissolution. The results of operations of R-G Investments, which prior to 2006 were included as a broker-dealer segment for managerial reporting purposes, are presented in discontinued operations in the consolidated statements of (loss) income for the years ended December 31, 2007 and 2006. The Company’s results from discontinued operations include income (loss) related to R-G Investments of approximately $302,000 and $(1.2 million) for the years ended December 31, 2007 and 2006, respectively, net of income tax expense (benefit) of $95,000 in 2007 (2006-$(180,000)).

Broker-dealer commissions are recorded on a trade-date basis. Underwriting and advisory fees are recorded at the time the underwriting is completed and income is reasonably determinable. The results from discontinued operations for the year ended December 31 are as follows:

	2007	2006
Net interest income	$52,164,173	$68,515,344
Provision for loan and lease losses	31,172,152	4,397,633

Net interest income after provision for loan and lease losses	20,992,021	64,117,711
Total non-interest income	9,465,311	8,383,195
Total non-interest expense	69,508,876	73,675,837

(Loss) income from discontinued operations before income taxes (including loss on disposal of $721,017 in 2007)	(39,051,544)	(1,174,931)
Income tax benefit (expense)	5,573,396	(7,520,311)

Loss from discontinued operations, net of tax	$(33,478,148)	$(8,695,242)

The Company performs its annual goodwill impairment test during the fourth quarter. As a result of the Crown Agreement entered into in May 2007 for an amount below the reporting unit’s then carrying amount, the Company determined that a triggering event had occurred requiring an interim goodwill impairment evaluation as of June 30, 2007 at the reporting unit level. As part of its step 2 evaluation, in accordance with Statement of Accounting Financial Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”), the Company determined that no goodwill impairment existed. However, since the carrying amount of the disposal group exceeded its fair value less cost to sell by approximately $20.5 million, an impairment charge was recognized during the second quarter in accordance with the provisions of Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). This impairment charge is included in non-interest expense as part of the results of discontinued operations in the table above.

Except for Note 20 - Income Taxes and Note 23 - Regulatory Requirements, the notes to the consolidated financial statements exclude discontinued operations.

5. INVESTMENT SECURITIES

Securities Held for Trading

Investment securities held for trading are carried at fair value and consist of the following at December 31:

	2008	2007
Investment securities:
Variable rate interest-only-strips (IOs)	$7,433,951	$5,942,218

Net unrealized gains on trading securities held at the reporting date amounted to approximately $2.7 million and $1.3 million at December 31, 2008 and 2007, respectively. The weighted average yield on securities held for trading as of December 31, 2008 and 2007 was 5.16% and 3.68%, respectively.

Set forth below is a summary of the components of trading gains for the year ended December 31:

	2008	2007	2006
Net realized losses on sales of trading securities	$—	$(176,049)	$—
Net unrealized gains (losses) on trading securities	2,709,714	980,176	(202,482)
Net realized and unrealized gains (losses) on derivative instruments (Note 28)	5,462,681	(299,404)	2,022,721

Total	$8,172,395	$504,723	$1,820,239

Securities Available for Sale

The amortized cost, gross unrealized gains and losses, fair value, weighted average yield and contractual maturities of securities available for sale as of December 31 were as follows:

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Weighted Average Yield
Mortgage-backed securities:
Collateralized mortgage obligations (CMO) Certificates:
Due from one to five years	$19,223,285	$110,757	$—	$19,334,042	4.12%

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Weighted Average Yield
Due from five to ten years	244,437,862	793,781	2,434,945	242,796,698	4.31%
Due over ten years	219,084,284	102,031	30,482,685	188,703,630	4.59%
CMO Residuals:
Due over ten years	1,602,191	470,883	338,301	1,734,773	21.15%
FHLMC certificates:
Due within one year	5,065	16	—	5,081	6.96%
Due from one to five years	3,689,000	5,665	—	3,694,665	4.50%
Due from five to ten years	30,574,027	984,936	—	31,558,963	5.45%
Due over ten years	313,200,825	8,773,185	24,673	321,949,337	5.50%
FNMA certificates:
Due from one to five years	16,050,792	287,631	—	16,338,423	4.64%
Due from five to ten years	61,258,234	1,038,334	160	62,296,408	4.49%
Due over ten years	84,618,603	1,624,242	106,592	86,136,253	5.10%
GNMA certificates:
Due within one year	38,230	1,690	—	39,920	5.60%
Due from one to five years	573,762	29,282	—	603,044	6.95%
Due from five to ten years	202,118	11,051	—	213,169	6.57%
Due over ten years	3,235,686	70,149	9,480	3,296,355	6.24%
Puerto Rico Agency obligations:
Due within one year	20,203,533	35,915	32,808	20,206,640	4.00%
Due from one to five years	3,940,000	11,674	1,563	3,950,111	4.31%
Due over ten years	3,029,768	—	1,290,000	1,739,768	5.74%
Other investments:
Variable rate IOs:
Due over ten years	3,218,173	1,963,666	—	5,181,839	8.96%

Total	$1,028,185,438	$16,314,888	$34,721,207	$1,009,779,119	4.90%

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Weighted Average Yield
Mortgage-backed securities:
Collateralized mortgage obligations (CMO) Certificates:
Due from one to five years	$32,478,355	$—	$412,250	$32,066,105	4.10%
Due from five to ten years	199,922,047	1,463	4,476,549	195,446,961	4.16%
Due over ten years	443,806,088	5,376	10,430,040	433,381,424	4.56%
CMO Residuals:
Due over ten years	1,478,487	1,336,285	386,389	2,428,383	15.63%

	2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Weighted Average Yield
FHLMC certificates:
Due from one to five years	4,482,690	506	48,237	4,434,959	4.53%
Due from five to ten years	39,286,727	651,228	157,981	39,779,974	5.41%
Due over ten years	350,602,533	1,156,750	2,075,205	349,684,078	5.49%
FNMA certificates:
Due from one to five years	32,401	404	—	32,805	6.50%
Due from five to ten years	102,595,926	15,974	1,081,062	101,530,838	4.52%
Due over ten years	103,493,662	516,832	679,690	103,330,804	5.06%
GNMA certificates:
Due within one year	404,768	11,297	—	416,065	5.89%
Due from one to five years	862,517	32,557	—	895,074	6.41%
Due from five to ten years	12,897	505	—	13,402	8.00%
Due over ten years	10,671,201	488,042	19,905	11,139,338	6.86%
Debt securities:
Federal Farm Credit Notes:
Due within one year	36,564,337	—	143,474	36,420,863	3.44%
FHLB Notes:
Due within one year	266,501,031	—	841,151	265,659,880	3.58%
Due from one to five years	67,850,059	152,525	51,360	67,951,224	4.04%
Puerto Rico Agency obligations:
Due within one year	4,060,000	—	25,043	4,034,957	3.89%
Due from one to five years	27,796,089	9,375	366,792	27,438,672	4.11%
Due from five to ten years	700,000	—	4,812	695,188	4.70%
Due over ten years	3,029,767	—	136,500	2,893,267	5.80%
Other investments:
Variable rate IOs:
Due over ten years	3,923,459	980,586	—	4,904,045	7.56%

Total	$1,700,555,041	$5,359,705	$21,336,440	$1,684,578,306	4.57%

Securities not due on a single contractual maturity date, such as mortgage-backed securities and certain debt securities are classified in the period of final contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties. The weighted average yield is computed based on amortized cost, and therefore does not give effect to changes in fair value.

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, of securities available for sale that have been in a continuous unrealized loss position up to December 31, 2008:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities:
U.S. Government sponsored entities	$12,698,861	$73,494	$87,789,854	$508,527	$100,488,715	$582,021
CMO and other	53,489,990	5,343,006	131,319,060	27,471,809	184,809,050	32,814,815
Debt Securities:
P.R. Agency	15,489,163	34,371	1,710,000	1,290,000	17,199,163	1,324,371
obligations

Total	$81,678,014	$5,450,871	$220,818,914	$29,270,336	$302,496,928	$34,721,207

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time, of securities available for sale that have been in a continuous unrealized loss position up to December 31, 2007:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities:
U.S. Government sponsored entities	$38,414,983	$511,208	$770,122,941	$12,926,043	$808,537,924	$13,437,251
CMO and other	—	—	268,427,899	6,330,057	268,427,899	6,330,057
Debt Securities:
U.S. Agency obligations	747,731	131	359,320,637	1,035,854	360,068,368	1,035,985
P.R. Agency obligations	2,863,500	136,500	26,159,441	396,647	29,022,941	533,147

Total	$42,026,214	$647,839	$1,424,030,918	$20,688,601	$1,466,057,132	$21,336,440

The available for sale securities that have been in a continuous unrealized loss position are mainly mortgage-backed securities and debt securities from Puerto Rico agencies. Unrealized losses are generally the result of changes in interest rates rather than credit deterioration. Because a significant portion of such instruments is guaranteed by mortgages, a U.S. government sponsored entity, or the full faith and credit of the United States government, the related principal and interest are deemed recoverable. In addition, the Company has the intent and ability to hold these securities until market recovery assuming the Company continues as a going concern. Therefore, no other-than-temporary impairment loss has been recognized.

At December 31, 2008 the Company’s investment portfolio included $482.7 million in private label CMO certificates. Unrealized losses on CMO certificates amounted to $32.9 million. Unrealized losses have not been recognized in income because management believes the losses to be temporary and substantially due to changes in interest rates, and not to the deterioration in the creditworthiness of the issuers. All of the securities that made up the private label CMO portfolio are of high credit rating (rated AA or higher). Management has the intent and ability to hold these securities for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of the investments assuming the Company continues as a going concern. In addition to credit ratings, for securities that met certain conditions, such as unrealized losses for a period of twelve months or more, the Company reviewed the collateral performance and considered the impact of current economic trends. The analyses were performed taking into consideration various statistics or metrics including, among others, current market conditions, delinquency statistics, and in some instances expected future cash flows. No observable credit quality issues were present, except for a private label CMO and CMO Residuals where the Company concluded that the fair value was other than temporarily impaired as of December 31, 2008. Consequently, the Company’s consolidated statement of (loss) income for the year ended December 31, 2008 includes a charge of $3.7 million and $179,000 for the private CMO and CMO Residuals, respectively, within other than temporary impairment charges.

Gross realized gains and losses on securities available for sale during 2008 were $741,000 and $724,000, respectively (2007 - $3.3 million and $722,000; 2006 - $13.2 million, no losses).

Certain investments and mortgage-backed securities were pledged to secure certain deposits and securities sold under agreements to repurchase. At December 31, 2008 and 2007, the fair value of securities pledged in which the secured parties are not permitted to sell or repledge the collateral amounted to $31.1 million and $46.1 million, respectively. Pledged securities that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of financial condition.

Securities Held to Maturity

As described in Note 1, R&G Financial has had limited access to financing arrangements or other external sources of liquidity. As a result, in October 2007, the Company sold $7.1 million of mortgage backed securities held to maturity. Net loss resulting from this sale was insignificant. Since the sale did not qualify under the exemption provisions for the sale or transfer of held to maturity securities under SFAS 115, the Company’s decision to sell those securities is deemed to have “tainted” the held to maturity portfolio. As a result, the Company will not be permitted to prospectively classify any investment securities under the scope of SFAS 115 as held to maturity for a period of two years. On the sale date, the remaining securities in the held to maturity portfolio were transferred to the available for sale portfolio at a fair value of $39.6 million with a net unrealized loss of $462,000 excluded from earnings and reported, net of taxes, as a separate component of equity within other comprehensive income (loss).

Other Investment Securities

Other investment securities include the following:

	2008	2007
FHLB stock	$87,376,550	$72,477,250
Investment in R&G Capital Trusts (Note 16)	3,678,588	6,493,666

	$91,055,138	$78,970,916

The Company evaluates its investment in R&G Capital Trusts for impairment annually. As further disclosed in Note 16, these trusts issued preferred securities in a series of private placements. Each of these trusts then used the proceeds of the issuance of the preferred securities to purchase subordinated debentures of the Company. However, the liquidity and capital resources of the Company have been adversely affected by certain factors, including the downgrading of its credit ratings and its inability to access capital markets (refer to Note 1 for further details). These circumstances led the Company’s management to conclude that the fair value of the investment in R&G Capital Trusts was other than temporarily impaired as of December 31, 2008 and 2007. As a result, the Company’s consolidated statements of (loss) income for the years ended December 31, 2008 and 2007 include charges of $2.8 million and $3.6 million, respectively, within other than temporary impairment charges.

Institutions that are members of the FHLB-New York system are required to maintain a minimum investment in FHLB stock. Such minimum is calculated as a percentage of aggregate outstanding mortgages and an additional investment is required that is calculated as a percentage of total FHLB advances, letters of credit, and the collateralized portion of interest rate swaps outstanding. The stock is capital stock issued at $100 par. Since no indicators of impairment existed at December 31, 2008 or 2007, the Company did not estimate the fair value of its investment in FHLB stock and as a result, this investment continues to be carried at its redemption value in the Company’s consolidated statements of financial condition.

6. MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale consist of:

	2008	2007
Conventional residential loans	$554,913,669	$510,126,244
FHA/VA loans	75,246,542	66,215,580
Valuation allowance	(24,410,607)	(25,458,092)

Total mortgage loans held for sale(1)	$605,749,604	$550,883,732

Approximate fair value	$605,749,604	$550,883,732

(1)	Includes $10.2 million and $7.8 million in net deferred fees and approximately $81,300, and $20,000 in net premiums at December 31, 2008 and 2007, respectively.

The changes in the valuation allowance during the years ended December 31 follow:

	2008	2007	2006
Balance, beginning of year	$25,458,092	$7,228,807	$1,910,489
Provision	742,437	19,257,995	5,318,318
Direct write-downs	(1,789,922)	(1,028,710)	—

Balance, end of year	$24,410,607	$25,458,092	$7,228,807

The Company recognizes certain delinquent repurchased loans as held for sale since a number of these loans are routinely re-sold at discounted prices to private investors. As required by SFAS 140, repurchased loans are recognized at fair value. For the years ended December 31, 2008, 2007 and 2006, the Company recognized losses of approximately $9.3 million, $11.3 million and $3.2 million for the difference between fair value and outstanding principal balance of residential mortgage loans repurchased as a result of recourse obligations. These losses are included in non interest income as part of losses on mortgage loans held for sale in the accompanying consolidated statements of (loss) income, along with lower of cost or market write downs.

During 2007, the Company restructured certain transactions related to prior mortgage loan transfers classified as secured borrowings by entering into formalized credit agreements. In connection therewith, the Company reassessed its plans to sell the underlying mortgage loans serving as collateral to the formalized credit agreements and reclassified such loans from held for sale to loans and leases receivable, net. Loans with aggregate unpaid principal balance of approximately $267.8 million were reclassified in February 2007. The reclassification was completed at the lower-of-cost-or-market on an aggregate basis. No charge was recorded at the time of the transfer because such loans had been marked to the lower-of-cost-or-market while classified in the held for sale portfolio.

Refer to Note 15 for additional details on the credit agreements as well as other financing related transactions.

Mortgage loans held for sale with an unpaid principal balance of approximately $48.1 million and $56.7 million at December 31, 2008 and 2007, respectively, collateralized secured borrowings with local financial institutions and private investors.

Mortgage loans held for sale with an unpaid principal balance of approximately $37.3 million at December 31, 2007, collateralized warehousing lines of credit used to fund mortgage loan originations. No mortgage loans held for sale are collateralizing third party warehousing lines of credit at December 31, 2008.

Mortgage loans held for sale include approximately $28.5 million in 2007, related to defaulted loans backing GNMA securities for which the Company has an unconditional option to repurchase the defaulted loans. Payment on these loans is guaranteed by FHA. The GNMA servicing portfolio was sold to Banco Popular during 2008.

Refer to Note 18 for additional information on gains and losses recognized on sales and securitizations of mortgage loans held for sale.

7. LOANS AND LEASES RECEIVABLE, NET

Loans and leases receivable, net consist of the following:

	2008	2007
Commercial and financial(1)	$292,077,309	$357,774,181
Commercial – secured by real estate	1,101,865,790	1,102,511,816
Real estate – construction and development (2)	1,035,120,762	897,084,798
Residential mortgage(3)	2,756,985,605	2,569,289,398
Installment(4)	250,202,960	271,517,451
Lease financing	78,953,895	89,973,243

Subtotal(5)	5,515,206,321	5,288,150,887
Allowance for loan and lease losses	(196,686,216)	(115,371,884)

Loans and leases receivable, net	$5,318,520,105	$5,172,779,003

(1)	Commercial and financial loans include loans receivable from financial institutions, amounting to approximately $10.2 million and $10.4 million at December 31, 2008 and 2007.

(2)	Includes approximately $64.1 million and $70.6 million related to construction loans in the state of Florida at December 31, 2008 and 2007, respectively.

(3)	Residential mortgage loans amounting to $253.5 million and $281.6 million at December 31, 2008 and 2007, respectively, were pledged to secure credit agreements with local financial institutions.

(4)

Installment includes approximately $89.3 million and $92.5 million in credit cards receivables and approximately $160.9 million and $179.0 million in other consumer loans at December 31, 2008 and 2007, respectively.

(5)

Includes approximately $30.8 million and $29.2 million in net deferred fees at December 31, 2008 and 2007, respectively. Net deferred fees at December 31, 2007 included approximately $5.1 million corresponding to loans reclassified from the mortgage loans held for sale category. There were no reclassifications during 2008. Net unamortized premiums at December 31, 2008 and 2007 approximated $158,000 million and $2.0 million, respectively.

The changes in the allowance for loan and lease losses during the years ended December 31 follow:

	2008	2007	2006
Balance, beginning of year	$115,371,884	$59,851,237	$47,719,349
Loans charged-off	(32,681,761)	(15,293,932)	(10,203,442)
Recoveries	2,624,202	1,823,775	2,614,549

Net loan charge offs	(30,057,559)	(13,470,157)	(7,588,893)
Provision for loan and lease losses	111,371,891	68,990,804	19,720,781

Balance, end of year	$196,686,216	$115,371,884	$59,851,237

The following table summarizes the Company’s impaired loans and the related allowance:

	2008	2007
Commercial and financial	$20,120,357	$9,501,769
Commercial – secured by real estate	99,493,239	30,554,036
Real estate – construction and development	284,708,904	110,516,049
Residential mortgage	53,970,049	24,146,511
Lease financing	39,246	—

Total impaired loans with allowance	458,331,795	174,718,365

	2008	2007
Commercial and financial	5,012,659	10,190,084
Commercial – secured by real estate	135,167,380	17,923,228
Real estate – construction and development	350,281,618	43,604,831

Total impaired loans without allowance	490,461,657	71,718,143

Total impaired loans	$948,793,452	$246,436,508

Related allowance	$131,621,662	$50,594,913

Average impaired loans	$597,614,980	$148,857,732

During 2008 and 2007 the amount of interest income recognized on impaired loans amounted to approximately $3.9 million and $1.0 million, respectively. No interest income on impaired loans was recognized in 2006.

Loans and leases receivable, net and mortgage loans held for sale, including impaired loans, on which the accrual of interest income had been discontinued, amounted to approximately $946.7 million and $416.6 million as of December 31, 2008 and 2007, respectively. Interest income recognized on a cash basis on non-accruing loans during 2008, 2007 and 2006 amounted to approximately $4.5 million, $3.1 million and $4.3 million, respectively.

The additional interest income that would have been recognized during 2008, 2007 and 2006 had these loans been accruing interest amounted to approximately $33.5 million, $23.5 million and $12.5 million, respectively. Loans and leases receivable, net and mortgage loans held for sale past due 90 days but still accruing interest income amounted to $2.6 million and $3.0 million as of December 31, 2008 and 2007, respectively. Non accrual loans and loans past due 90 days and still accruing include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. The Company has no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at December 31, 2008.

The Company engages in the restructuring of the debt of borrowers that are delinquent due to economic or legal reasons if the Company determines that it is in the best interest for both the Company and the borrower to do so. In some cases, due to the nature of the borrower’s financial condition, the restructuring or loan modification meets the definition of Troubled Debt Restructuring (“TDR”) as defined by the SFAS No. 15 “Accounting by Debtors and Creditors of Troubled Debt Restructurings.” Such restructurings are identified as TDRs and accounted for based on the provisions SFAS No. 114. At December 31, 2008 and 2007 the Company had loans aggregating to approximately $215.6 million and $103.4 million, respectively, for which the original terms of the loans had been restructured due to deterioration in the financial condition of the borrower, and therefore have been accounted for as TDRs.

During 2007, the Company began purchasing residential mortgage loans from third-party mortgage banking entities thru the Wholesale Mortgage Division of Premier Bank which underwrites each loan prior to purchase. Total loans purchased under this program during 2008 and 2007 amounted to approximately $91.1 million and $66.0 million, respectively, consisting primarily of conventional residential mortgage loans.

At December 31, 2008, fixed rate and adjustable rate loans included in the commercial and financial portfolio amounted to $78.9 million and $213.1 million, respectively, and $13.8 million and $1.0 billion, respectively, in the construction and development portfolio.

8. SERVICING ACTIVITIES

The Company engages in mortgage servicing activities for which it charges servicing fees, generally in the range of 25 to 50 basis points on the declining outstanding principal balances of the mortgage loans serviced. Servicing fees are collected on a monthly basis out of payments from mortgagors. The servicing agreements are cancelable by permanent investors for cause without penalty or after payment of a termination fee ranging from .5% to 1% of the outstanding principal balance of the loans.

At December 31, 2008, 2007 and 2006, the mortgage loan servicing portfolio amounted to approximately $4.0 billion, $9.2 billion and $9.3 billion, respectively, including $3.1 billion, $2.7 billion and $3.0 billion, respectively, of loans owned by the Company for which no servicing asset has been recognized.

The Company defined its servicing rights class (residential mortgage) based on the availability of market inputs. The Company considered factors such as nature of collateral, fixed or floating interest rates, credit quality, and expected variation in customer prepayment rate. The nature of the collateral is predominantly fixed rate residential mortgage loans, secured by single-family residential properties. Since MSRs are highly sensitive to prepayment, the Company stratifies the loans into interest rate categories to identify prepayment behavior by risk category in order to develop prepayment curves. Refer to Note 18 for more quantitative information about the assumptions used in the valuation of the Company’s MSRs.

The components of servicing income, net for the years ended December 31 are shown below:

	2008	2007	2006
Servicing fees and other	$19,923,512	$22,393,642	$20,519,506
Late charges	4,431,519	6,426,533	6,180,409
Prepayment penalties	380,892	748,787	1,004,604
Interest loss	(1,370,912)	(1,367,483)	(1,209,851)

Servicing income, gross	23,365,011	28,201,479	26,494,668
Changes in fair value	(7,306,403)	(6,650,011)	(6,919,422)
Other changes that affect the balance	—	(411,201)	—

Servicing income, net	$16,058,608	$21,140,267	$19,575,246

The following table summarizes the Company’s activity related to servicing assets carried at fair value for the years ended December 31:

	2008	2007
Balance, beginning of year	$75,327,091	$76,185,227
Rights obtained from sales of mortgage loans	3,818,588	9,137,035
Rights purchased	—	205,999
Rights sold	(64,507,146)	(3,139,958)

Balance before change in fair value, end of year	14,638,533	82,388,303
Change in fair value
Due to changes in valuation inputs or assumptions used in the model valuation	(419,620)	4,410,301
Other changes in fair value	(6,886,783)	(11,060,312)
Other changes that affect the balance	—	(411,201)

Net balance, end of year	$7,332,130	$75,327,091

Changes in fair value are included as part of servicing income, net in the consolidated statements of (loss) income. This line item includes changes in fair value due to changes in valuation assumptions and/or model calculations. Other changes in fair value primarily include the accretion of the discount related to forecasted cash flows and the economic run-off of the portfolio.

On September 9, 2008, R&G Mortgage entered into an Agreement for Purchase and Sale of MSRs with Doral Bank pursuant to which R&G Mortgage sold, transferred and assigned to the local financial institution all of its rights, title and interest in and to a mortgage loan portfolio with an unpaid principal balance of $329.7 million as of October 31, 2008, the closing date of the transaction. The mortgage servicing asset fair value was approximately $3.5 million.

The agreement provides for cash consideration of 1.15% of the unpaid principal balance of the underlying mortgage loans. This transaction resulted in a gain on sale of approximately $253,000.

On September 16, 2008, R&G Mortgage and Banco Popular de Puerto Rico (“Banco Popular”) entered into a Servicing Rights Purchase and Transfer Agreement, or the “Purchase Agreement” pursuant to which Banco Popular purchased substantially all of R&G Mortgage’s servicing rights and advances related to approximately $4.9 billion in mortgage loans owned by FHLMC and GNMA, and assumed R&G Mortgage’s recourse obligation in connection with approximately $1.1 billion of FHLMC mortgage loans subject to recourse. These transactions were completed in November 2008. The Purchase Agreement provided for cash consideration of 0.65% of the unpaid principal balance of the underlying mortgage loans as of each transfer date and 70% of the advances. Gross proceeds for the transaction were approximately $31.5 million. The mortgage servicing asset fair value was approximately $61.0 million. The recourse obligation assumed by Banco Popular was approximately $27.5 million. The reserves for losses in servicing-related payments recorded in R&G Mortgage and eliminated with the transactions amounted to approximately $5.7 million. Advances eliminated with the transactions, net of write-offs, amounted to approximately $782,000. The transactions resulted in a gain on sale of approximately $3.0 million. A portion of the proceeds was used to repay approximately $13.7 million outstanding under a line of credit with Banco Popular secured by GNMA servicing rights and to deposit $5.0 million in escrow for two years to satisfy certain indemnification claims by Banco Popular. Moreover, under the terms of the agreement with Banco Popular, R&G Mortgage satisfied its recourse obligations to FHLMC, repurchasing approximately $26.2 million in mortgage loans, prior to transferring the $1.1 billion recourse portfolio.

The servicing rights transferred in connection with the transactions described above represented more than 50% of R&G Mortgage’s servicing portfolio. The transactions did not affect R&G Mortgage’s remaining third party mortgage servicing portfolio or the mortgages that R&G Mortgage services for Premier Bank.

In September 2007, R&G Mortgage transferred to a successor servicer a portfolio with an unpaid principal balance of approximately $87.9 million as a result of non-compliance with certain provisions on the Seller’s Warranty and Servicing Agreement. Other changes that affect the balance include a reduction in fair value of approximately $411,000 resulting from the termination of this servicing contract.

On December 30, 2007, R&G Mortgage sold its FNMA MSRs portfolio with an unpaid principal balance of approximately $207.3 million and a mortgage servicing asset fair value of approximately $3.0 million. The buyer also assumed the recourse obligation on certain of the mortgage loans serviced. The agreement provides for cash consideration of 0.75% of the unpaid principal balance of the underlying mortgage loans. This transaction resulted in a loss on sale of approximately $779,000.

During the year ended December 31, 2007, the Company purchased servicing rights for which the principal amount of underlying mortgage loans was approximately $16.5 million. No purchases were done during 2008.

Servicing rights amounting to approximately $19.1 million at December 31, 2007 collateralized certain of the Company’s lines of credit. No servicing rights collateralized lines of credit at December 31, 2008.

Among the conditions established in its various servicing agreements, the Company is committed to advance any shortage of monies required to complete timely payments to investors in GNMA mortgage-backed securities issued and in its FNMA and FHLMC portfolio, as well as to certain private investors, even when mortgage loan payments are delinquent. Also, to protect their liens on mortgaged properties, owners of mortgage loans may require the Company to advance mortgage and hazard insurance and tax payments on schedule even though sufficient escrow funds may not be available. The Company will generally attempt to recover advances from the mortgage owner or from liquidation proceeds when the mortgage loan is foreclosed. However, the Company must absorb the cost of funds advanced during the time the advance is outstanding until payment is received or the mortgage loan is foreclosed. Further, the Company must bear the increased cost of attempting to collect on delinquent or defaulted mortgage loans. At December 31, 2008 and 2007, the mortgage loan portfolio serviced for GSEs and private investors subject to the timely payment commitment of both principal and interest amounted to approximately $736.5 million and $2.5 billion, respectively, with the year-on-year difference attributable, in material part to the discontinuation of servicing activities for certain GSEs due to the sale of certain servicing portfolios and the loss of certain GSE licenses, all described further above in this Note 8 and below in Note 23. In addition, at December 31,

2008 and 2007, the mortgage loan portfolio serviced for GSEs subject to the timely payment commitment of interest amounted to approximately $62.6 million and $3.8 billion, respectively. The Company recorded a reserve for losses related to FHLMC servicing related payments of $1.2 million as of December 31, 2007. No reserve was considered necessary as of December 31, 2008 due to the sale of the servicing portfolio to Banco Popular during 2008.

Total funds advanced for escrow, principal and interest and foreclosure advances as of December 31, 2008 and 2007, net of allowance for bad debts, amounted to $8.2 million and $13.8 million, respectively and are included in other assets in the consolidated statements of financial condition.

Under GNMA guidelines, R&G Mortgage is obligated to pay the security holders and to deposit in the central custodial account funds sufficient to enable the depository to withdraw timely monthly payments of principal and interest. R&G Mortgage is also obligated to make the payment and deposit without regard to whether it will be able to recover those payments from liquidation proceeds, insurance proceeds or late payments. This process creates an exposure for R&G Mortgage to the extent that interest is advanced to the certificate holders in excess of the interest ultimately recovered from FHA upon filing and settlement of a claim. Losses could arise for any interest shortage when the mortgage loan is liquidated, as a result of the settlement of the FHA claim, from foreclosure proceedings or if the mortgage loan is repurchased from the pool. The Company has recorded a reserve for losses related to GNMA servicing-related payments of $3.9 million as of December 31, 2007 and is included in other liabilities in the consolidated statements of financial condition. No reserve was considered necessary as of December 31, 2008 due to the sale of the GNMA servicing portfolio to Banco Popular during 2008.

The reserves established under both FHLMC and GNMA related advances have been determined based on the Company’s historical recovery experience with mortgage loans serviced for these institutions.

Refer to Notes 23 and 32 for further information regarding the status of certain of the Company’s mortgage banking licenses.

9. PREMISES AND EQUIPMENT

Premises and equipment consist of:

	Estimated useful life (years)	2008	2007
Land		$214,848	$214,849
Buildings	15 – 40	1,568,580	1,550,444
Furniture, fixtures and equipment	3 – 10	46,919,662	45,859,086
Leasehold improvements	5 – 10	40,359,658	40,386,440
Autos	3 – 5	128,805	158,728

		89,191,553	88,169,547
Less – Accumulated depreciation and amortization		(61,665,573)	(55,452,140)

Total premises and equipment		$27,525,980	$32,717,407

10. OTHER REAL ESTATE

The changes in the valuation allowance during the years ended December 31 follow:

	2008	2007	2006
Balance, beginning of year	$1,853,808	$253,324	$61,759
Provision for unrealized losses	8,837,961	4,852,181	5,765,450
Direct write-downs	(2,813,206)	(3,251,697)	(5,573,885)

Balance, end of year	$7,878,563	$1,853,808	$253,324

Expenses related to foreclosed real estate include:

	2008	2007	2006
Net loss (gain) on sales	$414,407	$3,537,228	$(2,037,461)
Provision for unrealized losses, net	6,024,755	1,600,484	191,565
Operating expenses, net	4,292,420	4,887,991	2,071,333

	$10,731,582	$10,025,703	$225,437

11. DEPOSITS

Deposits are summarized as follows:

	2008	2007
Passbook savings	$194,453,882	$201,363,949
NOW accounts	165,111,416	150,633,195
Super NOW accounts	310,189,371	268,866,627
Regular checking accounts (non-interest bearing)	80,577,241	79,242,752
Commercial checking accounts (primarily non-interest bearing)	102,088,921	209,712,968

	657,966,949	708,455,542

Time deposits:
Under $100,000	2,830,598,840	2,588,702,653
$100,000 and over	711,201,463	887,413,915

	3,541,800,303	3,476,116,568

Total deposits	$4,394,221,134	$4,385,936,059

Time deposits include $2.2 billion and $1.9 billion of brokered deposits at December 31, 2008 and 2007, respectively.

As of December 31, 2008 and 2007, the Company had delivered investment securities with a carrying value of approximately $21.7 million and $46.1 million, respectively, as collateral for public funds’ deposits.

At December 31, 2008, scheduled maturities of time deposits are as follows:

	Brokered	Non -brokered	Total
2009	$1,056,742,288	$1,139,971,451	$2,196,713,739
2010	868,633,094	84,846,190	953,479,284
2011	300,263,683	30,223,841	330,487,524
2012	16,291,995	37,306,924	53,598,919
2013	4,292,160	1,610,543	5,902,703
Thereafter	149,000	1,469,134	1,618,134

	$2,246,372,220	$1,295,428,083	$3,541,800,303

At December 31, 2008 and 2007, the Company’s banking subsidiary had deposits from officers, directors, employees and principal stockholders of the Company amounting to approximately $9.3 million and $12.1 million, respectively.

In connection with its mortgage servicing activities, the Company holds escrow funds in trust for investors representing amounts collected primarily for the payment of principal, interest, real estate taxes and insurance premiums. At December 31, 2008 and 2007, escrow funds include approximately $17.0 million and $80.3 million, respectively, deposited in the Company’s banking subsidiary. Escrow funds also include approximately $144,000 and $338,000 at December 31, 2008 and 2007, respectively, deposited with other banks and excluded from the Company’s assets and liabilities.

12. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase at December 31, 2008 and 2007 amounted to $850.0 million and $1.5 billion, respectively. Maximum amount of borrowings outstanding at any month-end during 2008 and 2007 under the agreements to repurchase were $1.4 billion and $1.9 billion, respectively. The approximate average aggregate borrowings outstanding during 2008 and 2007 were $1.1 billion and $1.7 billion, respectively. The weighted average interest rate of such agreements was 2.27% and 4.92% at December 31, 2008 and 2007, respectively; the weighted average rate during 2008 and 2007 was 3.92% and 4.93%, respectively.

Securities sold under agreements to repurchase (including accrued interest of $1.6 million) as of December 31, 2008, grouped by counterparty, were as follows:

	Repurchase Liability	Weighted Average Maturity in Months
Federal Home Loan Bank of New York	$566,788,944	8
JP Morgan	143,783,093	10
Morgan Stanley DW Inc.	120,323,396	2
Credit Suisse First Boston, LLC	19,095,063	39

Total	$849,990,496

The carrying and fair values of securities available for sale pledged as collateral at December 31, shown by maturity of the repurchase agreement, were as follows:

	2008
	Carrying Value	Fair Value	Repurchase Liability	Weighted Average Rate
Mortgage-backed securities:
GNMA certificates:
Term over 90 days	$628,316	$628,316	$552,834	4.73%
FHLMC and FNMA certificates:
Term up to 30 days	127,614,220	127,614,220	118,652,298	0.47%
Term of 30 to 90 days	94,685,414	94,685,414	97,276,164	3.52%
Term over 90 days	250,783,002	250,783,002	211,892,880	4.57%
CMO certificates:
Term up to 30 days	274,259,730	274,259,730	259,374,570	0.47%
Term of 30 to 90 days	86,315,514	86,315,514	83,274,969	2.55%
Term over 90 days	85,004,174	85,004,174	78,966,781	2.93%

Total	$919,290,370	$919,290,370	$849,990,496	2.27%

At December 31, 2008, securities with fair value of $41.6 million were pledged as collateral to offset the differences between repurchase agreement amounts and the fair value of the securities.

	2007
	Carrying Value	Fair Value	Repurchase Liability	Weighted Average Rate
Mortgage-backed securities:
GNMA certificates:
Term over 90 days	$3,926,180	$3,926,180	$4,852,769	5.34%
FHLMC and FNMA certificates:
Term up to 30 days	42,679,719	42,679,719	39,980,932	4.20%
Term of 30 to 90 days	895,700	895,700	810,106	5.30%
Term over 90 days	353,002,364	353,002,364	349,459,624	4.44%
CMO certificates:
Term up to 30 days	64,120,285	64,120,285	60,065,736	4.20%
Term of 30 to 90 days	234,697,713	234,697,713	224,598,181	4.97%
Term over 90 days	350,887,486	350,887,486	472,563,396	5.23%
Debt securities:
Federal Farm Credit Notes:
Term over 90 days	26,463,213	26,463,213	24,891,158	5.27%
FHLB Notes:
Term of 30 to 90 days	15,183,499	15,183,499	13,732,557	5.30%
Term over 90 days	309,282,955	309,282,955	301,469,475	5.17%

Total	$1,401,139,114	$1,401,139,114	$1,492,423,934	4.92%

At December 31, 2007, securities with fair value of $161.9 million were pledged as collateral to offset the differences between repurchase agreement amounts and the fair value of the securities.

At December 31, 2008, the annual contractual maturities of the Company’s securities sold under agreements to repurchase were as follows:

2009	$558,578,002
2010	183,726,754
2011	88,590,677
2012	19,095,063

$849,990,496

Actual maturities may differ from contractual maturities because some of the securities sold under agreements to repurchase may have call options or may be prepaid. Prepayment penalties equivalent to the difference between the carrying value and the market price of the liability at the moment of pre-payment will apply in the event of cancellation of any repurchase agreement with the FHLB before maturity. At December 31, 2008, securities sold under agreements to repurchase amounting to $102.6 million had call options.

13. NOTES PAYABLE

At December 31, notes payable consist of various lines of credit renewing annually as follows:

	2008	2007
Three-year Secured Term Loan Facility, bearing interest at a floating rate of 1.75% over the applicable LIBOR (3.19% at December 31, 2008), with quarterly payments of $3.2 million commencing on April 30, 2008 and a final balloon payment of $28.4 million due on December 31, 2010, collateralized by commercial loans with a carrying value of approximately $64.1 million in 2008.	$53,410,049	$—
Line of credit for an aggregate of $100.0 million, bearing interest at a floating rate of 1.75% over the three-month LIBOR (6.59% at December 31, 2007), maturing on demand, collateralized by commercial loans with a carrying value of approximately $72.5 million in 2007. (1)	—	69,500,000
Warehousing line of credit, bearing interest at variable rates ranging from 1.00% to 2.00% over the applicable LIBOR (6.49% at December 31, 2007) payable on demand, collateralized by mortgage loans with carrying value of approximately $35.2 million in 2007.	—	31,603,506
Servicing line of credit for an aggregate of $18.2 million, bearing interest at floating rate of 3.00% over the three-month LIBOR (7.70% at December 31, 2007), maturing on January 31, 2008 and subsequently extended until July 31, 2008, collateralized by mortgage servicing rights with a fair value of approximately $19.1 million in 2007.	—	18,171,920
Warehousing line of credit, bearing interest at variable rates of 3.00% over the three-month LIBOR (7.70% at December 31, 2007), maturing on January 31, 2008, collateralized by mortgage loans with carrying value of approximately $2.1 million in 2007.	—	1,549,296

Total	$53,410,049	$120,824,722

During January 2008, R&G International refinanced the terms of its existing line of credit to a secured term loan of up to $63.0 million. A default rate of 200 basis points was imposed on this facility on May 26, 2009 due to failure of the Company to provide current financial statements and maintain an adequate loan to value ratio on the participated loans. Refer to Note 32 for further information regarding the status of the loan.

Maximum amounts outstanding under the lines of credit at any month-end during 2008 and 2007 were $116.4 million and $241.4 million, respectively. The average aggregate amounts outstanding of lines of credit during 2008 and 2007 were $84.8 million and $189.8 million, respectively. The weighted average interest rate of such lines of credit was 4.94% and 6.69% at December 31, 2008 and 2007, respectively; the weighted average interest rate during 2008 and 2007 was 5.19% and 7.17%, respectively.

During 2008, all of R&G Mortgage’s warehousing lines with third parties were terminated by such third parties. R&G Mortgage had a warehousing line of credit with Premier Bank which was paid in full and terminated effective March 31, 2009.

14. ADVANCES FROM FEDERAL HOME LOAN BANK

At December 31, 2008, advances from the FHLB mature on various dates commencing on January 2, 2009 until July 5, 2011, and bear fixed and variable interest rates tied to the FHLB daily bank rate ranging from .46% to 4.39%. Maximum amount of advances from FHLB outstanding at any month-end during 2008 and 2007 were $1.3 billion and $1.0 billion, respectively. The average aggregate borrowings outstanding during 2008 and 2007 were $1.1 billion and $901.1 million, respectively. The weighted average stated interest rate on advances from the FHLB was 1.97% and 4.97% at December 31, 2008 and 2007, respectively; the weighted average rate during 2008 and 2007 was 3.08% and 4.99%, respectively. Scheduled maturities of FHLB advances were as follows as of December 31, 2008:

2009	$639,000,000
2010	320,000,000
2011	193,600,000

$1,152,600,000

None of the advances outstanding at December 31, 2008 or 2007 had call options. Prepayment penalties equivalent to the difference between the carrying value and the market price of the advance at the moment of pre-payment will apply in the event of prepayment before maturity.

The Company, through its banking subsidiary, receives advances from the FHLB under Advances, Collateral Pledge and Security Agreements (the “FHLB Agreements”). As of December 31, 2008, the FHLB Agreements allow the Company to borrow up to $2.2 billion. The unused portion under such line of credit was approximately $1.1 billion as of December 31, 2008. Under the FHLB Agreements, the Company is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances. At December 31, 2008, the Company maintained collateral (principally in the form of first mortgage notes) amounting to approximately $1.4 billion ($1.1 billion in 2007) with the FHLB as part of the FHLB Agreements. The market value of the collateral was sufficient to comply with the collateral requirements of the FHLB.

15. SECURED BORROWINGS

At December 31, secured borrowings include the following:

	2008	2007
Secured borrowings with local financial institutions, collateralized by real estate mortgage loans, bearing interest at variable rates tied to either Prime or three-month LIBOR averaging 4.65% and 6.93% at December 31, 2008 and 2007, respectively.	$246,614,599	$273,668,094
Secured borrowings with local financial institutions and other private lenders, collateralized by real estate mortgage loans, bearing interest at fixed rates averaging 6.08% and 7.61% at December 31, 2008 and 2007, respectively.	56,454,551	65,058,432

Secured borrowings, gross	303,069,150	338,726,526

	2008	2007
Premium	121,056	145,234

Secured borrowings, net	$303,190,206	$338,871,760

Secured borrowings are subject to scheduled payments and are expected to repay according to the regular amortization and prepayment of the underlying mortgage loans. During the first quarter of 2007, several transactions amounting to $267.2 million in the aggregate were restructured into credit agreements, each of which provided for sixty monthly scheduled payments, according to the regular amortization and prepayment of the underlying mortgage loans. Any remaining balance after the 5-year period will be subject to final installment payments.

The following table presents details of the secured borrowings, excluding premiums and discounts, with financial institutions and other private lenders as of December 31:

	2008	2007
FirstBank Puerto Rico	$219,049,261	$242,170,476
Westernbank Puerto Rico	34,989,690	40,085,812
Banco Santander Puerto Rico	18,833,410	21,380,175
EverBank	4,346,985	5,922,254
Other private investors	25,849,804	29,167,809

Total	$303,069,150	$338,726,526

Secured borrowings are collateralized by real estate mortgage loans with unpaid principal balances amounting to $301.5 million and $338.3 million at December 31, 2008 and 2007, respectively. Restricted cash accounts with balances amounting to $1.4 million and $1.3 million at December 31, 2008 and 2007, respectively, are also pledged as collateral to offset the differences between secured borrowing amounts and the unpaid principal balance of the real estate mortgage loans. The Company and its subsidiaries restructured or modified the terms of certain prior mortgage loan transfers recorded as secured borrowings.

•

In February 2007, the Company completed two restructuring transactions with FirstBank Puerto Rico (“FirstBank”). R&G Mortgage and FirstBank entered into credit agreements totaling $267.2 million to document the mortgage loan transfers between the parties. The credit agreements are secured by a pledge of mortgage loans presented as loans and leases receivable, net pursuant to a pledge and security agreement entered into between R&G Mortgage and FirstBank. This modification was not considered a substantial modification under EITF 96-19. Refer to Note 32 for information regarding the repayment of such credit agreements during 2009.

With respect to Premier Bank’s share of the secured borrowing, which amounted to $50.1 million, Premier Bank repaid its secured borrowing and assumed control of the mortgages which collateralized such borrowings.

Refer to Note 18 for information concerning the second restructuring with FirstBank, which involved an on-balance sheet securitization.

•

On July 10, 2007, the Company completed restructuring transactions with Oriental Bank and Trust (“Oriental”), a Puerto Rico chartered commercial bank. As part of the restructuring, Oriental agreed to retain mortgage loans with an unpaid principal balance of $26.6 million as payment for a portion of the secured borrowing. In addition, Premier Bank substituted certain mortgage loans with an unpaid principal balance of $25.9 million with mortgage loans selected by Oriental that complied with its policies. Premier Bank also agreed to pay $19.8 million to extinguish the remaining balance of the secured borrowing from Oriental and assumed control of the mortgages which collateralized that portion of the secured borrowing.

The substitution of mortgage loans resulted in a loss of approximately $669,000 recognized as a loss on extinguishment of debt. In connection with this restructuring, Oriental and Premier Bank agreed to settle all pending litigation claims relating to the payment of certain prepayment penalties associated with the mortgage loans.

In addition, the Company restructured various agreements with other financial institutions by deleting or modifying any previous conditions that precluded accounting for the transactions as sales. Note 18 presents additional information with respect to these transactions.

16. OTHER BORROWINGS

At December 31, 2008 and 2007 other borrowings include the following:

Junior subordinated notes payable to R&G Capital Trust III, issued in 2003 and due in 2033, bearing interest at a fixed-rate of 6.95%	$103,092,783
Junior subordinated notes payable to R&G Capital Trust V, issued in 2004 and due in 2034, bearing interest at a fixed-rate of 6.52%	103,092,783
Junior subordinated notes payable to R&G Capital Trust VI, issued in 2004 and due in 2034, bearing interest at a fixed-rate of 6.62%	128,865,980

Total other borrowings	$335,051,546

Junior subordinated notes are redeemable at the Company’s option five years after issuance of the relevant note. Certain of these notes were redeemable beginning in 2007. None have been redeemed as of December 31, 2008. During 2007, Fifth Third assumed all of the outstanding trust preferred obligations of RAC and acquired the related investment in the common securities of the trusts as part of the Crown Bank acquisition. Pursuant to EITF 87-24 “Allocation of Interest to Discontinued Operations”, interest expense associated with the RAC obligations, which amounted to $3.4 million and $4.6 million at December 31, 2007 and 2006, respectively, is included within discontinued operations as it is based on the principal amount of debt that was assumed by the buyer in this transaction.

The Company guarantees the obligations on three trust preferred securities transactions issued by trusts created by the Company aggregating to $335.1 million. Under the guarantees, the Company guarantees the payment of accumulated and unpaid distributions, payments upon redemption and certain other payments to the extent not paid by the relevant trust and to the extent the trust has funds available for the distributions. As discussed in Note 1, the Company has deferred interest payments on its trust preferred securities. No interest payments have been made since April 2008, but continue to accrue. At December 31, 2008 the accrual amounted to $15.8 million. The interest payments are deferrable for a maximum of five years during which time the interest payments would continue to accrue.

17. OTHER LIABILITIES

At December 31 other liabilities consist of the following:

	2008	2007
Accounts payable	$25,479,149	$30,861,773
Accrued expenses	26,818,220	35,028,580
Taxes payable (Note 20)	24,819,973	13,275,011
Escrow deposits	34,496,297	39,074,190
Customer mortgages and closing expenses payable	—	7,587,091
Recourse obligation (Note 18)	1,655,094	32,247,454
GNMA defaulted loans — buy-back option (Note 18)	—	28,508,815
Deferred rent obligation	2,612,968	2,441,788
Derivative instruments (Note 28)	841,934	8,924,627
Reserve for losses on servicing related payments (Note 8)	—	5,136,097
Reserve for class action settlement	—	31,900,000
Other	4,182,158	5,587,579

Total other liabilities	$120,905,793	$240,573,005

In February 2008, the Company entered into agreements in principle to settle all claims in the consolidated securities class action and in the shareholder derivative litigation originally filed in 2005. On May 21, 2008, R&G Financial entered into a stipulation of settlement with the lead plaintiffs in the shareholder class action, and on June 11, 2008 R&G Financial entered into a stipulation of settlement with the plaintiffs in the consolidated derivative action. In October 2008, the Company received final court approval from the U.S. District Court for the Southern District of New York of those settlements.

In connection with the settlements, the Company agreed to certain corporate governance enhancements which, among other things, imposed additional director independence requirements. As part of the global settlement, the Company agreed to pay approximately $31.9 million, of which $2.9 million was covered and paid for by the Company’s insurers. The amount required to be paid by the Company was paid on June 5, 2008.

18. SALES AND SECURITIZATIONS OF MORTGAGE LOANS

During the years ended December 31, 2008, 2007 and 2006, the Company’s consolidated statements of (loss) income included net gains/(losses) on loan sales of approximately $10.6 million, $(672,000) and $10.5 million realized on sales of residential mortgage loans with principal balances amounting to approximately $488.7 million, $1.0 billion (including $307.2 million of sales relating to the de-recognition of certain on-balance sheet private mortgage loan securitizations), and $1.1 billion, respectively.

In addition, during the years ended December 31, 2007 and 2006, the Company securitized residential mortgage loans with principal balances amounting to approximately $42.6 million and $497.5 million, respectively. No securitizations were performed during 2008.

During 2007, the Company de-recognized approximately $122.5 million in mortgage loans held for sale and the related secured borrowing, resulting from the required distribution of certain loans to the beneficial interest holders (“BIHs”), as specified in the original terms of a series of separate on-balance sheet securitizations. According to the securitization trust agreements, the Company (as servicer) was required to distribute mortgage loans to the BIHs once the mortgages complied with the FHLMC/FNMA conforming guidelines. At the time the conforming criteria was met and the Company distributed the conforming mortgage loans, the Company was allowed to recognize the transactions as sales under SFAS 140. A net gain on sale of loans of approximately $2.0 million was recognized, including recognition of an MSR of approximately $1.4 million net of the accretion of the remaining secured borrowing discount and release of the net deferred fees associated with the loans sold.

The Company did not execute any on-balance sheet private mortgage loan securitizations during 2007 or 2008.

The Company has been performing residential mortgage loan sales, primarily non-performing loans from its mortgage banking subsidiary in order to enhance its liquidity and capital position. Details of the most relevant transactions follow:

On October 3, 2008, R&G Mortgage entered into a Master Loan Purchase and Servicing Agreement with RNPM, LLC for the sale of non-performing residential loans with an unpaid principal balance of approximately $17.6 million. The proceeds amounting to approximately $9.9 million were used for operational commitments.

On May 16, 2008, R&G Mortgage entered into a Master Loan Purchase and Servicing Agreement with RNPM, LLC for the sale of non-performing residential mortgage loans with an unpaid principal balance of approximately $19.7 million. The proceeds amounting to approximately $11.8 million were used to repay credit facilities and other operational commitments.

In two separate transactions completed during the first quarter of 2008, R&G Mortgage sold to Victor J. Galán, the Company’s majority stockholder, delinquent mortgage loans with an unpaid principal balance of $8.3 million. The Company used the proceeds of these transactions of approximately $5.0 million to make the March 2008 dividend payment on its preferred stock and distributions on its trust preferred securities.

On September 28, 2007, R&G Mortgage finalized the sale of a residential mortgage loan portfolio, primarily sub-performing and non-performing mortgage loans, with an unpaid principal balance of $94.4 million to a private investor and used the proceeds of the sale to repay approximately $51.4 million of outstanding borrowings under its mortgage loan warehousing and working capital credit facilities and to meet certain other operational commitments. This transaction resulted in a realized loss of approximately $24.6 million.

Key economic assumptions used in determining the fair value of servicing assets and IOs at the time of sale or securitization ranged as follows:

	Servicing Assets			Interest-Only Strips
	Minimum	Maximum	Weighted Average	Minimum	Maximum	Weighted Average
2008:
Constant prepayment rate:
Government — guaranteed mortgage loans	14.31%	15.12%	14.47%	—	—	—
Conventional mortgage loans	7.50%	17.21%	9.62%	—	—	—
Cash flow discount rate:
Government —guaranteed mortgage loans	11.30%	12.10%	11.46%	—	—	—
Conventional mortgage loans	10.00%	12.10%	10.03%	—	—	—
2007:
Constant prepayment rate:
Government—guaranteed mortgage loans	6.60%	21.24%	11.28%	—	—	—
Conventional mortgage loans	6.63%	33.59%	12.84%	8.32%	20.89%	12.98%
Cash flow discount rate:
Government—guaranteed mortgage loans	11.40%	12.00%	11.74%	—	—	—
Conventional mortgage loans	10.40%	12.90%	11.26%	13.00%	13.00%	13.00%

For its servicing assets, the Company creates prepayment curves based on the portfolio’s historical prepayment experience and updates them on a quarterly basis. To consider and incorporate market expectations, the Company benchmarks these curves against actual FNMA prepayment speeds and forecasted Bloomberg median speeds as reported by dealers in mortgage-backed securities to Bloomberg.

The discount rate used in the valuation of MSRs should reflect the risks inherent in the servicing asset and the return offered by alternative investments with similar risk characteristics, as well as consideration of what a reasonable investor would demand for this type of investment. The Company follows a market-based approach in setting the discount rate, which incorporates a risk-free rate with a term consistent with the weighted average expected life of the MSRs and a risk-adjusted spread.

At December 31, 2008, key economic assumptions used by the Company to estimate the fair value of the servicing assets and the sensitivity to immediate changes in those assumptions were as follows:

Carrying amount of servicing assets	$7,332,130
Weighted-average expected life (in years)	5.4
Constant prepayment rate (weighted-average annual rate)	16.00%
Decrease in fair value due to 10% adverse change	($294,000)
Decrease in fair value due to 20% adverse change	($570,000)
Cash flow discount rate (weighted-average annual rate)	11.90%
Decrease in fair value due to 10% adverse change	($272,000)
Decrease in fair value due to 20% adverse change	($526,000)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the servicing assets is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or counteract the sensitivities.

At December 31, 2008, key economic assumptions used to estimate the fair value of IOs included a discount rate of 13.0% and prepayment rates of 6.94% (minimum) and 28.30% (maximum).

The valuation of the Company’s IOs is comprised of two valuing components, an inverse floater and an embedded cap. Each component is valued separately and then aggregated in order to arrive to the estimated fair value of the IO. The inverse floater value is determined by modeling cash flows from the fixed-rate mortgage loans using a static cash flow analysis. The amortizing cap is measured using the Black-Scholes formula, which is a benchmark standard in the financial industry. LIBOR rates and swap rates from Bloomberg are used to build a zero curve, which is then discounted using a specified discount rate. The implied volatility used in the Black-Scholes formula for the cap valuation is obtained from Bloomberg. As a result of its composition (inverse floater and embedded cap), this asset is not highly sensitive to changes in interest rates.

The activity of the Company’s IOs is shown below:

	2008	2007	2006
Balance at beginning of year	$10,846,263	$5,902,893	$6,491,892
Capitalization of IOs retained in loan sales (1)	—	4,691,060	—
Amortization of IOs classified as available for sale	(705,288)	(989,001)	(1,102,872)
Gain (loss) on the value of IOs	2,474,815	1,241,311	513,873

Balance at end of year	$12,615,790	$10,846,263	$5,902,893

(1)	IOs capitalized during 2007 are classified as held for trading.

Cash flows received on the IOs classified as available for sale follow:

	2008	2007	2006
Total cash flows received	$1,138,327	$1,406,531	$1,615,793
Amortization, as offset to cash flows	(705,288)	(989,001)	(1,102,872)

Net cash flows recognized as interest income	$433,039	$417,530	$512,921

The degree of risk associated with sales of loans is largely dependent on the extent to which the sales are with or without recourse. In recourse sales, the Company agrees to share credit risk with the owner of the mortgage loans such as FNMA or FHLMC or with an insurer or guarantor. Losses on recourse occur primarily when foreclosure sale proceeds of the property underlying a defaulted mortgage are less than the then-outstanding principal balance and accrued interest of such mortgage loan and the cost of holding and disposing of such underlying property.

During the years ended December 31, 2008 and 2007, the Company sold and securitized mortgage loans with an unpaid principal balance of approximately $26.3 million and $41.6 million, respectively, subject to recourse. The principal amount of mortgage loans repurchased as a result of recourse provisions amounted to $47.0 million and $43.5 million in 2008 and 2007, respectively. As of December 31, 2008 and 2007, the Company had an estimated recourse obligation of $1.7 million and $32.2 million, respectively, recognized as part of other liabilities in the consolidated statements of financial condition. In addition, in the ordinary course of its sale and securitization activities, the Company makes certain representations and warranties at the time of sales to third parties regarding the characteristics of the loans sold. To the extent the loans do not meet specific characteristics, the Company may be required to repurchase the mortgage loans.

Set forth below is a breakdown of loans subject to recourse by loan type and weighted-average loan-to-value ratios as of December 31:

	2008
	Outstanding Balance	Weighted- Average Loan to Value	Maximum Contractual Exposure
Loan Type:
Conventional loans	$146,965,811	74%	$14,696,581

19. OTHER GENERAL AND ADMINISTRATIVE EXPENSES

Other general and administrative expenses for the years ended December 31 consist of the following:

	2008	2007	2006
Stationery and supplies	$3,857,230	$3,934,759	$3,835,630
Insurance	6,385,286	6,494,877	3,817,766
Net cost of operation of real estate held for sale	10,731,582	10,025,703	225,437
Securitization guaranty fees	691,133	1,124,512	2,584,227
Other loan related losses	1,951,733	2,661,384	1,021,517
Credit and debit card interchange expense	11,652,950	8,965,720	7,469,806
Other	11,632,646	5,453,303	4,410,592

Total	$46,902,560	$38,660,258	$23,364,975

Premier Bank recognizes certain loans repurchased as a result of representations and warranties as loans and leases receivable, net since these loans are normally not re-sold. For the year ended December 31, 2008, Premier Bank recognized losses of approximately $1.6 million in connection with those repurchases. There were no such repurchases in Premier Bank during 2007 and 2006. These losses are included as “other” in other general and administrative expenses.

Premier Bank recognizes certain costs incurred during the process of acquiring, prior to taking legal title of, foreclosed property as an expense when incurred. During 2008, these expenses amounted to $3.2 million, a significant increase from 2007 and 2006, and are included as “other” in other general and administrative expenses.

20. INCOME TAXES

Income taxes include Puerto Rico income taxes as well as applicable federal and state taxes. As Puerto Rico corporations, the Company and all of its Puerto Rico subsidiaries are generally required to pay federal income taxes only with respect to their income derived from the active conduct of a trade or business in the United States (excluding Puerto Rico) and certain investment income derived from U.S. assets. Any such tax is creditable, with certain limitations, against Puerto Rico income taxes. However, if the United States income tax paid is not taken as a credit it can be taken as a deduction in arriving at net taxable income in Puerto Rico. Under the Puerto Rico Internal Revenue Code, the Company and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns.

Under the Puerto Rico tax law, a company’s tax liability will be the greater of the tax computed under the regular tax system or the alternative minimum tax (“AMT”) system. The AMT is imposed based on 22% of regular taxable income after certain adjustments for preference items. An AMT credit may be claimed in future years for tax paid on an AMT basis in excess of the regular tax basis.

The maximum statutory corporate income tax rate in Puerto Rico is 39.0%.

A portion of the Company’s interest income arises from mortgage loans, mortgage-backed securities and other investment securities, including interest generated on various U.S. securities held by the international banking entities (“IBEs”) of the Company, which is tax-exempt for Puerto Rico income tax purposes. The elimination of exempt income, net of related expenses, from the determination of taxable income results in a reduction of the income tax liability.

During 2005 the Company entered into two agreements with the Puerto Rico Treasury Department (“PRTD”) related to certain intercompany transactions of IO strips, which were initially recognized as a result of previous mortgage loan transfers to third parties. The agreements permitted the Company to accelerate for tax purposes the capital gain recognition of $123.9 million. During 2007, as a result of the correction in the accounting for certain mortgage loan transfers recharacterized as secured borrowings as part of the 02-04 Restatement, the Company entered into a new agreement with the PRTD. The new agreement clarified that notwithstanding the aforementioned recharacterization, the 2005 intercompany IO strip transaction permitted the Company to acquire separate and identifiable assets with a tax basis of $123.9 million related to the IO strips subject to the payment of the capital gains tax. The agreement further clarified that the IO tax asset is a stand-alone intangible asset subject to a straight-line amortization over 15 years.

In 2008, in connection with the legal settlement described in Note 17, the Company entered into an agreement with the PRTD that permitted the contribution by the Company of a deferred tax asset of approximately $11.3 million to any of its subsidiaries.

The following table sets forth the components of income tax (benefit) expense from continuing operations for the years ended December 31:

	2008	2007	2006
Current income taxes	$10,305,009	$3,609,025	$10,776,725
Deferred income taxes	70,832,640	(28,635,065)	(8,457,743)

Income tax (benefit) expense, continuing operations	$81,137,649	$(25,026,040)	$2,318,982

The following table sets forth the components of income tax (benefit) expense from discontinued operations for the years ended December 31:

	2007	2006
Current income taxes	$4,035	$121,277
Deferred income taxes	(5,577,431)	7,399,034

Income tax (benefit) expense, discontinued operations	$(5,573,396)	$7,520,311

The Company’s (benefit) provision for income taxes varies from amounts computed by applying the Puerto Rico statutory tax rate to income before taxes as follows:

	Year Ended December 31,
	2008		2007		2006
	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax Income
Computed income tax at Puerto Rico’s statutory rate	$(43,064,640)	39.00%	$(48,220,797)	39.00%	$8,305,250	41.50%
Effect on provision of:
Tax-exempt income, net of disallowed items	4,651,890	(4.21%)	5,249,419	(4.25%)	(1,755,948)	(8.77%)
Exempt income- IBEs	2,746,314	(2.49%)	(3,854,611)	3.12%	(3,143,010)	(15.71%)
Amounts expected to reverse at tax rates other than the statutory rate	673,857	(0.61%)	34,178	(0.03%)	83,477	0.42%
Other (non-taxable) / Non-deductible items, net	1,735,372	(1.57%)	(1,904,461)	1.54%	(701,191)	(3.50%)
Dividends received and preferred stock dividends deduction	1,076,595	(0.97%)	17,057,292	(13.80%)	10,750,550	53.72%
Additional tax benefit-years closed for tax purposes	73,022	(0.07%)	(776,236)	0.63%	(3,844,572)	(19.21%)
Tax benefit – interest only strips closing agreement and housing credits	(556,160)	0.50%	(6,428,583)	5.20%	—	—
Warrants liability	—	—	(11,696,024)	9.46%	(14,044,599)	(70.18%)
Valuation allowance	113,801,399	(103.06%)	25,513,783	(20.64%)	6,669,025	33.32%

Total	$81,137,649	(73.48%)	$(25,026,040)	20.24%	$2,318,982	11.59%

The net deferred tax assets consist of the following:

	2008	2007
Deferred tax assets:
Net operating loss carry forward (“NOL”)	$74,026,316	$63,903,045
Capital loss carry forward	199,336	199,336
Allowance for loan and lease losses	60,118,724	38,753,819
AMT and other tax credits	3,767,801	3,700,542
Real estate held for sale	2,910,639	773,219
Deferred rent obligations	1,019,058	952,297
Recourse reserve	645,487	12,576,507
Net deferred loan origination fees	16,673,297	15,194,788
Discount on securities available for sale	904,476	1,013,030
Interest only strips tax asset	36,452,770	39,674,217
Reserve for class action settlement	10,650,250	11,310,000

	2008	2007
Reserve for servicing advances	75,076	2,170,913
Allowance for uncollectible interest	6,689,148	2,840,488
Valuation allowance on loans held for sale	9,520,136	9,928,658
Other	141,524	727,773

Deferred tax assets, gross	223,794,038	203,718,632
Valuation allowance on deferred tax assets	(211,363,668)	(97,562,269)

Deferred tax assets, net	12,430,370	106,156,363

Deferred tax liabilities:
Unrealized gain on derivative instruments held for trading	(3,341,806)	(2,893,830)
Deferred fees on brokered deposits	(2,073,634)	(2,494,833)
Servicing asset	(841,712)	(24,315,478)
IOs available for sale	(1,255,087)	(1,530,149)
Unrealized gains on securities available for sale	(3,534,390)	(1,203,364)
Other	(1,016,058)	(187,359)

Deferred tax liabilities	(12,062,687)	(32,625,013)

Net deferred tax assets	$367,683	$73,531,350

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. A valuation allowance of $211.4 million and $97.6 million is reflected in 2008 and 2007, respectively, arising from temporary differences which, based on the weight of available evidence, the Company determined it is more likely than not that the asset will not be realized. In 2008, the allowance covered all deferred tax assets of the Company’s subsidiaries, except R-G Insurance. In 2007, the allowance covered all deferred tax assets of the Holding Company and R&G Mortgage. Increases in the valuation allowance during 2008 and 2007 amounted to $113.8 million and $36.5 million, respectively, of which $10.9 million was included in income tax expense from discontinued operations as of December 31, 2007. Failure to achieve sufficient projected taxable income might affect the ultimate realization of the remaining net deferred tax assets. Factors that may affect the Company’s ability to achieve sufficient forecasted taxable income include, but are not limited to, reduction in margins, increased competition, and loss of market share.

The NOL outstanding at December 31, 2008 expires as follows:

(In thousands)
2012	$9,623
2013	16,129
2014	28,212
2015	10,513
2019	116
2020	202
2021	173
2022	321
2023	3,539
2024	346
2025	210
2026	36
2027	3,500
2028	1,106

$74,026

The Company adopted FIN 48 effective January 1, 2007. As a result of the adoption, the Company recorded an adjustment to retained earnings of approximately $927,000. The total amount of unrecognized tax benefits did not change during the year and is not expected to significantly increase or decrease in the next twelve months. Interest and penalties related to tax uncertainties is classified as income tax expense. The Company recognized approximately $73,000 in interest for each of the years ended December 31, 2008 and 2007.

An examination by the PRTD of the 2002, 2003 and 2004 income tax returns of Premier Bank, R&G Mortgage and Mortgage Store began during 2006 and concluded with a closing agreement between the parties in December 2009. For further information regarding the results of the examination refer to Note 32.

21. STOCKHOLDERS’ EQUITY

Earnings Per Share

Shares of the Company’s Class A common stock are entitled to two votes per share and are exchangeable into shares of Class B common stock at the option of the holder. All of the Class A shares have been owned since the Company’s organization by Mr. Víctor J. Galán.

The Company’s weighted-average number of common shares outstanding used in the computation of basic earnings per common share was 51,185,268 in 2008 and 2007. No cash dividends were paid on common shares during 2008 or 2007. Dividends of $0.05 were paid in 2006.

The reconciliation of the numerator and denominator of the basic and diluted earnings per share follows:

	2008	2007	2006
Net loss from continuing operations	$(191,559,802)	$(98,617,029)	$17,693,668
Preferred stock dividends:
Non-cumulative perpetual	(3,971,001)	(15,884,000)	(15,884,000)
Series A redeemable	—	(11,954,167)	(10,687,500)

	2008	2007	2006
Accretion on Series A redeemable	—	(30,519,078)	(14,749,255)

Loss from continuing operations	(195,530,803)	(156,974,274)	(23,627,087)
Loss from discontinued operations	—	(33,478,148)	(8,695,242)

Net loss	$(195,530,803)	$(190,452,422)	$(32,322,329)

Weighted average shares:
Basic/diluted weighted-average number of common shares outstanding	51,185,268	51,185,268	51,184,641

Net loss per common share:
From continuing operations-basic/diluted	$(3.82)	$(3.07)	$(0.46)
Discontinued operations-basic/diluted	$—	$(0.65)	$(0.17)
Net loss-basic/diluted	$(3.82)	$(3.72)	$(0.63)

Non-cumulative perpetual preferred stock at December 31, 2008 may be redeemed in whole or in part at a redemption price of $25.00 at the Company’s sole option as follows:

Initial Redemption Date
Series A	October 1, 2003
Series B	January 1, 2005
Series C	April 1, 2006
Series D	March 1, 2007

No redemptions have been made as of December 31, 2008.

Redeemable Preferred Stock

In March 2006, the Company sold, through RAC, $150.0 million of noncumulative perpetual Series A redeemable preferred stock (the “Series A redeemable preferred stock”). The Series A redeemable preferred stock, which was sold to a small group of investors (the “Investors”) in a private placement, bore a 9.5% annual dividend rate payable in quarterly installments, and was non-callable by RAC for seven years, except in certain circumstances including a change of control of the Company, RAC or Crown Bank, subject to regulatory approval. RAC’s Series A redeemable preferred stock had the same priority with respect to dividends and rights upon liquidation as the Company’s other outstanding series of preferred stock. The Series A redeemable preferred stock was structured to fully count as Tier I regulatory capital on consolidation.

Consistent with the terms of a securities purchase agreement (the “Securities Purchase Agreement”) also entered into with the Investors in March 2006, RAC contributed $15.0 million to Crown Bank and retained $15.0 million, which is $750,000 more than the dividend payments due on the Series A redeemable preferred stock for one year. After paying issuance costs, RAC transferred to RGF approximately $110.0 million of the net remaining proceeds, which the Company used to make capital contributions to Premier Bank and R&G Mortgage, as needed, and for general corporate purposes.

In connection with the transaction, the Company granted the Investors immediately exercisable warrants (the “warrants”) to purchase 10 million shares of the Company’s common stock at an exercise price of $12 per share. In addition, the Company, through RAC, granted the Investors Additional Purchase Rights Investments, or APRIs, that provided the Investors with the right to monetize a 20% interest in the value of RAC and Crown Bank. For every quarter that RAC paid a dividend on the Series A preferred stock, the number of warrants would decrease by 250,000 (down to a minimum of 8 million shares) and the per share exercise price would increase by $0.25 (up to a maximum of $14.00 per share). Conversely, if RAC failed to pay a quarterly dividend, the number of the Company’s warrants would correspondingly increase and the exercise price would correspondingly decrease, but never to more than 10 million shares or less than a $12.00 per share exercise price.

The Series A redeemable preferred stock was initially recorded as minority interest reduced by the initial fair value of the warrants, APRIs and issuance costs, following the residual method, consistent with the Company’s policy election. The initial fair value of the warrants amounted to approximately $66.0 million and issuance costs amounted to approximately $10.0 million. The APRIs had no value at issuance. The fair value of the warrants was recorded in other liabilities with subsequent changes in fair value included in earnings. The Series A redeemable preferred stock and the issuance costs were accreted to dividends thru the first redemption date (seven years), consistent with the provisions of EITF D-98. In October 2006, when the Company made the decision to sell Crown Bank and all of the requirements of SFAS 144 were met, the accretion period was adjusted to one year, as it was determined that it was probable that a sale would be completed within one year. As of December 31, 2006, the fair value of the warrants was approximately $30.0 million. The APRIs had no value as of December 31, 2006.

As further discussed in Note 4, in May 2007, the Company entered into the Crown Agreement with Fifth Third pursuant to which Fifth Third would acquire all of the outstanding shares of common stock of Crown Bank. Pursuant to SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” when circumstances change such that an otherwise not mandatorily redeemable instrument meets the definition of mandatorily redeemable (that is, the event is no longer conditional because the event has occurred, the condition is resolved, or the event has become certain to occur), the financial instrument is reclassified as a liability. The transactions contemplated by the Crown Agreement constituted a change of control of Crown Bank within the meaning of the Series A redeemable preferred stock certificate of designation, thus requiring reclassification to liability in May 2007. Upon reclassification, the instrument was initially recorded at fair value (approximately $179.2 million) with the difference between the fair value of the instrument and its carrying amount (approximately $60.2 million) recorded in retained earnings. No gain or loss related to the reclassification of the instrument was recognized in the consolidated statements of (loss) income. Subsequent changes in the fair value of the liability amounted to $14.2 million and were included in discontinued operations in the consolidated statements of (loss) income.

The change of control of Crown Bank also caused an automatic redemption of the Series A redeemable preferred stock at 110% of stated value. The Company sought and received permission from the Federal Reserve Board to redeem the Series A redeemable preferred stock in connection with the closing of the transactions to sell Crown Bank and redeemed such instrument upon the closing of the sale of Crown Bank on November 2, 2007. As a result of an amendment entered into with the Investors in October 2007, the various transactions contemplated by the Securities Purchase Agreement were, in all respects and for all purposes, deemed terminated and of no further force or legal effect, as of November 2, 2007.

Immediately following the sale of Crown Bank, RAC used a portion of the proceeds ($165.0 million) to redeem its Series A redeemable preferred stock. In connection therewith, R&G Financial repurchased all of the outstanding warrants to purchase 8.75 million shares of its common stock for a cash payment of $0.001 for each share of the Company’s Class B Common Stock subject to such warrants.

22. RELATED PARTY TRANSACTIONS

The Company leases some of its facilities from a related party owned by Mr. Víctor J. Galán. The original lease terms vary from a month-to-month basis to up to 10 years, excluding renewal options in 2 to 5 year intervals of up to 15 years. The annual rentals under these agreements during the years ended December 31, 2008 and 2007 were approximately $6.2 million and $6.3 million, respectively.

Loans to directors, officers and employees of the Company were made in the ordinary course of business. Interest rates on such loans were substantially the same as those prevailing at the time for comparable transactions with unrelated parties, and did not involve more than a normal risk of collectability. The aggregate amount of loans outstanding to officers, directors and principal stockholders of the Company and its subsidiaries amounted to $4.3 million and $11.8 million during the years ended December 31, 2008 and 2007, respectively. Deposits held from officers, directors, employees and principal stockholders of the Company totaled $9.3 million and $12.1 million at December 31, 2008 and 2007, respectively.

23. REGULATORY REQUIREMENTS

R&G Financial is a bank holding company and is subject to regulation by the FRB and Puerto Rico Commissioner. R&G Financial is required to file a report of its operations annually with, and is subject to examination by, the FRB, which has established guidelines regarding the capital adequacy of bank holding companies. These requirements are substantially similar to those adopted by the FDIC for depository institutions, as set forth below.

Under the Bank Holding Company Act of 1956, as amended (“BHCA”), bank holding companies, all of whose subsidiary depository institutions are “well capitalized” and “well managed”, as defined in the BHCA, and which obtain satisfactory Community Reinvestment Act ratings, may elect to be treated as financial holding companies. Financial holding companies are permitted to engage in a broader spectrum of activities than those currently permitted for bank holding companies. Financial holding companies can engage in activities that are deemed to be “financial” in nature, including insurance, underwriting and brokerage. R&G Financial became a financial holding company in 2000, when it elected to be so treated under the BHCA. In view of the issues that the Company has faced since the announcement of its 02-04 Restatement, it withdrew that election, effective September 7, 2007, and ceased to be a financial holding company.

As of December 31, 2006, the Company relied on its financial holding company status to operate R-G Insurance as a direct subsidiary of the holding company and to have the ability to engage in certain activities described above. In connection with the withdrawal of its election to be treated as a financial holding company, the Company has restructured its ownership of R-G Insurance. On July 24, 2007, Premier Bank received authorization from the Commissioner to engage in the insurance agency business in Puerto Rico through the contribution of all the shares of capital stock of R-G Insurance from R&G Financial to Premier Bank. Effective September 7, 2007, R-G Insurance became a wholly owned subsidiary of Premier Bank. The tax-free reorganization had no impact on the current operations of the Company. Following the corporate reorganization, the Company is engaged solely in activities permitted by the BHCA for bank holding companies.

Banking Regulations

Premier Bank is organized under the Puerto Rico Banking Act, as amended, and is subject to regulation and examination by the Puerto Rico Commissioner and the FDIC and to certain regulations established by the FRB.

International Banking Entity Regulations

R&G International is subject to supervision and regulation by the Puerto Rico Commissioner under the International Banking Center Regulatory Act (the “IBE Act”). Under the IBE Act no sale, encumbrance, assignment, merger, exchange or transfer of shares, interest or participation in the capital of an international banking entity may be initiated without prior approval of the Commissioner. Regulations limit the business activities that may be carried out in an international banking entity. Such activities are generally limited to persons and assets located outside Puerto Rico.

In November 2008, R&G International received approval from the Puerto Rico Commissioner, its primary regulator, to reorganize as a business unit of R&G Financial by merging into R&G Financial and be operated as a newly created segregated business unit and contributing all its assets and liabilities to the new international banking business unit. Effective January 2009, R&G International was reorganized as an IBE business unit of R&G Financial as previously approved by the Puerto Rico Commissioner.

Mortgage Banking Regulations

As of December 31, 2007, the mortgage banking business conducted by R&G Mortgage was subject to the rules and regulations of FHA, VA, FNMA, FHLMC, GNMA, HUD, RHS, and the Puerto Rico Commissioner with respect to originating, processing, selling and servicing mortgage loans and the issuance and sale of mortgage-backed securities and to certain regulations established by the FDIC and the FRB. As of December 31, 2008, the mortgage banking business conducted by R&G Mortgage remained subject to certain rules and regulations of HUD, FHA, VA, RHS, FHLMC, the Puerto Rico Commissioner, the FDIC and the FRB.

As of December 31, 2008, R&G Mortgage was a HUD-approved non-supervised mortgagee. On May 15, 2008, R&G Mortgage and HUD entered into a settlement agreement whereby R&G Mortgage would retain its FHA-approved lender status. The agreement provided, among other things, for the payment of a $10,000 one-time civil monetary penalty, which was paid, and certain deadlines for the filing of audited financial statements. The Company filed its 2005-2007 audited financial statements by the due date of June 2009, but failed to provide 2008 audited financial statements by the same date. An extension of the filing deadline has been requested. Failure to file the audited 2008 financial statements by the June 2009 deadline has required R&G Mortgage to pay additional monetary penalties in the amount of $2,000 on a monthly basis and allows the FHA to enforce its rights and remedies under HUD regulations, including the withdrawal of R&G Mortgage’s FHA-approved lender status.

As a HUD-approved non-supervised mortgagee R&G Mortgage is required to maintain an excess of current assets over current liabilities and minimum net worth, as defined by various regulatory agencies. Such equity requirement is tied to the size of R&G Mortgage’s servicing portfolio and ranged up to $1.0 million. R&G Mortgage is also required to maintain fidelity bonds and errors and omissions insurance coverage based on the balance of its servicing portfolio. For the year ended December 31, 2008, R&G Mortgage did not maintain the required minimum level for adjusted net worth required by HUD. For further information regarding the subsequent compliance with the required minimum level of adjusted net worth refer to Note 32.

On May 9, 2008, R&G Mortgage and GNMA entered into a settlement agreement that allowed R&G Mortgage to continue to act as a GNMA-approved issuer and servicer. The agreement provided, among other things, for an escrow deposit of $3.2 million and certain deadlines for the filing of audited financial statements. Failure to file the audited financial statements as scheduled allowed GNMA to enforce its rights and remedies under GNMA regulations, including the withdrawal of the GNMA issuer and servicer license. On July 7, 2008, R&G Mortgage received a letter from GNMA advising it that R&G Mortgage was in default under the agreement with GNMA due to its failure to provide audited financial statements for 2005. The letter further required R&G Mortgage to provide by August 7, 2008 a detailed description of its plan for resolving the violation or in the alternative, to sell its GNMA servicing portfolio and withdrawing from GNMA’s programs, or face adverse action from GNMA. On August 8, 2008, R&G Mortgage received notice that GNMA would forbear further action to permit R&G Mortgage to continue its negotiations with Banco Popular regarding the potential sale of R&G Mortgage’s GNMA servicing portfolio discussed in Notes 1 and 8. On September 17, 2008, R&G Mortgage announced its Servicing Rights Purchase and Transfer Agreement with Banco Popular, pursuant to which R&G Mortgage sold substantially all of its mortgage servicing rights associated with mortgage loans owned by GNMA. On December 23, 2008, R&G Mortgage agreed with GNMA to withdraw as GNMA issuer and on December 30, 2008 the escrow deposit previously stipulated in the settlement agreement of $3.2 million was released. This withdrawal had an adverse effect on the Company’s ability to issue GNMA securities.

On July 11, 2008, R&G Mortgage and Premier Bank received notices from FHLMC of immediate termination of their respective eligibility to sell mortgages to and service mortgages for FHLMC. FHLMC indicated that it had taken these actions due to concerns regarding the entities’ ability to continue to act as servicer and to meet their obligations to FHLMC, among other reasons. On July 14, 2008, the Company successfully obtained a temporary restraining order from the United States District Court for the District of Puerto Rico precluding the effect of these terminations. On September 16, 2008, R&G Mortgage, Premier Bank and FHLMC entered into an agreement to settle the litigation with FHLMC. Under the terms of the settlement, R&G Mortgage and Premier Bank remain as approved FHLMC seller/servicers in good standing. The settlement, which did not result in any monetary penalties, was subsequently approved by the United States District Court for the District of Puerto Rico.

On July 29, 2008, R&G Mortgage voluntarily withdrew its FNMA seller/servicer license.

R&G Mortgage ceased its mortgage origination activities in February 2009 but continues its mortgage servicing activities. For further information, refer to Note 32.

As of December 31, 2008, in addition to its status as an FHLMC seller/servicer, Premier Bank was an approved HUD Title II FHA supervised mortgagee (and as such is able to offer FHA-insured loans previously offered by R&G Mortgage), was authorized by the VA to originate and close VA loans as a supervised lender, and was an approved Certified Lender for Rural Housing Loan Programs of RHS. As of December 31, 2008, the mortgage banking business conducted by Premier Bank was subject to the applicable regulations, policies and procedures of such entities.

Mortgage origination activities are also subject to, among others, the Equal Credit Opportunity Act, the Federal Truth-in-Lending Act, the Real Estate Settlement Procedures Act and the regulations promulgated thereunder. R&G Mortgage (to the extent it were to engage in these activities) and Premier Bank are also subject to regulation by the Puerto Rico Commissioner with respect to, among other things, licensing requirements and maximum origination fees on certain types of mortgage products.

Regulatory Capital Requirements

The Company and Premier Bank are subject to various regulatory capital requirements administered by the Commissioner and federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and Premier Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital, as defined in the regulations, to risk-weighted assets, as defined in the regulations (the “Total Capital Ratio”), Tier 1 capital, as defined in the regulations, to risk-weighted assets, (the “Tier 1 Capital Ratio”) and of Tier 1 capital to total consolidated average assets, as defined in the regulations (the “Leverage Ratio”). To meet its minimum capital ratio requirements for purposes of capital adequacy and meet the numerical requirements to be categorized as a “well capitalized” institution for purposes of the FDIC’s prompt corrective action regulations, Premier Bank must maintain Total Capital, Tier 1 Capital and Leverage Ratios as further described and as set forth in the table below.

As of December 31, 2008, all of the Company’s capital ratios fell below the minimum regulatory level for capital adequacy that is applicable to the Company as a bank holding company. Failure to meet capital standards initiates certain mandatory requirements by regulators and, possibly, additional discretionary actions by those regulators that, if undertaken, could have a material adverse effect on the Company’s financial condition and financial statements. For further information regarding the Company’s capital ratios after December 31, 2008, refer to Note 32. To date, the Company has been unable to improve its liquidity and capital position. Although R&G Financial is attempting to formulate a plan to address its capital and liquidity needs, the Company cannot provide assurance that it will ultimately be successful in executing these initiatives.

At December 31, 2008, Premier Bank was in compliance with all the capital adequacy requirements that were applicable to it as a state non-member bank (i.e., Total Capital and Tier 1 Capital Ratios of at least 8% and 4%, respectively, and Leverage Ratio of at least 4%). To be considered a “well capitalized” institution under the regulations adopted by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), an institution must maintain a Leverage Ratio of at least 5%, a Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and not be subject to any written agreement, order or directive to meet and maintain a specific capital ratio. To be considered an “adequately capitalized” institution under these regulations, an institution must maintain a Leverage Ratio of at least 4%, a Tier 1 Capital Ratio of at least 4% and a Total Capital Ratio of at least 8%. As a result of Premier Bank’s Total Capital Ratio falling below 10% as of December 31, 2008, Premier Bank was considered “adequately capitalized for purposes of the FDIC’s prompt corrective action regulations.

An “adequately capitalized” institution is subject to restrictions on accepting brokered deposits, including any and all deposits sold at rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions in its market area. An “adequately capitalized” bank must obtain a waiver from the FDIC in order to accept, renew or roll over brokered deposits. In addition, certain interest rate limits apply to such brokered deposits. Concurrent with the issuance of the Amended FDIC Order, Premier Bank received a three month limited waiver from the blanket restrictions on brokered deposits contained in the FDIC’s regulations, and subsequently received a renewal of that waiver to allow it to continue to accept, renew and/or rollover brokered deposits until April 30, 2010, as further described in Note 32. To continue to accept, renew and/or rollover brokered deposits after April 30, 2010, Premier Bank will be required to obtain an additional waiver from the FDIC, as to which we give no assurance. The FDIC may deny permission for any further waivers requested, deny requests for renewal of previously granted waivers or revoke previously granted waivers, or may permit Premier Bank to accept fewer brokered deposits than the level considered desirable. The FDIC has indicated that it expects Premier Bank to decrease the level of its brokered deposits. Other possible consequences of classification as an “adequately capitalized” institution include the potential for increases in Premier Bank’s borrowing costs and terms from the FHLB and other financial institutions, as well as in its premiums to the Deposit Insurance Fund administered by the FDIC to insure bank deposits. Such changes could have a material adverse effect on Premier Bank’s operations. The Company can give no assurance that Premier Bank will be able to obtain further advances from the FHLB or at what level.

The following table reflects the Company’s and Premier Bank’s actual capital amounts and ratios, and applicable regulatory capital requirements at December 31, 2008 and 2007:

	Actual		Requirement for capital adequacy purposes		To be “well capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2008
Total Capital Ratio (to risk-weighted assets):
Consolidated	$262,477	5.11%	$410.922	8%	N/A	N/A
Premier Bank only	$476,108	9.78%	$389,303	8%	$486,629	10%
Tier 1 Capital Ratio (to risk-weighted assets):
Consolidated	$131,308	2.56%	$205,461	4%	N/A	N/A
Premier Bank only	$413,957	8.51%	$194,652	4%	$291,977	6%
Leverage Ratio (to average assets):
Consolidated	$131,308	1.74%	$301,277	4%	N/A	N/A
Premier Bank only	$413,957	5.85%	$283,126	4%	$353,907	5%
As of December 31, 2007
Total Capital Ratio (to risk-weighted assets):
Consolidated	$599,049	10.07%	$476,101	8%	N/A	N/A
Premier Bank only	$556,553	11.42%	$389,959	8%	$487,448	10%
Tier 1 Capital Ratio (to risk-weighted assets):
Consolidated	$330,126	5.55%	$238,051	4%	N/A	N/A
Premier Bank only	$495,155	10.16%	$194,979	4%	$292,469	6%
Leverage Ratio (to average assets):
Consolidated	$330,126	3.84%	$344,119	4%	N/A	N/A
Premier Bank only	$495,155	6.40%	$309,547	4%	$386,933	5%

The Company has included as Tier 1 Capital approximately $33.2 million and $98.4 million as of December 31, 2008 and 2007, respectively, related to trust preferred securities. Tier 2 Capital in the Total Capital Ratios at December 31, 2008 and 2007 includes $66.2 million and $194.8 million, respectively, related to the same securities. The related junior subordinated notes are included within other borrowings in the accompanying consolidated statements of financial condition.

On March 1, 2005, the Federal Reserve Board adopted a final rule that allows the continued limited inclusion of preferred securities as Tier 1 regulatory capital of bank holding companies. Currently, trust preferred securities and qualifying perpetual preferred stock are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements. Under the final rule, trust preferred securities and other restricted core capital elements will be subject to stricter quantitative limits following a five-year transition period. Under the final rule, as supplemented by a subsequent March 23, 2009 final rule delaying the originally prescribed implementation date, as of March 31, 2011, the aggregate amount of trust preferred securities and cumulative perpetual preferred stock, as well as certain additional elements of Tier 1 Capital which are identified in the rule, may not exceed 25% of a bank holding company’s Tier 1 Capital, net of goodwill less any associated deferred tax liability. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 Capital. The rule will effectively limit the amount of trust preferred securities that may be included in Tier 1 Capital.

The rule described in the preceding paragraph also changes the regulatory capital treatment of recourse obligations, residual interests and direct credit substitutes. The rule imposed a dollar-for-dollar capital requirement on residual interests retained in sale or securitization transactions and a 25% limit on the amount of Tier 1 Capital that may consist of credit-enhancing IO strips, a subset of residual interests.

The regulatory capital amounts and ratios of Premier Bank disclosed above consider as an asset of Premier Bank an account receivable from R&G Mortgage of $50.5 million (the “Bank Receivable”) at December 31, 2008 and 2007 (but not at June 30, 2009). The Bank Receivable arose as a result of an agreement to transfer servicing rights contemplated under the MPSCA between Guaynabo Federal Savings Bank (predecessor to Premier Bank) and R&G Mortgage. The FDIC and the FRB notified Premier Bank that the Bank Receivable constitutes a violation of Sections 23A and 23B of the Federal Reserve Act and Regulation W. On May 14, 2009, the FDIC notified Premier Bank that, based on R&G Mortgage’s inability to make immediate cash repayment of the Bank Receivable, Premier Bank should immediately charge-off the Bank Receivable, which was done upon receipt of the May 14 letter.

The charge off of the Bank Receivable had no impact on the consolidated results of operations or regulatory capital of the Company. The Company has requested regulatory approval to execute certain transactions to reduce the amount of the Bank Receivable and partially reverse the charge-off. If approved by the FDIC, the execution of the transactions will positively impact Premier Bank’s capital ratios. The Company can give no assurance that Premier Bank will be able to effect these transactions. See above and Note 32 for further information regarding the impact of the Amended FDIC Order on Premier Bank’s current status under the prompt corrective action regulations.

Federal and state banking regulations place certain restrictions on dividends paid by Premier Bank to the Company, and loans or advances made by Premier Bank to the Company or certain other affiliates. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of Premier Bank and loans or dividends paid by Premier Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. In connection with the issuance of the 2006 FDIC Order discussed below and the Amended FDIC Order discussed in Note 32, Premier Bank may not pay dividends to the Company without the prior written permission of its regulators. The Company does not anticipate that it will receive dividends from Premier Bank for the foreseeable future.

Please refer to Note 32 for additional information about the Company’s and Premier Bank’s regulatory capital ratios following December 31, 2008 and a notice received by Premier Bank from the FDIC.

Cease and Desist Orders

On March 14, 2006, the Board of Directors of the Company consented to the issuance of a Cease and Desist Order (the “FRB Order”) by the FRB. The FRB Order became effective on March 16, 2006. On the same date, the Board of Directors of Premier Bank entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist with the FDIC (the “2006 FDIC Order”). The 2006 FDIC Order was issued and became effective on March 16, 2006. The Commissioner and Premier Bank also agreed that the issuance of the 2006 FDIC Order would be binding upon the Commissioner and Premier Bank with the same legal effect as if the Commissioner had issued a separate order (the “2006 Commissioner Order” and, collectively with the FRB Order and the 2006 FDIC Order, the “Orders”).

The Orders required the Company and Premier Bank to, among other things, file with the FRB and the FDIC within prescribed time periods updated plans with respect to capital and liquidity and to engage an independent consultant to report to the FRB and the FDIC on specified matters related to mortgage loans in the Company’s and Premier Bank’s portfolios, and to act on recommendations resulting therefrom. The Company and Premier Bank filed within the prescribed time periods the updated plans required under the Orders.

The Orders require that the Company and its banking subsidiaries receive permission from the applicable regulator prior to making or declaring any dividends or payments on their outstanding securities. In requesting approval for such payments, the Company must provide current and projected information on consolidated earnings, cash flow, capital, concentration of credit, asset quality and allowance for loan and lease loss needs of its banking subsidiaries, as well as information regarding the sources of funds for such payments. The applicable regulator would then determine whether to approve the payment pursuant to its policy, including, in the case of the FRB, but not limited to the proposed payment’s impact on the Company’s continued ability to serve as a source of financial strength to its banking subsidiaries. Requests by the Company and Premier Bank for permission from the FDIC to make such payments must demonstrate that the proposed payment will not have an unacceptable impact on Premier Bank’s capital position, cash flow, concentrations of credit, asset quality and allowances for loan and lease loss needs.

Finally, the Orders required the Company and its affiliates to engage only in transactions with each other which comply with applicable federal affiliate transaction regulations, to report certain transactions on a monthly basis to the applicable regulator and to obtain the prior approval of the applicable federal regulator for certain transactions. Under the Orders, the Company and its affiliates are permitted to continue to conduct business with each other as they have done in the past in accordance with the terms and conditions established therein and subject to certain limitations.

Under the terms of the Orders, the Company, Premier Bank and the respective regulatory agencies recognized that the Company and Premier Bank neither admitted nor denied any unsafe and unsound banking practices. No fines or monetary penalties were assessed against the Company or Premier Bank under the Orders. Refer to Note 32 for a description of the Amended FDIC Order and the agreement between Premier Bank and the Puerto Rico Commissioner with respect to the Amended FDIC Order, which superseded the 2006 FDIC Order and the 2006 Commissioner Order, respectively, effective on October 23, 2009. The FRB Order remains in effect with respect to the Holding Company as described above.

24. STOCK OPTION PLANS

The Company has stock option plans which due to its SEC status cannot be used to issue options.

In 1996, an amount of Company common stock equal to 10% of the aggregate number of Class B Shares sold in the Company’s initial public offering (241,500 shares, equivalent to 1,304,100 shares after giving effect to stock splits) was authorized under the 1996 Stock Option Plan, which may be filled by authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources.

During 2004, the Company adopted the 2004 Stock Option Plan. Under the 2004 Stock Option Plan, a total of 1,000,000 shares of the Company’s common stock were authorized. The Company’s Stock Option Plans provide for the grant of stock options at an exercise price equal to the fair market value of the Class B shares at the date of the grant. Stock options under the 2004 Stock Option Plan were available for grant to key employees of the Company and any subsidiaries, but due to the Company’s SEC status, no stock options can be issued under the 2004 Stock Option Plan. No options were issued prior to the public offering.

The maximum term of the options granted is ten years. Under the provisions of the stock option plans, options can be exercised as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years.

There were no stock options granted in 2008, 2007 or 2006.

At December 31, 2008, stock options outstanding amounted to 79,100 with a weighted average price of $24.94. There was no stock option activity during 2008.

Details of stock options outstanding and exercisable at December 31, 2008 follow:

	Options Outstanding		Options Exercisable
Prices	Number of Shares	Weighted Average Remaining Contractual Life (years)	Number of Shares	Weighted Average Remaining Contractual Life (years)
$10.00	15,000	2.50	15,000	2.50
10.17	3,000	0.42	3,000	0.42
10.75	2,100	0.42	2,100	0.42
30.00	59,000	5.17	42,000	5.17

$24.94	79,100	4.35	62,100	4.13

25. PROFIT SHARING PLAN

The Company has a profit sharing plan (the “Plan”) which covers substantially all regular employees. Annual contributions to the Plan are based on matching percentages up to 5% of employee salaries, based on the employee’s years of service and on operational income, as defined by the Plan, and are deposited in a trust. Contributions to the Plan during the years ended December 31, 2008, 2007 and 2006 amounted to approximately $340,000, $354,000 and $384,000, respectively.

The Company and its subsidiaries have no post-retirement benefit plans for their employees.

26. COMMITMENTS AND CONTINGENCIES

Commitments to Buy and Sell Mortgage-backed Securities and Mortgage Loans

As of December 31, 2008, the Company had commitments to sell to FHLMC mortgage-backed securities and mortgage loans amounting to approximately $36.3 million.

The commitments above are commitments of Premier Bank; however, the Company notes that, effective October 12, 2007, GNMA will not issue to R&G Mortgage any new commitments to guaranty mortgage-backed securities, and R&G Mortgage would not be permitted to use existing commitment authority to issue additional securities, in each case, were R&G Mortgage to issue mortgage-backed securities in the future.

Lease Commitments

The Company is obligated under several non-cancellable leases for office space and equipment rentals, all of which are accounted for as operating leases. The leases expire at various dates with options for renewals. Certain lease agreements contain scheduled rent increases or rent holidays. Rent expense is recognized on a straight-line basis over the term of the lease. The difference between the actual rental payments and the straight-line expense is recorded as a deferred rent obligation within other liabilities in the consolidated statements of financial condition. Rent expense during the years ended December 31, 2008 and 2007 amounted to approximately $12.9 million and $11.4 million, respectively.

As of December 31, 2008, minimum annual rental commitments under non-cancellable operating leases for certain office space and equipment, including leases with an affiliate, were as follows:

Year ending December 31,
2009	$8,436,883
2010	7,679,150
2011	6,692,583
2012	6,220,201
2013	5,041,630
Thereafter	8,507,875

Total minimum lease payments	$42,578,322

Litigation

Class Action Lawsuits. Following the April 25, 2005 announcement of the 02-04 Restatement, the Company and certain of its officers and directors were named as defendants in eight putative securities class actions filed by shareholders in the U.S. District Courts for the Southern District of New York and the District of Puerto Rico, alleging violations of the federal securities laws. These actions were all consolidated in the Southern District of New York before the Honorable John E. Sprizzo and an amended and consolidated complaint was filed on February 27, 2007. A motion to dismiss the amended complaint was filed on May 4, 2007. That motion was denied on September 10, 2007 and the Company filed an answer to the amended complaint on October 12, 2007. These lawsuits, brought on behalf of shareholders who purchased the Company’s securities as early as January 21, 2003 and as late as February 13, 2007, alleged primarily that the defendants engaged in securities fraud by disseminating materially false and misleading statements during the class period and mischaracterizing certain mortgage loan transfers as sales rather than secured borrowings. These lawsuits sought unspecified compensatory damages, costs and expenses. As a result of the agreement to settle the actions, the Company recorded a liability and a corresponding charge to the Company’s full-year financial results for 2005 of $29 million.

Shareholder Derivative Lawsuits. Certain officers, directors and former officers and directors of the Company were also named as defendants in five shareholder derivative actions filed in the U.S. District Court for the Southern District of New York and the District of Puerto Rico beginning June 13, 2005. These derivative actions purported to bring claims on behalf of the Company based principally on allegations that the Company’s officers and directors breached their fiduciary duties by allowing the Company to use inadequate procedures and financial controls in connection with the Company’s financial statements and made misstatements to the public concerning the Company’s financial controls and financial performance. Four of these derivative actions were consolidated in the Southern District of New York before the Honorable John E. Sprizzo. The fifth shareholder derivative action was voluntarily dismissed by the plaintiff by a stipulation endorsed by the court on September 6, 2006, after R&G Financial successfully moved to have the action transferred from the District of Puerto Rico to the Southern District of New York. The relief sought in these derivative actions included unspecified compensatory damages on behalf of the Company, disgorgement of defendants’ profits, benefits and compensation, equitable and/or injunctive relief, costs and other expenses.

In February 2008, the Company entered into agreements in principle to settle all claims in the consolidated securities class action and in the shareholder derivative litigation originally filed in 2005. On May 21, 2008, R&G Financial entered into a stipulation of settlement with the lead plaintiffs in the shareholder class action, and on June 11, 2008 R&G Financial entered into a stipulation of settlement with the plaintiffs in the consolidated derivative action. In October 2008, the Company received final court approval from the U.S. District Court for the Southern District of New York of those settlements.

In connection with the settlements, the Company agreed to certain corporate governance enhancements which, among other things, imposed additional independence requirements. As part of the global settlement, the Company agreed to pay approximately $29.0 million and the Company’s insurers and certain individual defendants agreed to pay an aggregate of approximately $11.0 million. The amount required to be paid by the Company was paid on June 5, 2008.

Other Lawsuits. The Company is involved in a number of lawsuits arising in the ordinary course of business. The Company cannot predict the exact outcome of the matters and is unable to ascertain the ultimate aggregate amount of monetary liability of or financial impact on R&G Financial of these matters. However, an approximate $754,000 reserve has been established to cover estimated losses at this time. Management cannot determine whether any actions, suits, claims and proceedings will, individually or collectively, have a material adverse effect on the business, results of operations, financial condition and liquidity of the Company.

Other Legal Matters. On April 26, 2005, the SEC informed the Company that it was conducting an informal investigation into its accounting and disclosure practices related to the April 25, 2005 announcement that it would restate its financial results, and the underlying issues related to the 02-04 Restatement. Subsequently, the SEC issued a formal order of investigation in connection with the previously announced informal inquiry and the Company received a subpoena from the SEC on October 21, 2005 relating to this investigation.

On February 13, 2008, the Company publicly announced that the SEC had approved a final settlement with the Company, which resolved the SEC’s investigation of the Company. Under the settlement approved by the SEC, the Company agreed, without admitting or denying any wrongdoing, to be enjoined from future violations of certain provisions of the securities laws. The SEC did not impose a financial penalty in connection with this settlement.

27. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, the Company is party to various off-balance sheet financial instruments to satisfy the financing needs of its customers. These instruments, which include commitments to extend credit and commitments under letters of credit outstanding, involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of these instruments are an indicator of the Company’s activities in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and outstanding letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and issuing letters of credit as it does for on-balance sheet instruments.

At December 31, 2008, commitments to extend credit amounted to $431.6 million of which $287.5 million were tied to either LIBOR or Prime rates. Outstanding letters of credit amounted to $11.7 million.

Commitments to extend credit are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time as long as the conditions established in the contract are met. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral obtained varies, but usually includes real estate mortgages and income-producing commercial properties, primarily in Puerto Rico. A geographic concentration exists because most of the Company’s business activity, including its servicing activities, is with customers located in Puerto Rico.

Outstanding letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. The credit risk involved in issuing letters of credit and the extent of collateral obtained, if deemed necessary, are essentially the same as that involved in extending loan facilities to customers. Liability for the Company’s commitments under its letters of credit is insignificant at December 31, 2008. Management does not anticipate any material losses as a result of these transactions.

28. INTEREST RATE RISK MANAGEMENT

The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings and cash flows that are caused by interest rate volatility. The Company’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not on a material basis adversely affected by movements in interest rates.

As part of its interest rate risk management, the Company enters into freestanding derivative instruments such as interest rate swaps, interest rate caps, futures and options. Derivatives are generally either privately negotiated over-the-counter (“OTC”) or standard contracts transacted through regulated exchanges. OTC contracts generally consist of swaps, caps and options. Exchange-traded derivatives include futures and options. Interest rate swap agreements involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. Interest rate caps and floors are option-like contracts that require the writer to pay the purchaser at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional principal amount. The option writer receives a premium for bearing the risk of unfavorable interest rate changes.

By using derivative instruments, the Company exposes itself to credit and market risk. Entering into interest rate agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts, and also the interest rate risk associated with unmatched positions. If the counterparty fails to fulfill its performance obligations under a derivative contract, the Company’s credit risk will equal the fair value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Company, thus creating a counterparty exposure for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, assumes no counterparty exposure. To manage the level of credit risk, the Company deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Master netting agreements incorporate rights of offset that provide for the net settlement of subject contracts with the same counterparty in the event of default.

Market risk is the risk that future changes in market conditions may make an instrument less valuable. Exposure to market risk is managed in accordance with risk limits set by the Board of Directors through policy, by buying or selling instruments or entering into offsetting positions.

The fair value and notional amounts (shown gross) of non-hedging derivatives at December 31 were:

	Underlying Notional Amount		Fair Value		Net Gains
	Assets	Liabilities	Assets	Liabilities	(Losses)
2008
Interest rate swaps	$—	$—	$—	$—	$(197,294)
Forward commitments	24,291,360	—	469,723	—	479,934
Trading derivative IOs	27,238,352	—	2,260,789	—	794,295
Interest rate caps	—	147,209,604	—	753,934	4,056,563
Index options on deposits	20,000,000	—	88,000	—	(3,075,883)
Bifurcated embedded options	—	20,000,000	—	88,000	3,405,066

	$71,529,712	$167,209,604	$2,818,512	$841,934	$5,462,681

2007
Interest rate swaps	$11,164,595	$10,000,000	$47,033	$367,370	$(1,929,038)
Forward commitments	—	4,448,487	—	10,211	(55,120)
Trading derivative IOs	31,044,857	—	1,697,994	—	(268,500)
Interest rate caps	—	166,900,102	—	5,053,980	1,874,308
Index options on deposits	21,000,000	—	3,623,145	—	3,195,313
Bifurcated embedded options	—	20,717,884	—	3,493,066	(3,116,367)

	$63,209,452	$202,066,473	$5,368,172	$8,924,627	$(299,404)

Derivative assets and liabilities are presented within other assets and other liabilities, respectively, in the Company’s consolidated statements of financial condition. Changes in fair value are recognized in trading gains and losses.

For derivative instruments, the contract or notional amounts do not represent exposure to credit loss. Instead, the amount potentially subject to credit loss is substantially less. Options are contracts that grant the purchaser the right to buy or sell the underlying asset by a certain date at a specified price.

On January 10, 2007, a third party entered into a certificate of deposit with Premier Bank for $20.0 million maturing January 5, 2012. The return on the certificate of deposit is tied to an underlying basket of indexes. At maturity, the depositor will receive the appreciation, if any, of the basket of indexes. In order to limit Premier Bank’s exposure to the volatility caused by the return of the certificate of deposit, Premier Bank entered into a call option agreement with a third party financial institution. The call option mirrors the terms of the embedded derivative which was bifurcated from the certificate of deposit. The Company paid a premium of $4,232,000 for the option.

During 2008, the Company cancelled all the outstanding interest rate swaps. As part of the cancellation a penalty of approximately $525,000 was paid.

At December 31, 2008, the Company had seven interest rate cap agreements outstanding with a total notional amount of $147.2 million. The notional amount of these agreements amortizes proportionately to the underlying mortgage loans. These agreements end on the last day that the mortgage loan with the longest maturity in the pool of underlying mortgages is outstanding. The interest rate to be paid on these cap agreements is 100% of the 3-month LIBOR rate when the reset index is greater than the cap strike rate. The table below shows the notional amount, strike rate and effective date of each cap agreement as of December 31, 2008:

Notional Amount	Strike Rate
$ 1,395,865	4.23%
1,990,327	4.36%
19,748,760	4.17%
24,719,109	3.84%
25,142,436	4.32%
46,637,009	4.23%
27,576,098	4.73%

$ 147,209,604

The Company did not purchase or sell any interest rate caps during 2008.

29. FAIR VALUE OF FINANCIAL INSTRUMENTS

Under SFAS No. 157, the Company groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

• Level 1	—	Valuation is based upon unadjusted quoted prices for identical instruments traded in active markets.

• Level 2	—	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market, or are derived principally from or corroborated by observable market data, by correlation or by other means.

• Level 3	—	Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Determination of Fair Value

Under SFAS No. 157, the Company bases fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In accordance with the fair value hierarchy in SFAS No. 157, it is the Company’s intent to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

Fair value measurements for assets and liabilities where limited or no observable market data exists and, therefore, are based primarily upon the Company’s estimates are often calculated based on the economic and competitive environment, the characteristics of the asset or liability and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future values.

Valuation methodologies used for instruments recorded at fair value, including the general classification of such instruments pursuant to the valuation hierarchy are described below.

Financial Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The Company currently measures at fair value on a recurring basis its securities held for trading, securities available for sale, derivatives and servicing assets.

Securities held for trading

Securities held for trading are recorded at fair value on a recurring basis. As of December 31, 2008, the securities held for trading portfolio is composed exclusively of retained beneficial interests. The fair value of retained beneficial interests is determined using pricing models developed by an independent third party valuation firm based on the three month LIBOR forward rate and other observable market data in addition to estimates of prepayment speeds, discount rates, defaults and contractual fee income. For further details on the methodology and assumptions used to determine fair value, refer to Note 18.

Fair value measurements of retained beneficial interests are classified as Level 3.

Securities available for sale

Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using indicative quotes from external financial institutions, brokers or dealers or through independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions, expected defaults and loss severity. Level 2 securities include agency obligations, municipal bonds, CMO’s and agency mortgage-backed securities. Level 3 securities include CMO residuals and retained beneficial interests for which quoted market prices are not available.

For determining the fair value of Level 3 securities available for sale, the Company uses a valuation model that calculates the present value of estimated future cash flows. For residual CMO certificates, the Company uses the collateral’s statistics such as forecasted prepayment speed, weighted-average remaining maturity, weighted-average coupon and age.

The retained beneficial interests fair value is determined using pricing models developed by an independent third party valuation firm based on the three month LIBOR forward rate and other observable market data in addition to estimates of prepayment speeds, discount rates, defaults and contractual fee income. For further details on the methodology and assumptions used to determine fair value, refer to Note 18.

Derivatives

Substantially all of the Company’s derivatives are traded in over-the-counter markets where quoted market prices are not readily available. The derivative portfolio consists of forward sale commitments, index options, interest rate caps and trading derivative IOs.

For forward sale commitments, the outstanding derivatives are composed exclusively of cash transactions and are being valued utilizing quoted pricing on Bloomberg. For options, we utilize the quoted valuation provided by the counterparty. These derivatives are classified as Level 1.

For IOs and interest rate caps, the Company engages a third party specialist to conduct the valuation. The model incorporates the estimates of prepayment speeds, discount rates, defaults and contractual fee income. These derivatives are classified as Level 3.

Servicing assets

The Company routinely originates, securitizes and sells mortgage loans into the secondary market. As a result of this process, the Company typically retains the servicing rights. Servicing assets retained in a sale or securitization arise from contractual agreements between the Company and investors in mortgage securities and mortgage loans. The

Company records mortgage servicing assets at fair value on a recurring basis. Considerable judgment is required to determine the fair value of the Company’s servicing assets. Unlike highly liquid investments, the market value of servicing assets cannot be readily determined because these assets are not actively traded in securities markets. The Company engages a third-party specialist to assist with its valuation of the entire servicing portfolio (governmental, conforming and non-conforming portfolios). The fair value of the servicing assets is determined based on a combination of market information on trading activity (servicing asset trades and broker valuations), benchmarking of servicing assets (valuation surveys) and cash flow modeling. The valuation of the Company’s servicing assets incorporates two sets of assumptions: (1) market-derived assumptions for discount rates, servicing costs, escrow earnings rate, float earnings rate and cost of funds and (2) market-derived assumptions adjusted for the Company’s loan characteristics and portfolio behavior for escrow balances, delinquencies and foreclosures, late fees, prepayments and prepayment penalties. For further details on the assumptions and methodology used to determine the valuation of servicing assets, refer to Note 18.

Fair value measurements of servicing assets use significant unobservable inputs and, accordingly, are classified as Level 3.

The table below presents the balance of assets and liabilities measured at fair value on a recurring basis as of December 31, 2008.

	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Securities held for trading	$7,434	$—	$—	$7,434	(1)
Securities available for sale	1,009,779	—	1,002,862	6,917	(2)
Derivatives	2,819	558	—	2,261	(3)
Servicing assets	7,332	—	—	7,332
Liabilities:
Derivatives	$842	$88	$754	$—

(1)	Represents variable IOs
(2)	Represents variable IOs and CMO Residuals
(3)	Represents trading derivative IOs

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

	Securities held for trading	Securities available for sale	Derivatives	Servicing assets
Beginning balance	$5,942	$7,332	$1,698	$75,327
Total gains or losses (realized and unrealized):
Included in earnings	2,710	—	563	(7,306)
Included in other comprehensive income	—	166	—	—
Purchases, sales, issuances, and settlements (net)	(1,218)	(581)	—	(60,689)

Ending balance	$7,434	$6,917	$2,261	$7,332

Financial Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets. The valuation methodologies used to measure these fair value adjustments are summarized below:

Loans held for sale

Loans held for sale are carried at the lower of net cost or market value on an aggregate portfolio basis. The amount, by which cost exceeds market value, if any, is accounted for as a loss through a valuation allowance. Loans held for sale consist primarily of mortgage loans held for sale. The market value of mortgage loans held for sale is generally based on quoted market prices for mortgage-backed securities adjusted by particular characteristics like guarantee fees, servicing fees, actual delinquency and the credit risk associated to the individual loans. Loans over 120 days delinquent are valued based on a discounted cash flow model that projects expected cash flow from the recovery of the collateral or comparable sales of loans with similar characteristics, if available. Loans held for sale are classified as Level 2, except for loans where management makes certain adjustments to the model based on unobservable inputs that are significant. These loans are classified as Level 3.

Loans held for sale, which are carried at lower of cost or fair value, were written down to fair value of $605.7 million, resulting in a valuation allowance of $24.4 million. A recovery of $1.0 million was included in earnings for the period.

Impaired loans receivable

Loans receivable are those held principally for investment purposes. Loans receivable consist of construction and land development loans, certain residential mortgage loans, commercial real estate, commercial non-real estate, leases and consumer loans. The Company does not expect to sell these loans in the near future. Loans are carried at their unpaid principal balance, less unearned interest, net of deferred loan fees or costs (including premiums and discounts), undisbursed portions of construction loans and an allowance for loan and lease losses. Loans receivable include collateral dependent loans for which the repayment of the loan is expected to be provided solely by the underlying collateral. The Company does not record loans receivable at fair value on a recurring basis. However, from time to time, the Company records nonrecurring fair value adjustments to collateral dependent loans to reflect (1) partial write-downs that are based on the fair value of the collateral following SFAS 114, or (2) the full charge-off of the loan carrying value.

The fair value of the collateral is mainly derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations. The Company classifies loans receivable subject to nonrecurring fair value adjustments as Level 3.

For the fair value of loans and leases receivable, under SFAS 107, loans were classified by type such as, residential mortgage loans, construction and land development, commercial real estate, commercial non-real estate, leases and consumer loans. The fair value of residential mortgage loans was based on quoted market prices for similar assets adjusted by particular characteristics like guarantee fees, servicing fees, actual delinquency and the credit risk associated to the individual loans, the same as for mortgage loans held for sale. For all other loans, the fair value was estimated using discounted cash flow analyses, based on LIBOR or PRIME and with adjustments that the Company believed a market participant would consider in determining fair value for like assets.

Collateral dependent loans, which are measured for impairment using the fair value of the collateral less costs to sell, had a carrying amount of $212.2 million, with a valuation allowance of $102.2 million, resulting in an additional provision for loan losses of $55.6 million for the period.

The following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets or portfolios at December 31, 2008 for assets measured at fair value on a nonrecurring basis in 2008 that were still held on the consolidated statements of financial condition at period end:

	Carrying Value	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Loans held for sale	$605,750	$—	$596,111	$9,639

Impaired loans (1)	$212,163	$—	$—	$212,163

(1)	Represents the carrying value and related write-downs of collateral dependent loans for which adjustments are based on the appraised value of the collateral.

Financial Assets and Liabilities Not Recorded at Fair Value

Valuation methodologies used for instruments not recorded at fair value are described below.

Short-term Financial Instruments

Cash and due from banks, restricted cash, time deposits with other banks, accrued interest receivable, fed funds purchased and accrued interest payable have been valued at the carrying amounts reflected in the consolidated statements of financial condition as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

Other investment securities

Other investments, such as FHLB stock and limited partnership interests have been valued at their carrying amounts reflected in the consolidated financial statements. The market value of FHLB stock is its redemption value determined by the recoverability of its cost. For R&G Capital Trusts the fair value was determined using an estimated present value calculation.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing checking, savings, money market and NOW accounts, is equal to the amount payable on demand. The fair value of fixed maturity accounts is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowings

Advances from FHLB, securities sold under agreements to repurchase and other borrowings are valued utilizing discounted cash flow analysis over the remaining term of the obligation using market rates for similar instruments.

Notes payable

These loans represent lending arrangements with financial institutions that are generally floating-rate instruments, and therefore their fair value has been determined to be par due to the short term re-pricing.

Secured Borrowings

These loans represent lending arrangements with financial institutions. The portfolio includes floating and fixed rate instruments. For the floating rate instruments, the fair value has been determined to be par due to short term re-pricing. For the fixed rate instruments, the fair value has been determined by utilizing discounted cash flow analysis over the remaining term of the obligation using market rates for similar instruments.

Disclosures about Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments as of December 31, 2008 and 2007, as defined by SFAS No. 107, is made by the Company following SFAS No. 157. The carrying amounts in the following disclosure are recorded in the balance sheets under the indicated captions.

The amounts in the disclosure have not been updated since year end and therefore, the valuations may have changed significantly since that point in time. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

	2008		2007
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Financial assets
Cash and due from banks	$5,996	$5,996	$16,207	$16,207
Time deposits with other banks	38,431	38,431	38,647	38,647
Restricted cash	40,449	40,449	41,875	41,875
Securities held for trading	7,434	7,434	5,942	5,942
Securities available for sale	1,009,779	1,009,779	1,684,578	1,684,578
Other investment securities	91,055	91,055	78,971	78,971
Mortgage loans held for sale	605,750	605,750	550,884	550,884
Loans and leases, net	5,318,520	4,911,951	5,172,779	4,945,042
Accrued interest receivable	31,888	31,888	43,526	43,526
Derivative financial instruments	2,819	2,819	5,368	5,368
Financial liabilities
Deposits	$4,394,221	$4,448,972	$4,385,936	$4,367,301
Securities sold under agreements to repurchase	849,990	860,262	1,492,424	1,499,407
Notes payable	53,410	53,410	120,825	120,825
Advances from FHLB	1,152,600	1,156,725	712,500	712,504
Secured borrowings	303,190	292,828	338,872	336,414
Other borrowings	335,052	122,619	335,052	224,361
Accrued interest payable	46,811	46,811	35,031	35,031

	2008		2007
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Derivative financial instruments	842	842	8,925	8,925

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, the fair values presented do not attempt to estimate the value of the Company’s fee generating businesses and anticipated future business activities; that is, they do not represent the Company’s value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized because, in many cases, the Company generally intends to hold these financial instruments to maturity and realize the recorded values.

Reasonable comparability of fair values among financial institutions is not likely due to the wide range of permitted valuation techniques and numerous estimates that must be made in the absence of secondary market prices. This lack of objective pricing standards introduces a greater degree of subjectivity to these derived or estimated fair values. Therefore, while disclosure of estimated fair values of financial instruments is required, readers are cautioned in using this data for purposes of evaluating the financial condition of the Company.

30. R&G FINANCIAL CORPORATION (HOLDING COMPANY ONLY) FINANCIAL INFORMATION

The following condensed financial information presents the financial position of R&G Financial Corporation (the “Holding Company”) only as of December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years ended on December:

Statements of Financial Condition

	2008	2007
Assets
Cash and cash equivalents	$5,448,315	$5,712,457
Time deposits with other banks	10,000,000	50,000,000
Investment in and advances to subsidiaries, at equity(1):
Bank subsidiaries	369,149,099	507,786,062
Other subsidiaries(2)	41,370,468	77,250,119
Other assets	11,270,563	14,205,957

Total assets	$437,238,445	$654,954,595

Liabilities
Other liabilities	$24,186,459	$9,711,196
Long-term debt	335,051,546	335,051,546
Provision for class action settlement	—	31,900,000

	2008	2007
Total liabilities	359,238,005	376,662,742

Stockholders’ equity	78,000,440	278,291,853

Total liabilities and stockholders’ equity	$437,238,445	$654,954,595

(1)	Includes $75.0 million and $25.0 million of preferred stock of bank and other subsidiaries, respectively.
(2)

Includes $3.7 million for 2008 and $6.5 million for 2007 related to R&G Capital Trusts III, V and VI, unconsolidated subsidiaries under FIN 46R. Refer to Note 6 for more detail relating to the OTTI recorded during 2008 and 2007.

Statements of (Loss) Income

	Year Ended December 31,
	2008	2007	2006
Income
Interest income	$662,461	$946,711	$2,466,558
Dividend income on preferred stock from subsidiaries	1,737,500	5,212,500	6,805,208
Change in fair value of warrant liability	—	29,989,849	36,011,793
Other	8,899,982	8,054,966	2,770,694

	11,299,943	44,204,026	48,054,253

Expenses
Interest expense	22,395,933	12,285,051	22,421,045
Operating expenses	14,140,496	27,039,632	7,684,800

	36,536,429	39,324,683	30,105,845

(Loss) income before equity in earnings of unconsolidated subsidiaries	(25,236,486)	4,879,343	17,948,408
Income tax expense	—	226,542	—
Equity in earnings of unconsolidated subsidiaries: (1)
Bank	(115,945,467)	3,355,349	24,474,121
Non-bank	(50,377,849)	(140,103,327)	(33,424,104)

Net (loss) income	$(191,559,802)	$(132,095,177)	$8,998,425

(1)	Includes dividend income on common stock from subsidiaries of $2.8 million, $34.1 million and $19.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The Holding Company had no operations during the years ended December 31, 2008, 2007 and 2006.

The principal source of income for the Holding Company consists of dividends from Premier Bank and R&G Mortgage. Dividends paid by the banking subsidiary during the years ended December 31, 2008, 2007 and 2006 amounted to $4.5 million, $16.3 million and $17.6 million, respectively.

The payment of dividends by Premier Bank to the Holding Company may be affected by certain regulatory requirements and policies, such as the maintenance of certain minimum capital levels. See Note 23 for further information regarding specific regulatory restrictions on dividend payments to the Holding Company from Premier Bank.

Statements of Cash Flows

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net (loss) income	$(191,559,802)	$(132,095,177)	$8,998,425
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	177,228	217,122	222,446
Loss on sale of investment securities	—	56,838	—
Equity in undistributed earnings of unconsolidated subsidiaries	169,083,817	170,883,686	28,707,625
Change in fair value of warrants	—	(29,989,806)	(36,011,793)
Change in fair value of redeemable preferred stock	—	(10,441,778)	—
Decrease (increase) in other assets	2,769,458	(434,989)	321,429
Provision for class action settlement	(31,900,000)	—	—
Increase (decrease) in other liabilities and accrued expenses	14,467,553	(3,950,180)	(2,234,249)

Total adjustments	154,598,056	126,340,893	(8,994,542)

Net cash (used in) provided by operating activities	(36,961,746)	(5,754,284)	3,883

Cash flows from investing activities:
Purchase of investment securities	—	(279,412)	(781,599)
Proceeds from sales of investment securities	—	7,283,453	—
Principal repayments and redemptions of investment securities	—	1,275,000	4,900,000
Investment in and advances to subsidiaries	679,905	171,338,277	(55,583,018)
Purchase of premises and equipment	(11,300)	(66,674)	—

Net cash (used in) provided by investing activities	668,605	179,550,644	(51,464,617)

Cash flows from financing activities:
Issuance of common stock	—	—	27,316
Net (decrease) increase in securities sold under agreements to repurchase	—	(7,645,515)	7,645,515
Proceeds from the issuance of redeemable preferred stock	—	—	110,250,000
Redemption of redeemable preferred stock	—	(121,275,000)	—
Cash dividends	(3,971,001)	(24,811,866)	(33,454,034)

Net cash (used in) provided by financing activities	(3,971,001)	(153,732,381)	84,468,797

	Year Ended December 31,
	2008	2007	2006
Net (decrease) increase in cash and cash equivalents	(40,264,142)	20,063,979	33,008,063
Cash and cash equivalents at beginning of year	55,712,457	35,648,478	2,640,415

Cash and cash equivalents at end of year	$15,448,315	$55,712,457	$35,648,478

Non-cash transactions:
Accretion of redeemable preferred stock Series E	$—	$22,901,515	$10,643,864

31. INDUSTRY SEGMENTS

At December 31, 2008, the Company operated in three major reportable segments identified by line of business: banking, mortgage banking and insurance agency activities. At December 31, 2006 the Company had operations presented as discontinued operations as further discussed in Note 5. Management has determined its reportable segments based on legal entity, which is the way the operating decisions are made and performance is measured. These entities have then been aggregated by products, services and markets with similar characteristics. The Company monitors the performance of its reportable segments based on pre-established goals for different financial parameters such as net interest income and net income. The accounting policies followed by the segments are the same as those described in the Significant Accounting Policies section in Note 3.

The following summarized financial information presents the results of the Company’s segments for each of the three years ended on:

	Year Ended December 31, 2008
	Banking	Mortgage Banking	Insurance	Segment Totals
Net interest income (expense)	$152,481,789	$6,217,029	$185,860	$158,884,678

Net interest income (expense) after provision for loan and lease losses	41,039,534	6,287,393	185,860	47,512,787
Non-interest income	41,458,829	37,177,668	13,631,711	92,268,208

Total revenue	82,498,363	43,465,061	13,817,571	139,780,995
Non-interest expenses	(151,145,737)	(56,512,028)	(2,492,320)	(210,150,085)

(Loss) income from continuing operations before income taxes	$(68,647,374)	$(13,046,967)	$11,325,251	$(70,369,090)

	Year Ended December 31, 2007
	Banking	Mortgage Banking	Insurance	Segment Totals
Net interest income (expense)	$146,104,188	$2,178,237	$211,275	$148,493,700

Net interest income (expense) after provision for loan and lease losses	$77,703,890	$1,587,731	$211,275	$79,502,896
Non-interest income	21,704,568	7,521,121	14,365,140	43,590,829

Total revenue	99,408,458	9,108,852	14,576,415	123,093,725
Non-interest expenses	(147,449,381)	(73,729,695)	(2,936,588)	(224,115,664)

(Loss) income from continuing operations before income taxes	$(48,040,923)	$(64,620,843)	$11,639,827	$(101,021,939)

	Year Ended December 31, 2006
	Banking	Mortgage Banking	Insurance	Segment Totals
Net interest income (expense)	$153,344,021	$4,941,032	$(275,769)	$158,009,284

Net interest income (expense) after provision for loan and lease losses	$133,736,788	$4,827,484	$(275,769)	$138,288,503
Non-interest income	31,590,346	49,088,635	15,222,160	95,901,141

Total revenue	165,327,134	53,916,119	14,946,391	234,189,644
Non-interest expenses	(138,885,370)	(76,490,027)	(3,168,573)	(218,543,970)

(Loss) income from continuing operations before income taxes	$26,441,764	$(22,573,908)	$11,777,818	$15,645,674

The following is a reconciliation of reportable segment revenues and income before income taxes to the Company’s consolidated amounts:

	Year Ended December 31, 2008
	Segment Totals	Elimination of intersegment revenues (cost)	Corporate revenues (cost) and other	Total consolidated
Net interest income (expense)	$158,884,678	$(1,478,295)	$(22,171,486)	$135,234,897

Net interest income (expense) after provision for loan and lease losses	$47,512,787	$(1,478,295)	$(22,171,486)	$23,863,006
Non-interest income	92,268,208	(21,401,352)	594,769	71,461,625

Total revenue	139,780,995	(22,879,647)	(21,576,717)	95,324,631
Non-interest expenses	(210,150,085)	21,605,049	(17,201,748)	(205,746,784)

(Loss) income from continuing operations before income taxes	$(70,369,090)	$(1,274,598)	$(38,778,465)	$(110,422,153)

	Year Ended December 31, 2007
	Segment Totals	Elimination of intersegment revenues (cost)	Corporate revenues (cost) and other	Total consolidated
Net interest income (expense)	$148,493,700	$(3,339,324)	$(21,667,360)	$123,487,016

Net interest income (expense) after provision for loan and lease losses	$79,502,896	$(3,339,324)	$(21,667,360)	$54,496,212
Non-interest income	43,590,829	(18,464,611)	29,868,435	54,994,653

Total revenue	123,093,725	(21,803,935)	8,201,075	109,490,865
Non-interest expenses	(224,115,664)	20,956,963	(29,975,233)	(233,133,934)

(Loss) income from continuing operations before income taxes	$(101,021,939)	$(846,972)	$(21,774,158)	$(123,643,069)

	Year Ended December 31, 2006
	Segment Totals	Elimination of intersegment revenues (cost)	Corporate revenues (cost) and other	Total consolidated
Net interest income (expense)	$158,009,284	$(3,054,552)	$(21,135,021)	$133,819,711

Net interest income (expense) after provision for loan and lease losses	$138,288,503	$(3,054,552)	$(21,135,021)	$114,098,930
Non-interest income	95,901,141	(30,453,240)	36,063,485	101,511,386

Total revenue	234,189,644	(33,507,792)	14,928,464	215,610,316
Non-interest expenses	(218,543,970)	30,683,481	(7,737,177)	(195,597,666)

(Loss) income from continuing operations before income taxes	$15,645,674	$(2,824,311)	$7,191,287	$20,012,650

Total assets of the Company among its industry segments and a reconciliation of reportable segment assets to the Company’s consolidated total assets as of December 31, 2008 and 2007 follows:

	2008	2007
Assets:
Banking	$7,020,231,410	$7,445,443,928
Mortgage banking	423,818,213	614,370,136
Insurance	22,573,179	11,929,144

Segment Total	7,466,622,802	8,071,743,208
Corporate and other (1)	20,970,318	32,345,607
Elimination of Inter-segment Assets	(153,412,697)	(164,585,335)

Total consolidated assets	$7,334,180,423	$7,939,503,480

(1)	Includes RAC

The following summarized information presents the results of the Company’s operations for its Puerto Rico and U.S. mainland operations for the periods presented. This information is primarily based upon the geographical location of the subsidiary.

	Year Ended December 31,
	2008		2007		2006
	Puerto Rico	United States	Puerto Rico	United States	Puerto Rico	United States
Revenue (1)	$95,323,895	$736	$109,457,065	$33,800	$215,686,959	$(76,643)
Non-interest expense	(202,685,529)	(3,061,255)	(230,179,206)	(2,954,728)	(195,545,288)	(52,378)

(Loss) income from continuing operations before income taxes	$(107,361,634)	$(3,060,519)	$(120,722,141)	$(2,920,928)	$20,141,671	$(129,021)

(1)	Revenue includes net interest income after provision for loan and lease losses and other non-interest income.

Total assets of the Company among its Puerto Rico and U.S. mainland operations follow:

	2008	2007
Assets:
Puerto Rico	$7,525,935,619	$8,129,234,025
United States	6,323,509	12,793,846
Intercompany eliminations	(198,078,705)	(202,524,391)

Total consolidated assets	$7,334,180,423	$7,939,503,480

32. SUBSEQUENT EVENTS

Notice from the FDIC

On April 28, 2009, Premier Bank received a letter from the FDIC indicating concerns with Premier Bank’s asset quality, earnings position, liquidity position, capital position and risk management practices relating to liquidity. The letter further indicated that in view of the heightened risk profile in Premier Bank’s lending and other asset portfolios, poor earnings and marginal position, Premier Bank’s capital was inadequate. The notice required that Premier Bank obtain the non-objection of the FDIC before engaging in any transaction that would materially change the balance sheet composition of Premier Bank, including growth in total assets of 5% or more or significant changes in funding sources, such as increasing brokered deposits or other volatile funding, as interim measures until a formal corrective action program is finalized. As the FDIC has subsequently issued the Amended FDIC Order, these requirements have been superseded by those of the Amended FDIC Order. Additionally, the notice required, and continues to require, prior written approval of the FDIC in order for either the Holding Company or Premier Bank to issue any debt guaranteed by the FDIC under the Temporary Liquidity Guarantee Program.

Amended Cease and Desist Orders

On October 23, 2009, the FDIC issued the Amended FDIC Order, to which the Board of Directors of Premier Bank had previously consented. The Commissioner and Premier Bank agreed that the issuance of the Amended FDIC Order would be binding upon the Commissioner and Premier Bank with the same legal effect as if the Commissioner had issued a separate order. The Amended FDIC Order and the Amended Commissioner Order

superseded the 2006 FDIC Order and the 2006 Commissioner Order, respectively, effective on October 23, 2009. The FRB Order remains in effect with respect to the Holding Company as described above in Note 23.

The Amended Orders require Premier Bank to, among other things, file with the FDIC and the Commissioner within a prescribed time period a strategic plan covering an operating period of at least three years, takes into account the written plans, policies and other actions required by the Amended FDIC Order and includes, inter alia, an assessment of Premier Bank’s current financial condition and market area, short-term goals and operating plans to comply with the terms of the Amended FDIC Order and correct all regulatory criticism, intermediate and long-range goals and project plans and plans for reduction on reliance on brokered deposits. The Premier Bank Board of Directors (the “Premier Board”) is further required to commission a third party analysis and assessment of and recommendations for various matters with respect to management and staffing of Premier Bank and to file a management plan in response to such recommendations with the FDIC and the Commissioner by a specified deadline. The Premier Board must further increase its participation in the affairs of Premier Bank in accordance with guidelines set forth in the Amended FDIC Order.

Premier Bank is required to also file with the FDIC and the Commissioner within prescribed time periods and in compliance with specific requirements set forth in the Amended FDIC Order: (i) a profit plan, (ii) a liquidity/asset/liability and funds management plan, (iii) a classified assets plan (and to eliminate from its books certain identified assets to the extent it has not already done so), (iv) a written plan to reduce its commercial real estate concentration, (v) a revised independent loan review program, (vi) a capital plan (“the Capital Plan”), (vii) an executive compensation plan, and (viii) a revised program for internal audit and control. Premier Bank is required to maintain a Leverage Ratio of not less than 6% and a Total Capital Ratio of not less than 10% as of the effective date of the Amended Orders; these ratio requirements increase to 6.75% and 11%, respectively, as of March 31, 2010, and to 8% and 12%, respectively, as of June 30, 2010. The Amended Orders require Premier Bank to eliminate or correct certain violations of law and regulation. Premier Bank is required to review and adjust, as required and within a prescribed timeframe, Premier Bank’s allowance for loan and lease losses in an amount satisfactory to the FDIC and the Commissioner, taking into account the volume of criticized loans, the current level of past due and nonperforming loans, past loan loss experience, evaluation of the potential for loan losses in Premier Bank’s portfolio, and current economic conditions, and conduct quarterly ALLL reviews according to requirements in the Amended FDIC Order.

While the Amended Orders are in effect, Premier Bank cannot declare or pay dividends or any other form of payment representing a reduction in capital without the prior written permission of the FDIC and the Commissioner. In requesting approval for such payments, Premier Bank must provide an analysis of the impact of such dividend or payment on Premier Bank’s capital position, cash flow, concentrations of credit, asset quality and ALLL needs. The applicable regulators would then determine whether to approve the dividend or payment if they determine that such impact will not be unacceptable. Premier Bank must also refrain from making any distributions of interest, principal or other sums on its subordinated debentures without the prior written permission of the FDIC and the Commissioner. Premier Bank has historically paid dividends to the Company in order for the Company to fund its dividend obligations on its common stock and preferred stock as well as its trust preferred securities and to pay its operating and other expenses. As previously disclosed by the Company in its Current Report on Form 8-K filed with the SEC on March 31, 2006, the Board of Directors of the Company suspended the payment of dividends on its common stock on that date. As previously disclosed by the Company in its Current Report on Form 8-K filed with the SEC on April 25, 2008, the Company further suspended dividends on the Company’s preferred stock and deferred interest payments on its subordinated debentures issued to the Company’s trusts which funded outstanding trust preferred securities following the April 2008 dividends and payments. The Company has not requested regulatory approval for nor received payment of dividends by Premier Bank to the Holding Company since such a dividend was conditionally approved in April 2008.

Finally, subject to certain exceptions, the Amended Orders require Premier Bank and its affiliates to only engage in transactions with each other for which Premier Bank has received prior written approval of the FDIC and the Commissioner. Under the Amended Orders, Premier Bank and its affiliates are permitted to continue to conduct business with each other under any transactions or agreements which were approved by the FDIC in writing prior to the Amended FDIC Order.

Under the terms of the Amended Orders, Premier Bank and the respective regulatory agencies recognize that Premier Bank neither admitted nor denied any unsafe and unsound banking practices. No fines or monetary penalties were assessed against Premier Bank under the Amended Orders.

As required pursuant to the Amended Orders, Premier Bank’s board of directors submitted the Plans which have not been accepted by the FDIC and are subject to the FDIC’s review and comment and as to which management does not know if they will be accepted. The Capital Plan in particular currently assumes a reduction of Premier Bank’s total assets by $778 million during the first two quarters of 2010 and by $1,146 million by December of 2012. Premier Bank hopes to achieve the asset reductions by a combination of sales of assets and the amortization of various loan portfolios, among other efforts. Premier Bank may not be able to achieve these or any other asset reductions. In order for Premier Bank to achieve the capital ratios outlined in the Amended Orders, several internal measures are being considered, such as a reduction in operating expenses of more than $25 million, and external measures outlined in Note 1 of this report. Premier Bank may not be able to achieve these reductions. Management’s ability to implement these initiatives and the terms thereof are subject to risks and uncertainties and are adversely affected by its nonperforming assets, operating losses, lack of current financial statements, current adverse conditions in the U.S. financial markets, its current credit ratings, restrictions under banking regulations, and non-acceptance of the Capital Plan by the FDIC, among others.

Our financial condition has continued to deteriorate, and management believes that we have come under increasingly close scrutiny by our regulators. The bank regulatory authorities have broad discretion to take actions in response to a banking organization’s failure to meet applicable regulatory requirements, including, ultimately placing a bank into an FDIC-administered receivership or conservatorship. The regulatory provisions under which the regulatory authorities act are intended to protect depositors, the deposit insurance fund and the banking system and are not intended to protect shareholders or other investors in other securities in a bank or its holding company. The Company cannot predict what additional actions the regulatory authorities may take with respect to the Company or Premier Bank, especially considering that the Company’s capital ratios do not meet the regulatory requirements for capital adequacy, Premier Bank is currently deemed to not be “well capitalized” for purposes of the FDIC’s prompt corrective action regulations and currently does not meet the capital requirements specified in the Amended FDIC Order, the Company and Premier Bank may fail or continue to fail to meet the terms of the Orders or the Amended Orders, as applicable, and the Company and Premier Bank may not be able to improve their financial condition by raising additional capital or entering into a strategic transaction.

FDIC Brokered Deposits Waiver

On October 23, 2009, concurrent with the issuance of the Amended FDIC Order, the FDIC granted Premier Bank a three month limited waiver from the restrictions on the acceptance, renewal or rolling of brokered deposits to which it is subject as a result of being deemed an “adequately capitalized” bank for purposes of the FDIC’s prompt corrective action regulations. The waiver allowed Premier Bank to accept, renew, or rollover 75% of its brokered deposits which were then maturing monthly, over the following three month period. Premier Bank has since received a renewal of the waiver to allow it to continue to accept, renew and/or rollover brokered deposits until April 30, 2010. To continue to accept, renew and/or rollover brokered deposits after April 30, 2010, Premier Bank will be required to obtain an additional waiver from the FDIC, as to which we give no assurance. As described above in Note 23, the FDIC may deny permission for any further waivers requested, deny requests for renewal of previously granted waivers or revoke previously granted waivers or may permit Premier Bank to accept fewer brokered deposits than the level considered desirable. Premier Bank has a significant amount of brokered deposits that it uses to fund its operations. Any further regulatory action by the FDIC with respect to Premier Bank’s ability to accept, renew or roll over brokered deposits could have a material adverse effect on Premier Bank. The limitations imposed under the waiver could have a material adverse effect on Premier Bank.

At December 31, 2009, brokered deposits amounted to $2.1 billion (unaudited). Scheduled maturities were as follows (amounts are unaudited):

January 2010	$113,183,666
February 2010	90,087,086
March 2010	93,223,174
April 2010	110,305,567
May 2010	97,683,470
June 2010	89,338,162
July 2010	102,072,864
August 2010	86,720,803
September 2010	97,465,775
October 2010	83,879,134
November 2010	100,332,504
December 2010	86,732,185

Total 2010	$1,151,024,391

December 31,
2010	$1,151,024,391
2011	729,302,357
2012	169,920,821
2013	34,933,160
2014	21,828,372
Thereafter	50,000

$2,107,059,102

Mortgage Banking Operations

Mortgage Banking Regulations

For the year ended December 31, 2008, R&G Mortgage did not maintain the required minimum level of adjusted net worth required by HUD. In May 2009, R&G Financial made a capital contribution to R&G Mortgage in order to enable it to comply with the minimum adjusted net worth required by HUD for the June 2009 reporting period. Management believes R&G Mortgage is currently in compliance with such requirement.

Restructuring of Mortgage Banking Operations

Effective February 16, 2009 the Board of Directors of R&G Mortgage determined to cease R&G Mortgage’s mortgage loan origination activities, which included the sale, marketing, processing, underwriting, closing, shipping and secondary marketing and related supporting activities, such as communications, accounting, audit, compliance, legal and human resources (“the Mortgage Origination Business”) and transitioned such operations to Premier Bank in order to strengthen and expand Premier Bank’s mortgage loan origination operations in Puerto Rico. The transition plan included the employment by Premier Bank of certain officers and employees of R&G Mortgage who have the experience and managerial ability to engage in such functions. No assets or liabilities of R&G Mortgage related to the Mortgage Origination Business were transferred to or assumed by Premier Bank in connection with or as a result of the transition. R&G Mortgage is currently continuing its mortgage servicing activities.

Secured Borrowings

In June 2009, R&G Mortgage and FirstBank entered into a mortgage loan purchase and sale and interim servicing agreement pursuant to which R&G Mortgage agreed to sell and FirstBank agreed to purchase, on a servicing released basis, certain residential mortgage loans that resulted in proceeds of approximately $210.1 million.

Concurrently, R&G Mortgage repaid the credit agreement entered into with FirstBank in February 2007 amounting to approximately $206.5 million as of the date of the transaction.

R&G International Term Loan

Effective January 2009, R&G International was reorganized as an IBE business unit of R&G Financial as previously approved by the Puerto Rico Commissioner. Due to the reorganization of R&G International, the Company began to actively negotiate the terms of the loan with the lender which include the possibility of delivering the collateral as a payment in kind of the remaining balance of the loan which as of December 31, 2009 amounted to $34.0 million. Currently the loan is only paying interest.

PRTD Tax Examinations and Tax Agreements

During December 2009, the Company, Premier Bank and R&G Mortgage entered into a closing agreement with the PRTD pursuant to which Premier Bank will pay $5.6 million in full satisfaction its income tax deficiencies resulting from the restatement period adjustments and the resulting tax examination for the taxable years ended December 2002, 2003 and 2004 corporate income tax returns. In connection with the settlement R&G Mortgage transferred an existing credit resulting from a previous overpayment in the amount of $8.4 million to Premier Bank, which then used the credit to offset its underpayment of $14.0 million, which includes $2.5 million of interest.

Management’s Discussion of Current Events (Unaudited)

Capital Resources

The Company’s liquidity and capital positions have continued to deteriorate since December 31, 2008 as a result of various factors, including the ongoing economic recession in Puerto Rico, disruptions in the capital markets and the current operating environment for financial institutions.

As of September 30, 2009, Premier Bank was considered to be “adequately capitalized” under the prompt corrective action regulations adopted by the FDIC pursuant to FDICIA. See Note 23 for further information regarding the impact of Premier Bank being deemed an “adequately capitalized” institution. See also “FDIC Brokered Deposits Waiver” below for a description of the waiver granted to Premier Bank by the FDIC simultaneously with the issuance of the Amended FDIC Order.

As of September 30, 2009, all of the Company’s consolidated capital ratios continued below the minimum regulatory level for capital adequacy that is applicable to the Company as a bank holding company. Failure to meet capital standards initiates certain mandatory requirements by regulators and, possibly, additional discretionary actions by those regulators that, if undertaken, could have a material adverse effect on the Company, its shareholders and its financial condition. As requested by the FRB, on June 9, 2009 the Company provided a Capital Plan outlining several actions to bring the Company’s capital ratios back to capital adequacy. The Capital Plan is currently being revised.

R&G Financial completed the restatement of its consolidated financial statements for the years ended December 31, 2002, 2003 and 2004 and certain selected financial information for fiscal years 2001 and 2000 in November 2007 and issued audited consolidated financial statements for the years ended December 31, 2005, 2006 and 2007 in June 2009. The FDIC has been performing an asset quality review. As of today, we have not received the results of the FDIC review. These results might impact the results of operations reflected in the regulatory reports for 2009 filed with the FRB and the FDIC, including the call report for Premier Bank and the FRY-9C for the Company that were filed for the year ended December 31, 2009.

The following table presents the Company’s and Premier Bank’s actual capital amounts and ratios at December 31, 2009 (subject to change as described above):

	Actual		Requirement for capital adequacy purposes		To be “well capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2009
Total Capital Ratio (to risk-weighted assets):
Consolidated (2)	$93,668	2.04%	$367,132	8.00%	N/A	N/A
Premier Bank only (1)	$400,953	9.06%	$354,210	8.00%	$442,763	10.00%
Tier 1 Capital Ratio (to risk-weighted assets):
Consolidated (2)	$46,834	1.02%	$183566	4.00%	N/A	N/A
Premier Bank only (1)	$344,565	7.78%	$177,105	4.00%	$265,658	6.00%
Leverage Ratio (to average assets):
Consolidated (2)	$46,834	0.74%	$254,393	4.00%	N/A	N/A
Premier Bank only (1)	$344,565	5.57%	$247,385	4.00%	$309,231	5.00%

(1)	Under the Amended Orders, Premier Bank is required to maintain a Leverage Ratio of not less than 6% and a Total Capital Ratio of not less than 10% as of the effective date of the Amended Orders; these ratio requirements increase to 6.75% and 11%, respectively, as of March 31, 2010, and to 8% and 12%, respectively, as of June 30, 2010. Premier Bank is currently not in compliance with the required ratios stipulated in the Amended Orders and will likely continue to fail to meet the terms of the Amended Orders. See Note 2 and the remainder of this Note for a discussion of the possible consequences of Premier Bank’s failure to maintain capital ratios in compliance with the Amended Orders and the FDIC’s prompt corrective action regulations.
(2)	As of December 31, 2009, all of the Company’s capital ratios remained below the minimum regulatory level for capital adequacy that is applicable to the Company as a bank holding company. See Note 23 for a discussion of the possible consequences of the Company’s failure to maintain its capital ratios above the minimum regulatory level for capital adequacy that is applicable to the Company as a bank holding company.

See Note 1 for a summary of planned activities by management to achieve and/or maintain optimum capital levels at the Holding Company and Premier Bank.

Departure of Directors

Effective December 16, 2009, Victor L. Galan, Jr., son of current Director and former chairman of the Board, Victor J. Galan, resigned from the Board of Directors of the Company and its subsidiaries. Mr. Galan’s position as an officer of Premier Bank was eliminated in November 2009 and shortly following the termination of his employment with Premier Bank in November 2009 he filed an action in the Court of First Instance of Puerto Rico alleging unjust termination and seeking damages and legal fees. The Company believes such lawsuit is without merit and intends to vigorously defend such action.

On December 29, 2009, Eduardo McCormack and Enrique Umpierre-Suarez tendered their resignations from the Board of Directors of the Company and its subsidiaries. Their decision to resign was not due to any disagreement with the Company. In connection with these resignations, the Board of Directors of the Company voted to decrease the size of the Board to nine directors.